                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-78015

                                6,000,000 Shares

                           Engage Technologies, Inc.
                                  Common Stock
[LOGO OF ENGAGE TECHNOLOGIES APPEARS HERE]

                                ---------------

  This is an initial public offering of shares of Engage Technologies, Inc. All of the 6,000,000 shares of common stock are being sold by Engage.

  At the request of Engage, the underwriters have reserved at the initial public offering price up to 600,000 shares of common stock for sale to employees, customers, resellers and other business associates of Engage and up to 600,000 shares of common stock for sale to stockholders of CMGI.

  The common stock has been approved for quotation on the Nasdaq National Market under the symbol "ENGA".

  Upon completion of this offering, CMGI, Inc. will directly own approximately 82% of the outstanding shares of Engage common stock and will continue to control Engage.

  Please see "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                                ---------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                                                          Per Share    Total
                                                          --------- -----------
  Initial public offering price..........................  $15.00   $90,000,000
  Underwriting discount..................................  $ 1.05   $ 6,300,000
  Proceeds, before expenses, to Engage...................  $13.95   $83,700,000

  The underwriters may, subject to the terms of the underwriting agreement, purchase up to an additional 900,000 shares from Engage at the initial public offering price less the underwriting discount.

                                ---------------

  The underwriters expect to deliver the shares against payment in New York, New York on July 23, 1999.

Goldman, Sachs & Co.

                               Hambrecht & Quist

                                                        Bear, Stearns & Co. Inc.

                                ---------------

                        Prospectus dated July 19, 1999.

                The inside front cover contains the following:

   [Graphical description of the product families offered by Engage. The page contains an image of three smaller circles surrounding and overlapping a larger circle. One small circle is labelled, "Targeted Delivery of Content and Commerce Offerings". One small circle is labelled, "Targeted Delivery of Advertising". One small circle is labelled, "Web Site Traffic Measurement, Auditing and Analysis". The larger circle is labelled, "Engage Profiling Products and Services".]

   [Graphical depiction of how a profile is created and used. The page contains an image of a person sitting before a computer screen; next to the person is a box containing sample scores within a user profile. The same image is repeated three times, with the scores in the profile box changed beneath each of the images. The same image is again repeated at the bottom of the page, adjacent to which are groups of three banner advertisements, three e-commerce promotions and three types of editorial content. Arrows point from these groups to a graphic of a computer screen that has one box labelled "Ad Banner", another "Dynamic Content" and another "Promo".]

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and Engage's financial statements and the notes to those statements appearing elsewhere in this prospectus.

   This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Engage and our industry. These forward-looking statements involve risks and uncertainties. Engage's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                           Engage Technologies, Inc.

                                  Our Business

   Engage provides products and services that enable customers to create and use profiles of individual Web visitors to target advertisements, content and e-commerce offerings. An Engage profile is an anonymous collection of information about an individual Web user's consumer interests, demographic characteristics and geographic location. These profiles are developed through a combination of a user's browsing behavior on participating sites on the Internet and information the user has voluntarily declared at those sites, such as information provided on an online registration form. Each anonymous profile omits information that would permit the personal identification of the user, such as name, address and e-mail address.

   Based on its proprietary technology, Engage has built a database currently containing more than 30 million anonymous consumer profiles, which it has created using data drawn from multiple, diverse Web sites. When a user visits a Web site of any customer subscribing to the Engage Knowledge data service, Engage matches that visitor with his or her profile in the profile database. The Web site can then use that profile to target offerings to the visitor based on his or her particular preferences, demographic characteristics and geographic location.

   Each Engage profile contains numerical scores that rank a Web user's preference level in hundreds of standard categories and subcategories, such as books, business, computers, fashion, sports and travel. Categories can be further customized to meet the needs of a specific customer or market. These profiles are continuously updated and refined based on a visitor's browsing behavior across multiple Web sites, including pages selected by the user, the duration of the user's visits and the responses of the user to specific advertisements and promotions.

   Engage's products and services include:

  . Engage Knowledge, a service that is currently being tested with customers and will allow real-time access to Engage's centralized database of anonymous profiles of Web users;

  . Engage ProfileServer, a software product used by customers to create and deliver site-specific profiles of Web users;

  . Accipiter AdManager, an online advertising management system that automates the scheduling, targeting and delivery of ads on Web sites and the reporting of advertising campaign results;

  . Accipiter AdBureau, an outsourced online advertising management service using AdManager technology;

  . I/PRO services, which provide outsourced Web site traffic analysis and audits; and

  . Engage DecisionSupportServer, a software product that allows customers to perform sophisticated analyses of the behavior and interests of their Web site visitors.

        Our Operating History and Future Dependence on Engage Knowledge

   Although Engage expects that a significant portion of its future growth will be attributable to sales of subscriptions to its Engage Knowledge data service and other products and services that will be based upon Engage's profiling technology, Engage has to date recognized no revenue from the Engage Knowledge service. Engage expects to begin to recognize revenue from sales of subscriptions to the Engage Knowledge service in late July 1999. Engage has generated most of its revenue to date through sales of its advertising management software and outsourced services, as well as its services for measuring and analyzing Web site traffic. Engage has incurred aggregate net losses of approximately $47.6 million since inception in 1995, including net losses of approximately $13.8 million in fiscal 1998, and expects to continue to incur significant losses for the foreseeable future. Engage's ability to reduce these losses will depend in large part on our ability to generate significant additional revenues. Engage operates in a highly competitive market and it may not achieve profitability. Sales of products and services to affiliates of CMGI have accounted for approximately 14% of Engage's total revenue through April 30, 1999. In the first nine months of fiscal 1999, approximately 87% of the Company's total revenue was attributable to sales of products rather than services.

                             Our Market Opportunity

   The Internet is capable of transforming the way businesses market and sell products. The interactive nature of the Web offers the potential for businesses to market to individuals on a one-to-one basis in real-time. Businesses are seeking to improve the effectiveness of their marketing campaigns by directing their advertisements and promotions toward the Web users they most want to reach. By targeting advertisements and promotions to the most relevant users, Internet marketers seek to improve their response rates and brand awareness and reduce costs by eliminating spending that is not directed to their desired audience.

   While the growth and interactive nature of the Internet are generating a large volume of consumer data useful for targeted marketing, Web users are increasingly concerned about the potential for loss or abuse of their privacy. To balance the desires of Internet marketers and consumers, there is a need for a solution that enables marketers to tailor their offerings effectively to individual users, while also preserving the privacy and anonymity available to individuals on the Internet.

                                  Our Strategy

   Engage's strategy includes a number of elements designed to enhance its position as a provider of profile-driven Internet marketing products and services:

   Establish Engage as a recognized brand for Internet profiling. We believe we have the opportunity to establish Engage as the recognized brand for audience targeting on the Internet by developing a family of "Engage-enabled" products and services that use our proprietary profiling technology.

   Offer multiple products based on open standards. To promote broad acceptance of Engage profiles, we plan to continue to design our products based on open standards that enable our products to work both with our own applications and third-party applications.

   Continue to enhance profiles. We intend to continue to improve the quality and usefulness of Engage Knowledge profiles by increasing our installed base of subscribers to the Engage Knowledge data service, improving our profiling algorithms and technology and refining our profile categories to provide broader, more detailed and market-specific information.

   Focus on specific markets. We plan to tailor our profiling products for specific markets, including Web publishers and advertising networks as well as the automotive and retail markets.

   Offer family of Engage products and services. We intend to offer a range of different products and services to our existing installed base of customers.

   Maintain position as advocate for Internet privacy. We plan to maintain our commitment regarding issues of consumer privacy on the Internet.

              Risks that could affect our opportunity and strategy

   Our market opportunity could be diminished by customer concerns about Web sites that collect data about their visitors and slower than expected growth in Internet advertising. Our ability to achieve our business strategy could be hindered by slower than anticipated customer acceptance of the Engage Knowledge service or the inability of Engage profiles to improve the effectiveness of the marketing campaigns of advertisers and merchants.

                                Control by CMGI

   CMGI will own approximately 82% of the outstanding common stock after this offering. CMGI's ownership may have the effect of delaying or preventing a change of control of Engage. In addition, CMGI will have the power to elect Engage's entire board of directors and approve or disapprove mergers or other significant corporate transactions submitted to Engage stockholders for approval.
                                  The Offering

 Shares offered by Engage...................... 6,000,000 shares
 Shares to be outstanding after this offering.. 46,911,798 shares(1)
 Nasdaq National Market symbol................. ENGA
 Use of proceeds............................... For general corporate purposes, including working capital

--------
(1) Based on 1,225,324 shares of common stock outstanding as of April 30, 1999, plus 38,748,474 shares of common stock issuable upon conversion of outstanding convertible notes and convertible preferred stock as of that date and 938,000 shares of common stock to be issued prior to the closing of this offering. Excludes 6,467,794 shares issuable upon the exercise of outstanding stock options as of April 30, 1999.

   Engage, the Engage logo, Accipiter, AdBureau, AdManager, ProfileServer, DSServer, Engage Knowledge, GeoKnowledge Engage Technologies, I/AUDIT and I/PRO are trademarks of Engage. All other trademarks and service marks are the property of their respective owners.

   Unless otherwise specifically stated, information throughout this prospectus assumes:

  . the underwriters' over-allotment option is not exercised;

  . the conversion of $37,446,850 of indebtedness to CMGI into shares of convertible preferred stock prior to the closing of this offering;

  . the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering;

  . the effectiveness of a two-for-one stock split immediately prior to the date of this prospectus; and

  . all stock splits of CMGI common stock with a record date prior to the date of this prospectus.


                                ----------------

   Engage was incorporated in Delaware on July 18, 1995. Our principal executive offices are located at 100 Brickstone Square, Andover, MA 01810. Our telephone number at that location is 978-684-3884. Our Internet address is www.engage.com. The information contained on our Web site is not incorporated by reference in this prospectus.

                             Summary Financial Data

   The following table summarizes our statement of operations data. This financial information reflects the results of operations of Accipiter since April 8, 1998 and the results of operations of I/PRO since April 7, 1999.

                                                                  Nine Months Ended
                           July 18, 1995   Year Ended July 31,        April 30,
                            (inception)    --------------------  --------------------
                          to July 31, 1996   1997       1998        1998       1999
                          ---------------- ---------  ---------  ----------- --------
                                                                 (unaudited)
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................      $   --       $      25  $   2,217   $    613   $  8,997
Cost of revenue.........          --              31      2,238      1,189      5,626
                              -------      ---------  ---------   --------   --------
  Gross (loss) profit...          --              (6)       (21)      (576)     3,371
Operating expenses:
 In-process research and
  development...........          --             --       9,200      9,200      4,500
 Research and
  development...........        1,796          7,261      5,859      4,688      5,816
 Selling and marketing..          155          1,566      4,015      2,524      6,614
 General and
  administrative........          428          1,429      1,993      1,017      2,409
 Amortization of
  goodwill and other
  intangibles...........          --             --       1,391        358      3,543
 Stock compensation.....          --             --         426         65        657
                              -------      ---------  ---------   --------   --------
  Total operating
   expenses.............        2,379         10,256     22,884     17,852     23,539
                              -------      ---------  ---------   --------   --------
Loss from operations....       (2,379)       (10,262)   (22,905)   (18,428)   (20,168)
Gain on sale of product
 rights.................          --             --       9,240      9,240        --
Equity in loss of joint
 venture................          --             --         --         --        (417)
Loss on disposal of
 property and
 equipment..............          --             --         --         --        (174)
Interest expense, net...          --             --        (172)       (60)      (411)
                              -------      ---------  ---------   --------   --------
Net loss ...............      $(2,379)     $ (10,262) $ (13,837)  $ (9,248)  $(21,170)
                              =======      =========  =========   ========   ========
Pro forma basic and
 diluted net loss per
 share..................                              $    (.83)             $   (.62)
                                                      =========              ========
Weighted average shares
 of common stock used in
 computing pro forma
 basic and diluted net
 loss per share.........                                 16,750                34,210
                                                      =========              ========

   The following table is a summary of our balance sheet at April 30, 1999 (1) on an actual basis, (2) on a pro forma basis after giving effect to the conversion of all debt to CMGI into shares of convertible preferred stock and the conversion of all outstanding convertible preferred stock into common stock and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering for net proceeds of approximately $13.1 million and
(3) on a pro forma as adjusted basis after giving effect to the conversion of all outstanding convertible preferred stock into common stock and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering for net proceeds of approximately $13.1 million and to reflect the sale of 6,000,000 shares of common stock at the initial public offering price of $15.00 per share, after deducting the underwriting discount and estimated offering expenses.

                                                         April 30, 1999
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                         (in thousands)
Balance Sheet Data:
Cash and equivalents............................ $    661   $13,743   $ 96,168
Working capital (deficit).......................  (40,204)   10,325     92,750
Total assets....................................   54,970    68,052    150,477
Debt to CMGI....................................   37,447       --         --
Stockholders' equity............................    5,101    55,630    138,055

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

      We have incurred substantial losses and anticipate continued losses

   We have never been profitable. We have incurred net losses totalling $47.6 million from inception to April 30, 1999. We expect to increase our spending significantly and therefore expect to continue to incur significant losses for the foreseeable future.

   We will need to generate significant additional revenue to achieve profitability. We may not achieve profitability. If our revenue grows more slowly than we anticipate or if our operating expenses either increase more than we expect or cannot be reduced in light of lower revenue, our business, financial condition and results of operations will be materially and adversely affected.

 We have recently begun to introduce our Engage Knowledge data service, and it is uncertain whether it will achieve widespread customer acceptance

   We have implemented our Engage Knowledge data service with customers on a test basis and have not yet realized any revenue from sales of this service. While we expect to implement this service on a commercial basis in July 1999, we may encounter delays or difficulties in this commercial introduction. The profiling capabilities used to create and maintain the Engage Knowledge data service serve as the platform for most of our current and planned profile-based products and services. We expect that a significant portion of our future revenue will depend on sales of the Engage Knowledge data service and other products and services incorporating our profile technology. There can be no assurance that our Engage Knowledge data service, or our profiling approach for the creation of anonymous profiles, will achieve widespread customer acceptance, and any failure to do so would have a material adverse effect on our business, financial condition and results of operations.

 Profile-based targeting may not achieve its intended benefits and our revenue therefore may not grow as expected

   Our products and services are designed to enable Web publishers, advertisers and merchants to target their intended audiences more effectively. Because Engage profiling technology is new, we cannot be sure that the use of our anonymous profiles will result in more effective targeting of advertisements or other marketing and promotional activities. Our revenue would be adversely affected if advertisers and merchants do not perceive that the use of profiles will improve the effectiveness of their marketing campaigns or if our customers are otherwise unable to generate a sufficient return on investment from the use of our profiles. If the use of our profile-based products and services does not demonstrably improve the responsiveness of Web visitors, Engage's business, financial condition and results of operations will be materially adversely affected.

The value of the Engage Knowledge service depends on continued contributions of data from customers subscribing to this service

   Decisions by our major customers not to contribute their data to the Engage Knowledge database would hinder the quality and growth of the Engage Knowledge database and could severely impair the effectiveness and value of the Engage Knowledge data service and our other planned profile-based products. The anonymous user profiles currently in the Engage Knowledge database have been created from data generated by customers that are testing the Engage Knowledge data service. Organizations subscribing to the Engage Knowledge data service currently can elect not to contribute user data to the Engage profile database. These organizations may elect not to contribute data due to concerns relating to sharing proprietary information about their users and perceived privacy concerns. Although customers that do not contribute their data generally are required to pay significantly higher subscription fees for use of the Engage Knowledge data service, the impact of these higher fees may be insufficient to cause customers to contribute data to the Engage Knowledge database.

Our business may be seriously harmed if we do not successfully develop profile-
                based products and services for specific markets

   We plan to develop Engage Knowledge data services that are tailored for the requirements of specific markets, such as the automotive and retail markets. Our success in introducing these services will depend on our ability to obtain access to the consumer information necessary to create a meaningful database of market-specific interests and preferences, as well as the ability to enter into marketing relationships with partners having expertise in these markets. There can be no assurance that we will be successful in obtaining this data or the necessary marketing relationships, and any failure to do so would impair our ability to introduce our planned products and services for these markets.

  Our quarterly operating results are subject to significant fluctuations and you should not rely on them as an indication of our future results

   Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. Future revenue is difficult to forecast and for the foreseeable future will be influenced by the timing and amount of sales to new customers, as well as user traffic levels and advertising and electronic commerce activity on our customers' Web sites.

   The market for profile-based marketing products and services is new. As a result, we must educate potential customers on the use and benefits of our products and services. In addition, the implementation of the Engage Knowledge data service requires a significant commitment of resources by our customers. It can, in some cases, take our sales organization several months to finalize a sale. This makes it difficult to predict the quarter in which a sale may occur.

   Many of our expenses, particularly personnel costs and rent, are relatively fixed, and are incurred in part based on expectations of future revenue. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter.

   Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to decline.

  We have only been in business for a short period of time and your basis for evaluating us is limited

   We began commercial shipments of our first software products in early 1998. You must consider the risks, expenses and uncertainties that an early stage company like ours faces, particularly in the new and rapidly evolving Internet market. Because we have only recently commenced commercial sales, our past results and rates of growth may not be meaningful and you should not rely on them as an indication of our future performance.

  We will continue to be controlled by CMGI, Inc., whose interests may differ from other stockholders

   CMGI, Inc. currently beneficially owns approximately 96% of the outstanding shares of our common stock, and after the offering will own approximately 82% of the outstanding shares of our common stock. Accordingly, CMGI will continue to have the power to elect our entire board of directors and to approve or disapprove any corporate transaction or other matter submitted to our stockholders for approval, including the approval of mergers or other significant corporate transactions. The interests of CMGI may differ from the interests of the other stockholders. Future decisions by CMGI as to the disposition of any or all of its ownership position in Engage could be influenced by the possible need of CMGI to maintain control of Engage in order for CMGI to avoid becoming a registered investment company. Registration as an investment company would subject CMGI to numerous regulatory requirements with which CMGI would have difficulty complying. As a result, CMGI may be motivated to maintain at least a majority ownership position of Engage, even if other stockholders of Engage might consider a sale of control of Engage to be in their best interests. As long as it is a majority stockholder, CMGI has contractual rights to purchase shares in any financing of Engage sufficient to maintain its majority ownership position. CMGI's ownership may have the effect of delaying or preventing a change in control of us or discouraging a potential acquiror from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock.

A material portion of our growth to date has been attributable to sales to CMGI affiliates

   Eleven of our customers are affiliates of CMGI. In fiscal 1998, sales of products and services to affiliates of CMGI accounted for $235,000, or approximately 11%, of Engage's total revenue. In the first nine months of fiscal 1999, sales of products and services to affiliates of CMGI accounted for $1.4 million, or approximately 15%, of Engage's total revenue. To the extent that our growth in revenue has been attributable to sales of products and services to these affiliates, there can be no assurance that our historical rate of growth is an indication of our future prospects.

             The terms of our sales to CMGI affiliates could change

   While Engage believes that the transactions between it and other affiliates of CMGI have been on arms'-length terms, it is possible that Engage might have received more favorable terms than it would have if it were not an affiliate of CMGI. In addition, the terms of our sales to affiliated customers could change if these customers cease to be affiliates of CMGI in the future. CMGI has been and continues to be instrumental in introducing Engage to customers and other business partners. If the relationship between Engage and CMGI ended or was fundamentally altered, our business, financial condition and results of operations could be materially adversely affected.

 Growing concerns about the use of "cookies" and data collection may limit our ability to develop user profiles

   Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time.

   Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies.

   If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that allows us to gather demographic and behavioral information. While such technology currently exists, it is substantially less effective than cookies. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be commercially feasible.

   In addition, privacy concerns may cause some Web users to be less likely to visit Web sites that subscribe to the Engage Knowledge data service. If enough Web users choose not to visit sites using or providing information to the Engage Knowledge data service, our ability to sell subscriptions to the Engage Knowledge data service would be adversely affected.This would, in turn, have a material adverse effect on our business, financial condition or results of operations.

   Legislation or regulations may be adopted that could affect our ability to generate or use information for profiles and may hinder our ability to conduct business

   The legal and regulatory environment governing the Internet and the use of information about Web users is uncertain and may change. United States legislators in the past have introduced a number of bills aimed at regulating the collection and use of personal data from Internet users and additional similar bills are being considered during the current congressional session. Although we believe that none of the current bills, as drafted, would have a material adverse effect on our business, it is possible that a bill may be modified and enacted into law that negatively affects our ability to collect and use data about Web users. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of specific personal information regarding Internet users. In addition, Germany has imposed its own laws protecting data that can become personally identifiable through subsequent processing. Other countries may also enact limitations on the use of personal data.

   To date, these regulations have not materially restricted the use of our products. However, legislation or regulations may in the future be adopted which may limit our ability to target advertising or collect and use information in one or more countries. Further, a number of laws and regulations have been and may be adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities and our customers. Any of the foregoing developments could have a material adverse effect on our business, financial condition and results of operations.

            We may have difficulty managing our expanding operations

   We have recently experienced a period of rapid growth. This growth has placed a significant strain on our managerial, operational and financial resources. Our total revenue increased from $25,000 in the fiscal year ended July 31, 1997 to $2.2 million in the fiscal year ended July 31, 1998, and the number of our employees increased from 67 as of July 31, 1997 to 209 as of April 30, 1999. A number of our senior managers have been with us for less than a year. To accommodate this growth, we must implement new or upgraded operating and financial systems, procedures and controls throughout many different locations. We may not succeed in these efforts. Our failure to expand and integrate these areas in an efficient manner could have a material adverse effect on our business, financial condition and results of operations. If we continue to grow, we will need to recruit, train and retain a significant number of employees, particularly employees with technical, marketing and sales backgrounds. These individuals are in high demand. We may not be able to attract the staff we need.

   The acceptance and effectiveness of Internet advertising is not yet fully established

   Our future success is dependent in part on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising solutions are uncertain. In addition, there are software programs that limit or prevent advertising from being delivered to a user's computer. Web users' widespread adoption of such software would significantly undermine the commercial viability of Internet advertising. If the market for Internet advertising fails to develop or develops more slowly than we expect, our business, financial condition and results of operations could be materially and adversely affected.

   There are currently no generally accepted standards for the measurement of the effectiveness of Internet advertising and standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our or third-party measurements of advertisement delivery requests from the Web sites of Web publishers using our solutions.

   The acceptance and effectiveness of the Internet as a medium for consumer transactions is not yet fully established

   Our future success is dependent in part on an increase in the use of the Internet for business transactions with consumers. The electronic commerce market is new and rapidly evolving and the extent of consumer acceptance of the Internet is uncertain. If a sufficiently broad base of consumers do not accept the use of the Internet for transacting business, our business, financial condition and results of operations could be materially and adversely affected.

      We have many competitors and may not be able to compete effectively

   The markets for Internet advertising, user targeting and Web site assessment tools are intensely competitive. We compete directly with providers of profiling technology, such as Personify, and indirectly with applications that include more limited profiling capability integrated into their solutions, such as BroadVision and Vignette. In addition, NetGravity, in concert with Aptex and MatchLogic, and businesses that offer cash or other incentives to users to voluntarily provide profile data, are expected to compete in the profiling solutions market. The primary competitors to our advertising management software are systems provided by NetGravity and Real Media. In the outsourced ad serving market, we compete with providers of ad serving services, including AdForce and DoubleClick. Our traffic measurement and analysis services and software compete with software offered by Accrue, Andromedia, net.Genesis and WebTrends, and our audit services compete with ABC Interactive, BPA and PricewaterhouseCoopers. We also encounter competition from a number of other sources, including content aggregation companies, companies operating advertising sales networks, advertising agencies and other companies that facilitate Internet advertising and electronic commerce.

   Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web publishers. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

   Companies doing business on the Internet, including ours, must also compete with television, radio, cable and print media for a share of advertisers' total advertising budgets.

Our systems may fail or experience slowdowns and we could lose key data used in our user profiles

   Substantially all of our communications hardware and other data center operations are located at NaviSite Inc.'s facilities in Andover, Massachusetts. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems, including loss of data used to create our user profiles. Our business, financial condition and results of operations could be materially and adversely affected if our systems were affected by any of these occurrences or if any data used in our Engage Knowledge database were lost. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems or loss of data.

      We may need additional financing which could be difficult to obtain

   We intend to grow our business rapidly and expect to incur significant operating losses for the foreseeable future. Therefore, we may require significant external financing in the future. Obtaining additional financing will be subject to a number of factors, including:

  . market conditions;

  . our operating performance; and

  . investor sentiment, particularly for Internet-related companies.

   These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise capital to fund our growth, our business, financial condition and results of operations would be materially and adversely affected.

       Technological change may render our products and services obsolete

   The Internet market is characterized by rapidly changing technology, evolving industry standards, frequent new product announcements and enhancements and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards can render existing products and services obsolete. Our success depends on our ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of our services and products in response to changing customer and industry demands. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of services. New services or enhancements to existing services may not adequately meet the requirements of our current and prospective customers or achieve any degree of significant market acceptance.

           We face risks associated with our international operations and plans for expansion

   We have operations in a number of international markets. We intend to continue to expand our international operations and international sales and marketing efforts. To date, we have limited experience in developing localized versions of our solutions and in marketing, selling and distributing our solutions internationally. We have established a direct sales office in the United Kingdom and a joint venture with Sumitomo to conduct operations in Japan. We intend to enter other international markets primarily by partnering with locally based third parties, including entering into joint ventures and distribution arrangements. Our success in such markets is directly dependent on the success of our business partners and our and their dedication of sufficient resources to our relationship.

   International operations are subject to other inherent risks, including:

  . compliance with the laws and regulations of different countries;

  . difficulties in enforcing contractual obligations and intellectual property rights in some countries;

  . difficulties and costs of staffing and managing foreign operations; and

  . fluctuations in currency exchange rates.

   These risks may materially and adversely affect our business, results of operations and financial condition.

   We may not be successful in acquiring and integrating new technologies or businesses

   We have acquired two companies and intend in the future to continue to acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify additional acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. We recently purchased I/PRO and may not be successful in managing its operations. In addition, the key personnel of I/PRO or other acquired companies may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

      We depend on the continued viability of the Internet infrastructure

   Our success depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Web access. Furthermore, the Web has experienced outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect Web sites and the level of traffic on our customers' sites. The effectiveness of the Web may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If such new infrastructure, standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products to the new technologies.

     Our business may suffer if we cannot protect our intellectual property

   Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark law. In February 1998, we filed two patent applications in the United States. We cannot assure you that any of our patent applications or trademark registrations will be approved, or even if approved, would not be successfully challenged by others or invalidated. In addition, we cannot assure you that we will be able to prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

   Our profiling technology collects and utilizes data derived from user activity on our customers' Web sites. This data is used for advertising and content targeting. Although we believe that we have the right to use such data and the compilation of such data in our database, we cannot assure you that any trade secret, copyright or other protection will be available for such information. In addition, others may claim rights to such information.

       Our business will suffer if we are unable to retain key personnel

   We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our Chief Executive Officer, Paul L. Schaut; our Chief Operating Officer, David A. Fish; and our Chief Technology Officer, Daniel J. Jaye, with whom we do not have employment agreements. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

                  Year 2000 problems may disrupt our business

   Many currently installed computer systems and software products only accept two digits to identify the year in any date. Therefore, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations.

   The failure of any of our systems or systems maintained by third parties to be Year 2000 compliant could:

  . cause us to incur significant expenses to remedy any problems;

  . affect the availability and performance of our network; or

  . otherwise seriously damage our business.

   A significant Year 2000-related disruption to our network could cause our users, advertisers or electronic commerce partners to be dissatisfied with our network or could impose an unmanageable burden on our technical support staff. Our failure to correct a material Year 2000 problem could have a material adverse effect on our business, financial condition and results of operations.

 Engage will continue to rely on CMGI for various administrative services, and conflicts of interest could arise in the provision of such services

   Upon the closing of this offering, CMGI and Engage will enter into a facilities and administrative support agreement under which CMGI will continue to make available space at its headquarters in Massachusetts and will provide various services to Engage, including tax and administration, computer and information systems, telecommunications, utilities and employee benefits administration. Under this agreement, CMGI has agreed to make available to Engage at least 28,000 square feet of space at its headquarters facilities in Andover, Massachusetts, subject to termination upon at least 12 months' notice by CMGI. The fees payable by Engage for the availability of space and other services are typically determined through an allocation of CMGI's costs based upon the proportion of Engage's employee headcount to the total headcount of CMGI and other CMGI-related companies located in the same facility or using the same services. We have not independently determined the market value for these services and may be paying more than fair market value for them if this allocation method does not fairly reflect Engage's use of these services or if CMGI were obtaining them at rates greater than their fair market value. This agreement may be amended by agreement of CMGI and Engage. It is possible that personnel of CMGI providing these services may encounter conflicts of interests such as demands on their time by CMGI that might detract from their level of availability or service to Engage. In addition, Engage's reliance on these services could result in higher costs than would be incurred if Engage were to obtain such services from an unrelated third party.

     We will have discretion as to the use of the proceeds of this offering

   We currently have no specific uses planned for the net proceeds of this offering. As a result, our management will have broad discretion in applying the net proceeds of this offering, and could include uses with which stockholders may disagree. The failure of management to apply such funds effectively could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds".

Our stock price is likely to be highly volatile

   Following this offering, an active trading market may not develop or be sustained for our common stock. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to a number of factors, including:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or our failure to meet securities analysts' expectations;

  . technological innovations;

  . increased competition;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

   Shares eligible for public sale after this offering could adversely affect our stock price

   The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale. This would result in a lower market price of our common stock. After this offering, there will be outstanding 46,911,798 shares of our common stock, or 47,811,798 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 6,000,000 shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Of the remaining 40,911,798 shares of common stock held by existing stockholders, 40,219,464 are subject to 180-day lock-up agreements and are eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. Subject to the provisions of Rules 144, 144(k) and 701, at least 30,477,194 shares will be available for sale in the public market 180 days after the date of this prospectus, subject in the case of shares held by affiliates to compliance with applicable volume restrictions.

               You will suffer immediate and substantial dilution

   The initial public offering price per share will significantly exceed the net tangible book value per share. If Engage were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors purchasing shares in this offering will suffer dilution of $12.99 per share from their investment.

 Some shares in this offering may
   have been offered or sold in
  violation of the Securities Act
              of 1933

   Prior to the effectiveness of the registration statement covering the shares of our common stock being sold in this offering, Hambrecht & Quist, an underwriter of this offering, provided written materials to approximately 80 employees of Engage that we had designated as potential purchasers of up to 300,000 shares of common stock in this offering through a directed share program. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. No employee who received these written materials should rely upon them in any manner in making a decision whether to purchase shares of common stock in this offering.

   If the distribution of these materials by Hambrecht & Quist did constitute a violation of the Securities Act of 1933, the recipients of these materials who purchased common stock in this offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. These damages could total up to approximately $4.5 million plus interest, based on the initial public offering price of $15.00 per share, if these investors seek recovery or damages after an entire loss of their investment. If this occurs, our business, results of operations and financial condition would be harmed.

                                USE OF PROCEEDS

   Engage estimates that the net proceeds from its sale of 6,000,000 shares of common stock will be $82.4 million, after deducting the underwriting discount and estimated offering expenses payable by Engage. If the underwriters' over-allotment option is exercised in full, Engage estimates that the net proceeds will be $95.0 million.

   Engage presently intends to use a portion of the net proceeds from this offering for general corporate purposes, including working capital, product development, increasing sales and marketing capabilities and expanding international operations. Engage may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Engage has no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   Engage has never declared or paid any cash dividends on its capital stock. Engage presently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of Engage's board of directors after taking into account various factors, including Engage's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION


   The following table sets forth Engage's capitalization as of April 30, 1999:

  . on an actual basis after giving effect to the two-for-one common stock split;

  . on a pro forma basis to reflect the conversion of Engage's debt to CMGI into convertible preferred stock and the conversion of all of Engage's convertible preferred stock into common stock and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering for net proceeds of approximately $13.1 million; and

  . on a pro forma as adjusted basis to reflect the conversion of Engage's debt to CMGI into convertible preferred stock, the conversion of all of Engage's convertible preferred stock into common stock and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering for net proceeds of approximately $13.1 million and the application of the estimated net proceeds from the sale of common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by Engage.

   Historically, CMGI has funded Engage's operations as needed, with a corresponding increase in Engage's debt to CMGI. Customer and other receipts are transferred to CMGI and are applied to reduce Engage's obligations to CMGI. Engage expects that it will continue to borrow funds from CMGI under this arrangement until the closing of this offering and that the net obligations incurred after the end of the fiscal quarter preceding the closing, to the extent outstanding, will be converted into additional shares of Engage common stock at the initial public offering price.

                                                 April 30, 1999
                                        ----------------------------------------
                                                                    Pro Forma
                                         Actual      Pro Forma     As Adjusted
                                        -----------  -----------   -------------
                                        (in thousands, except share data)
Debt to CMGI........................... $    37,447  $       --     $       --
Stockholders' equity:
 Series A convertible preferred stock,
  par value $0.01; 1,500,000 shares
  authorized, issued and outstanding
  (actual); no shares authorized,
  issued or outstanding (pro forma and
  pro forma as adjusted)...............          15          --             --
 Series B convertible preferred stock,
  par value $0.01; 238,597 shares
  authorized, issued and outstanding
  (actual); no shares authorized,
  issued or outstanding (pro forma and
  pro forma as adjusted)...............           2          --             --
 Common stock, par value $0.01;
  60,000,000 shares authorized
  (actual); 150,000,000 shares
  authorized (pro forma and pro forma
  as adjusted); 1,225,324 shares issued
  and outstanding (actual); 40,911,798
  and 46,911,798 shares issued and
  outstanding (pro forma and pro forma
  as adjusted)(1)......................          12          408            468
Additional paid-in capital.............      57,964      108,114        190,479
Deferred compensation..................      (4,822)      (4,822)        (4,822)
Accumulated other comprehensive
 income................................        (422)        (422)          (422)
Accumulated deficit....................     (47,648)     (47,648)       (47,648)
                                        -----------  -----------    -----------
Total stockholders' equity.............       5,101       55,630        138,055
                                        -----------  -----------    -----------
 Total capitalization.................. $    42,548  $    55,630    $   138,055
                                        ===========  ===========    ===========

--------
(1) Excludes 6,467,794 shares of common stock issuable upon exercise of outstanding options, as of April 30, 1999, at a weighted average exercise price of $2.16 per share.

                                    DILUTION

   The pro forma net tangible book value of Engage as of April 30, 1999 was approximately $11.7 million, or approximately $.29 per share of common stock. Pro forma net tangible book value per share represents the amount of Engage's total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding, after giving effect to the conversion of Engage's debt to CMGI into convertible preferred stock and the conversion of all of Engage's convertible preferrred stock into common stock, the sale of 938,000 shares of common stock to be issued prior to the closing of this offering for net proceeds of approximately $13.1 million and the two-for-one stock split. After giving effect to the sale of the common stock offered by Engage in this offering and after deducting the underwriting discount and estimated offering expenses payable by Engage, the pro forma net tangible book value of Engage, as adjusted, as of April 30, 1999 would have been approximately $94.1 million or approximately $2.01 per pro forma share of common stock. This represents an immediate increase in net tangible book value of $1.72 per share to Engage's existing stockholders and an immediate dilution in net tangible book value of $12.99 per share to new investors of common stock in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price.............................       $15.00
  Pro forma net tangible book value per share at April 30, 1999... $ .29
  Increase per share attributable to this offering................  1.72
                                                                   -----
Pro forma net tangible book value per share after this offering...         2.01
                                                                         ------
Dilution per share to new investors...............................       $12.99
                                                                         ======

   The following table summarizes, on a pro forma basis, as of April 30, 1999, the number of shares of common stock purchased from Engage, the total consideration provided to Engage and the average price per share provided by existing stockholders and giving effect to the shares to be issued in connection with this offering. The calculation below is based on the initial public offering price of $15.00 per share, before deducting the underwriting discount and estimated offering expenses payable by Engage.

                           Shares Purchased      Total Consideration    Average
                         --------------------- ----------------------- Price Per
                           Number   Percentage    Amount    Percentage   Share
                         ---------- ---------- ------------ ---------- ---------
Existing stockholders..  40,911,798     87%    $108,522,000     55%     $ 2.65
New investors..........   6,000,000     13       90,000,000     45      $15.00
                         ----------    ---     ------------    ---
  Total................  46,911,798    100%    $198,522,000    100%
                         ==========    ===     ============    ===

   This discussion and table assume no exercise of options outstanding under Engage's 1995 Equity Incentive Plan. As of April 30, 1999, there were options outstanding to purchase a total of 6,467,794 shares of common stock at a weighted average exercise price of $2.16 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Engage's consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus. The statement of operations data for the period from July 18, 1995 (inception) to July 31, 1996, the years ended July 31, 1997 and 1998 and the nine months ended April 30, 1999 and the balance sheet data as of July 31, 1997 and 1998 and April 30, 1999 are derived from the audited financial statements of Engage that have been audited by KPMG LLP, and are included elsewhere in this prospectus. The statement of operations data for the nine month period ended April 30, 1998 is derived from the unaudited financial statements of Engage included in this prospectus. The balance sheet data as of July 31, 1996 is derived from unaudited financial statements of Engage not included in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited periods. The historical results presented herein are not necessarily indicative of future results.

                                                                  Nine Months Ended
                           July 18, 1995   Year Ended July 31,        April 30,
                            (inception)    --------------------  --------------------
                          to July 31, 1996   1997       1998        1998       1999
                          ---------------- ---------  ---------  ----------- --------
                                                                 (unaudited)
                                    (In thousands, except per share data)
Statement of Operations
 Data:
Revenue:
 Product revenue........      $    --      $      25  $   1,742    $   379   $  6,520
 Product revenue,
  related parties.......           --             --        203        143      1,274
 Services and support
  revenue...............           --             --        240         82      1,113
 Services and support
  revenue, related
  parties...............           --             --         32          9         90
                              -------      ---------  ---------    -------   --------
 Total revenue..........           --             25      2,217        613      8,997
Cost of revenue.........           --             31      2,238      1,189      5,626
                              -------      ---------  ---------    -------   --------
 Gross (loss) profit....           --             (6)       (21)      (576)     3,371
Operating expenses:
 In-process research and
  development...........           --             --      9,200      9,200      4,500
 Research and
  development...........        1,796          7,261      5,859      4,688      5,816
 Selling and marketing..          155          1,566      4,015      2,524      6,614
 General and
  administrative........          428          1,429      1,993      1,017      2,409
 Amortization of
  goodwill and other
  intangibles...........           --             --      1,391        358      3,543
 Stock based
  compensation..........           --             --        426         65        657
                              -------      ---------  ---------    -------   --------
 Total operating
  expenses..............        2,379         10,256     22,884     17,852     23,539
                              -------      ---------  ---------    -------   --------
Loss from operations....       (2,379)       (10,262)   (22,905)   (18,428)   (20,168)
Gain on sale of product
 rights.................           --             --      9,240      9,240         --
Equity in loss of joint
 venture................           --             --         --         --       (417)
Loss on disposal of
 property and
 equipment..............           --             --         --         --       (174)
Interest expense, net...           --             --       (172)       (60)      (411)
                              -------      ---------  ---------    -------   --------
Net loss................      $(2,379)     $ (10,262) $ (13,837)   $(9,248)  $(21,170)
                              =======      =========  =========    =======   ========
Unaudited pro forma
 basic and diluted net
 loss per share.........                              $    (.83)             $   (.62)
                                                      =========              ========
Weighted average shares
 of common stock used in
 computing pro forma
 basic and diluted net
 loss per share.........                                 16,750                34,210
                                                      =========              ========

                                                  July 31,
                                          --------------------------  April 30,
                                           1996      1997     1998      1999
                                          -------  --------  -------  ---------
                                                    (In thousands)
Balance Sheet Data:
Cash and equivalents..................... $    --  $     --  $    96  $    661
Working deficit..........................  (4,427)  (14,209)  (8,609)  (40,204)
Total assets.............................   2,403     1,782   24,046    54,970
Debt to CMGI.............................   3,507    14,018    7,753    37,447
Stockholders' (deficit) equity...........  (2,299)  (12,539)  12,720     5,101

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with Engage's financial statements and notes to those statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Engage's actual results could differ materially from those anticipated by such forward-looking information due to various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

   References to fiscal 1996, fiscal 1997 and fiscal 1998 mean the fiscal years ended July 31, 1996, 1997 and 1998, respectively.

                                    Overview

   Engage offers a range of software products and services that enable Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness.

   Engage commenced operations in September 1995 as a wholly-owned subsidiary of CMGI. As of April 30, 1999, CMGI owned approximately 96% of the outstanding common stock of Engage.

   Engage derives its revenues from product revenue and service and support revenue. Product revenue consists of revenue from: (1) licenses of its software products, AdManager, ProfileServer and DecisionSupportServer, and (2) subscriptions to its service offerings, AdBureau advertising management services, I/PRO web site traffic measurement, auditing and analysis services and the Engage Knowledge data service.

   Product licenses are typically perpetual, although some have a one to three year term. The fees for licenses of AdManager vary based on the volume of advertisements served, and the fees for licenses of ProfileServer and DecisionSupportServer vary based on the volume of activity on the customer's site. Engage recognizes revenue from product licenses when a signed, non-cancellable license exists, delivery of the product has occurred and Engage's fees are fixed and determinable and collection is probable. Engage typically recognizes revenue from perpetual product licenses in the quarter in which the software is shipped and recognizes revenue from periodic licenses ratably over the period of the license.

   Subscriptions to Engage's services typically have a one year term, although some are on a quarterly basis. The subscription fees for the Engage Knowledge data service vary based on traffic to the customer's site, contributions of data by the customer and the application with which the service is used. In the future, fees may also vary based on the number of profiles used. The fees for AdBureau vary based on the number of advertisements served. Revenue is recognized ratably over the period of the subscription or, in the case of usage-based subscriptions, monthly based on actual usage. Subscription agreements typically include terms for automatic renewal unless the customer provides notice of termination.

   Engage's support and service revenue derives from its software maintenance and other professional services, including consulting, installation and training. Engage recognizes revenue from these services upon the delivery of these services or, in the case of maintenance agreements, over the term of the agreement. To date, substantially all of Engage's customers have entered into maintenance contracts.

   Engage began commercial shipments of its first software products, ProfileServer and DecisionSupportServer, in the early part of fiscal 1998. Effective April 1998, Engage acquired Accipiter, Inc., and began to sell the Accipiter AdManager system and subscriptions to the Accipiter AdBureau service. In April 1999, Engage acquired Internet Profiles Corporation (I/PRO) and began to sell the I/PRO line of analysis and audit products and services. As of April 30, 1999, Engage had implemented its Engage Knowledge data service with customers on a test basis.

   Engage has not recognized any revenue from the Engage Knowledge data service through April 30, 1999. However, Engage expects that a significant portion of its future revenue will be attributable to the Engage Knowledge data service and other products and services based on its profiling technology that enable its customers to create and use profiles that categorize information about a Web user's consumer and demographic characteristics and geographic location. Engage expects that it will begin to implement this service on a commercial basis in July 1999. Any failure of the Engage Knowledge data service, or Engage's global profiling technology, to achieve widespread customer acceptance would have a material adverse effect on Engage's business, financial condition and results of operation.

   Engage's revenue from sales to related parties consists of sales of products and services to customers that are affiliates of CMGI. In the nine months ended April 30, 1999, Engage sold products and services to 11 affiliates of CMGI. Engage believes that the terms and conditions of those sales are not materially different than the terms and conditions of sales to unrelated third parties.

   In August 1997, Engage sold rights to some of its data warehouse products to Red Brick Systems, Inc. for $9.5 million in cash and 238,160 shares of Red Brick common stock, recording a pretax gain of $9.2 million on the sale. In January 1999, the Red Brick shares were exchanged for 142,896 shares of Informix Corp. due to Informix's acquisition of Red Brick.

   In April 1998, CMGI acquired Accipiter, which sells Internet advertising management solutions, in exchange for 10,109,536 shares of CMGI common stock. In August 1998, Accipiter was merged with Engage in a stock-for-stock merger in which 700,000 shares of Engage's Series A convertible preferred stock were issued to CMGI. Engage has reflected the acquisition of Accipiter in its consolidated financial statements as if it occurred in April 1998. The total purchase price for Accipiter was valued at $31.3 million. Upon consummation of the Accipiter acquisition, CMGI, in its consolidated financial statements, reported an expense of approximately $18.0 million representing acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. On May 7, 1999, CMGI announced a voluntary restatement of the in-process research and development charge related to the Accipiter acquisition to address valuation methodologies suggested by the Securities and Exchange Commission in a letter dated September 9, 1998 to the American Institute of Certified Public Accountants SEC Regulations Committee and as clarified through subsequent practice. Upon consideration of this guidance and additional practice that has developed since the Commission's letter was first made public, the $18.0 million charge as previously reported by CMGI has been reduced to $9.2 million and amounts allocated to goodwill and other intangible assets have been increased from $11.5 million to $20.3 million. Engage has reflected the Accipiter acquisition accounting in its consolidated financial statements as adjusted for the current Commission methodologies.

   Approximately $1.7 million of deferred compensation was recorded during fiscal 1998 relating to approximately 173,080 shares of CMGI common stock held in escrow to be issued to employee stockholders of Accipiter who satisfy a two-year employment continuation provision. Compensation expense is being recognized over the two-year service period beginning April 1, 1998. The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the date of acquisition. The portion of the purchase price allocated to goodwill and developed technology is being amortized on a straight-line basis over five years. Amounts allocated to the employee workforce and the Accipiter trade name are being amortized on a straight-line basis over two years.

   In August 1998, Engage acquired, for $1.4 million in cash, 49% of the shares of Engage Technologies Japan, a joint venture with Sumitomo Corporation in Japan. Engage's ownership interest was subsequently reduced to 46% after the issuance of additional equity in the joint venture to a new investor. The joint venture was established to sell Engage's products and services in Japan. This investment is being accounted for under the equity method of accounting. Engage's share of the joint venture's foreign currency translation adjustments is reflected in both the investment account and in shareholders' equity as a component of comprehensive income on the consolidated balance sheet. Under a separate license agreement, Engage licensed its Engage Knowledge technology to the joint venture in consideration for a non-refundable $3.0 million prepaid royalty and future royalties of 11.11% of future revenue. The initial lump sum royalty has been deferred and is being recognized as income over three years beginning in December 1998, the estimated period over which Engage expects to provide maintenance and support. In addition, Engage and the joint venture entered into a reseller agreement under which Engage granted the joint venture an exclusive right to resell its products to end users in Japan. Under the terms of the reseller agreement, the joint venture is entitled to purchase Engage's products for resale to end-users in Japan, excluding Japanese distribution rights granted to Red Brick.

   In April 1999, Engage acquired I/PRO, which provides Web site traffic measurement and audit services, for approximately $32.7 million, consisting of $1.6 million in net cash, $20.9 million in CMGI shares and $10.2 million in Engage shares and options. The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. Engage has recorded an expense of $4.5 million in the third quarter of fiscal 1999 representing acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. Goodwill and other intangibles, totaling $27.2 million, were recorded and are being amortized on a straight-line basis over two or five years, depending on the asset class. In addition, CMGI must pay up to $3.0 million to I/PRO stockholders if the following performance goals are met:

  . the gross revenue of I/PRO for the year ended March 31, 2000 exceeds
    $10.8 million;

  . as of May 31, 1999 data contributed to the Engage knowledge database equals 65% or more of the volume of data contributed to I/PRO on the closing of the transaction and this data constitutes 75% or more of the data generated by visitors to the Web sites of I/PRO customers as of March 31, 2000; and

  . various employees of I/PRO are employed by Engage on March 31, 2000.

   Engage must reimburse CMGI for any such payments, at CMGI's election, in cash or by issuance of shares of Engage common stock at its then fair market value. Any additional payment will be treated as additional purchase price and amortized over the balance of the two or five year period.

   Engage recorded deferred compensation of $1.7 million in 1998 related to the Accipiter acquisition and $4.2 million for the nine months ended April 30, 1999, representing the difference between the exercise price of stock options granted and the estimated fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of applicable options, typically four years. Of the total deferred compensation amount, $1.1 million had been amortized as of April 30, 1999. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the following remaining amounts of deferred compensation as of April 30, 1999 in the periods indicated:

                                                                           in
                                                                        thousands
                                                                        ---------
Year ended July 31, 1999..............................................  $  798
                    2000...............................................   1,223
                    2001...............................................   1,043
                    2002...............................................   1,043
                    2003...............................................     715
                                                                         ------
                                                                         $4,822
                                                                         ======

   Engage's corporate headquarters are shared with CMGI and several other CMGI affiliates. CMGI allocates facility and services costs among these affiliates based upon headcount within each affiliate and within each department of each affiliate. Services provided by CMGI include support for human resources, systems, business development and marketing. Actual expenses could have varied had Engage been operating on a stand-alone basis. Costs allocated to Engage are considered to equal fair market value for the facilities used and services provided.

   Engage has incurred significant net losses and negative cash flows from operations since its inception, and as of April 30, 1999, had an accumulated deficit of approximately $47.6 million. Engage had net losses of $13.8 million in fiscal 1998 and $21.2 million in the first nine months of fiscal 1999. These losses have been funded primarily through the issuance of preferred stock and from funds advanced by CMGI. Engage intends to continue to invest heavily in sales, marketing and promotion, technology and infrastructure development. As a result, Engage believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels.

   Engage has entered into an agreement with Compaq Computer whereby Compaq will license Accipiter AdManager, Decision SupportServer and ProfileServer from Engage. Engage also has entered into an agreement with Compaq pursuant to which Engage will issue Compaq prior to the closing of this offering 938,000 shares of common stock at a purchase price of $14.00 per share resulting in approximately $13.1 million of net proceeds to Engage.

                             Results of Operations

Comparison of the Nine Months Ended April 30, 1998 and April 30, 1999

Revenue

   Total revenue increased from $613,000 in the nine months ended April 30, 1998 to $9.0 million in the nine months ended April 30, 1999, primarily as a result of the commencement of sales of Accipiter AdManager and AdBureau due to the acquisition of Accipiter as well as the introduction of ProfileServer and DecisionSupportServer. In addition, a portion of this increase is the result of the acquisition of I/PRO and the inclusion of I/PRO's April 1999 revenue in product revenues for the nine months ended April 30, 1999. Revenue from product licenses accounted for approximately 85% of total revenue during the nine-month period ended April 30, 1998, compared to approximately 87% during the nine-month period ended April 30, 1999. Revenue from one customer accounted for approximately 10% of total revenue during the nine months ended April 30, 1999.

Cost of Revenue

   Cost of product revenue includes royalties paid to various parties for the incorporation of their technology into Engage's products, as well as fees paid for outsourced data center operations and the amortization of developed technology acquired in the Accipiter and I/PRO acquisitions. Cost of support and services revenue is primarily comprised of payroll and benefits, and allocated overhead costs associated with Engage's customer support, installation and training staff.

   Cost of product revenue increased from $36,000 in the nine months ended April 30, 1998 to $1.3 million in the nine months ended April 30, 1999. The increase was due primarily to an increase in operational costs associated with the introduction of Engage's AdBureau services. In addition, a portion of the increase is the result of costs associated with the resale of a third-party vendor's products in conjunction with Engage's product offerings. The costs associated with such arrangements typically provide for lower margins than Engage's other product offerings. Finally, a portion of the increase is the result of increased amortization costs resulting from the amortization of developed technology acquired in the Accipiter and I/PRO acquisitions.

   Cost of service and support revenue increased from $1.2 million in the nine months ended April 30, 1998 to $4.3 million in the nine months ended April 30, 1999. Costs in both periods exceeded the related revenue due to Engage's continued investment in service and support staff in advance of anticipated product sales. Engage's service and support staff increased from 30 at April 30, 1998 to 63 at April 30, 1999.

Operating Expenses

   In-Process Research and Development. In-process research and development expense was $9.2 million during the nine months ended April 30, 1998 due to the completion of the Accipiter transaction, compared to $4.5 million during the nine months ended April 30, 1999 which resulted from the I/PRO acquisition.

   Research and Development. Research and development expenses consist primarily of payroll and related costs, consulting and contractor fees, facility-related costs, such as rent and computer and network services, and depreciation expenses. Research and development expenses increased from $4.7 million in the nine months ended April 30, 1998 to $5.8 million in the nine months ended April 30, 1999. The increases were the result of the growth of Engage's research and development activities and the inclusion of Accipiter's operations for the entire nine-month period ended April 30, 1999, and the inclusion of I/PRO's operations for one month in the nine-month period ended April 30, 1999. These increases in costs were partially offset by a decrease in facility and related costs that resulted from lower allocated costs from CMGI due to higher utilization rates of corporate facilities and increased staffing at other entities within CMGI.

   Selling and Marketing. Selling and marketing expenses consist primarily of payroll and related costs, consulting and professional fees and advertising expenses. Selling and marketing expenses increased from $2.5 million in the nine months ended April 30, 1998 to $6.6 million in the nine months ended April 30, 1999. The increase in costs was primarily due to the continuing expansion of Engage's sales force and the inclusion of Accipiter's and I/PRO's operations. Engage's sales and marketing staff increased from 27 at April 30, 1998 to 66 at April 30, 1999. In addition, a portion of the increase was related to increases in product advertising costs resulting from the release of new products.

   General and Administrative. General and administrative costs consist principally of payroll and related costs, consulting and professional fees, facility and related costs and depreciation expense. General and administrative expenses increased from $1.0 million in the nine months ended April 30, 1998 to $2.4 million in the nine months ended April 30, 1999. The increase was primarily due to an increase in payroll and related costs associated with the support of growing operations as well as the inclusion of Accipiter's and I/PRO's operations. In addition, a portion of this increase was the result of increased professional fees incurred in connection with increased contract activity and the formation of Engage's Japanese joint venture.

   Amortization of Goodwill and other Intangibles. Amortization of intangible assets increased from $358,000 in the nine months ended April 30, 1998 to $3.5 million during the nine months ended April 30, 1999. The increase was primarily due to the acquisition of Accipiter in April 1998, and to a lesser extent, the acquisition of I/PRO in April 1999.

Stock Compensation

   Stock compensation costs increased from $65,000 in the nine months ended April 30, 1998 to $657,000 during the nine months ended April 30, 1999. Beginning in April 1998, Engage commenced the recognition of compensation expense relating to approximately 173,080 shares of CMGI common stock held in escrow to be issued to employee stockholders of Accipiter who satisfy a two-year employment continuation provision. Additionally, stock compensation costs of $69,000 were recorded during the nine months ended April 30, 1999 as a result of stock options granted during 1999 with exercise prices below the estimated fair market value of the common stock at the date of grant.

Gain on Sale of Product Rights

   Gain on sale of product rights was approximately $9.2 million during the nine months ended April 30, 1998 as a result of Engage's sale of some rights to its data warehouse products to Red Brick during the first quarter of fiscal 1998.

Equity in Loss of Joint Venture

   Equity in loss of joint venture was a loss of approximately $417,000 during the nine months ended April 30, 1999. In August 1998, Engage acquired 49% of the shares of Engage Technologies Japan, a joint venture with Sumitomo Corporation in Japan. Engage's ownership interest was subsequently reduced to 46% after the issuance of additional equity in the joint venture to a new investor. The joint venture was established to sell Engage's products and services in Japan. This investment is being accounted for under the equity method of accounting, and as such, Engage's portion of the joint venture's losses during the nine months ended April 30, 1999 are included in Engage's results of operations.

Interest Expense, Net

   Interest expense, net was approximately $60,000 for the nine months ended April 30, 1998, compared to $411,000 for the nine months ended April 30, 1999. No interest expense was recorded during the first six months of the nine months ended April 30, 1998. In the second half of fiscal 1998, Engage entered into an arrangement with CMGI which requires Engage to accrue interest on intercompany debt at a rate of 7% per annum.

Net Loss

   Net loss increased from $9.2 million in the nine months ended April 30, 1998 to $21.2 million in the nine months ended April 30, 1999. The increase was primarily due to increased operating expenses. In addition, in the 1998 period, Engage realized a gain of $9.2 million on the sale of certain product rights.

Comparison of Fiscal Years Ended July 31, 1996, 1997 and 1998

Revenue

   Total revenue increased from zero in fiscal 1996 to $25,000 in fiscal 1997 and $2.2 million in fiscal 1998. The increase in fiscal 1998 resulted from the acquisition of Accipiter in April 1998, which added Accipiter's AdManager and AdBureau products and services to Engage's product portfolio, as well as the introduction of Engage's ProfileServer and DecisionSupportServer products. All revenue during fiscal 1997 was derived from one customer, while revenue from three customers accounted for 20%, 12% and 11% of revenue during fiscal 1998.

Cost of Revenue

   Cost of product revenue was 10% of product revenue in fiscal 1998. Cost of service and support revenue exceeded services and support revenue in fiscal 1998 as Engage hired additional services and support staff throughout the year in anticipation of increased product sales. In addition, Engage's release of several new products during the year resulted in additional support costs to diagnose and correct customer-specific product issues that typically occur with the release of a new software product.

Operating Expenses

   In-Process Research and Development. In-process research and development expense in fiscal 1998 was $9.2 million, resulting from the acquisition of Accipiter.

   Research and Development. Research and development expenses increased from $1.8 million in fiscal 1996 to $7.3 million in fiscal 1997 and decreased to $5.9 million in fiscal 1998. The increase in fiscal 1997 was due to significant increases in personnel costs associated with the continued development of new products. The decrease in fiscal 1998 was primarily due to a decrease in staffing that occurred when Engage sold some rights to its data warehouse products to Red Brick at the beginning of fiscal 1998. In addition, a portion of the decrease was the result of reassigning employees from research and development to product support, consulting and training upon the release of several of Engage's products in fiscal 1998.

   Selling and Marketing. Selling and marketing expenses increased from $155,000 in fiscal 1996 to $1.6 million in fiscal 1997 and $4.0 million in fiscal 1998. The increases were the result of significant growth in Engage's sales force during this period, as well as increased advertising expenditures in fiscal 1998.

   General and Administrative. General and administrative expenses increased from $428,000 in fiscal 1996 to $1.4 million in fiscal 1997 and $2.0 million in fiscal 1998. The increase was the result of increased payroll and related costs, as well as increased facilities costs required to support growing operations.

   Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangible assets was $1.4 million in fiscal 1998, resulting from the acquisition of Accipiter in April 1998.

Gain on Sale of Product Rights

   Gain on sale of product rights was $9.2 million in fiscal 1998, as a result of the sale of rights to data warehouse products to Red Brick.

Interest Expense, Net

   Interest expense, net was $172,000 in fiscal 1998. In the second half of fiscal 1998, Engage entered into an arrangement with CMGI which requires Engage to accrue interest on intercompany debt at a rate of 7% per annum. No interest expense was recorded in fiscal 1997.

Net Loss

   Net loss was $2.4 million in fiscal 1996, $10.3 million in fiscal 1997 and $13.8 million in fiscal 1998. The increase in net loss over this period was attributable primarily to increased operating expenses.

                     Combined Historical Quarterly Revenue

   The following table sets forth unaudited combined historical revenue for the six quarters ended April 30, 1999. Total revenue has been derived by adding the quarterly historical revenue of Engage, Accipiter and I/PRO as if Engage had acquired Accipiter and I/PRO on August 1, 1997. Engage acquired Accipiter in April 1998 and I/PRO in April 1999. This data has been derived from unaudited financial statements of Engage, Accipiter and I/PRO and does not necessarily reflect the total revenue that would have been achieved if Engage had acquired Accipiter and I/PRO as of August 1, 1997. This data is not necessarily indicative of the future quarterly revenue of Engage.

                                      Three Months Ended
               ----------------------------------------------------------------
               January 31, April 30, July 31, October 31, January 31, April 30,
                  1998       1998      1998      1998        1999       1999
               ----------- --------- -------- ----------- ----------- ---------
                                        (in thousands)
Total
 revenue......   $1,352     $1,827    $2,716    $2,873      $4,090     $5,937

                        Liquidity and Capital Resources

   Since its inception, Engage has financed its operations primarily through funds advanced from CMGI. In addition, Engage has funded its investing activities, specifically its acquisition of Accipiter and I/PRO, through the issuance of its convertible preferred stock.

   Net cash used in operating activities amounted to approximately $2.0 million, $9.0 million, $10.5 million for fiscal 1996, fiscal 1997 and fiscal 1998, respectively, and amounted to approximately $7.9 million and $7.2 million for the nine months ended April 30, 1998 and 1999, respectively. The increase in cash used in operations has primarily been caused by increasing net operating losses, which are partially offset by non-cash depreciation and amortization charges included in the applicable net income or loss. In addition, net cash used in operating activities in fiscal 1998 and the nine months ended April 30, 1998 included a non-cash gain on sale of product rights of $9.2 million, partially offset by the non-cash write-off of in-process research and development costs. Net cash used in operations during the nine months ended April 30, 1999 included approximately $2.8 million from the increase in accrued expenses during the period, as well as $3.2 million from the increase in deferred revenue during the period. The increase in deferred revenue is the result of advance payments received from customers for Engage's products.

   Net cash used in investing activities amounted to approximately $1.6 million, $490,000 and $1.2 million during fiscal 1996, fiscal 1997 and the nine months ended April 30, 1999, respectively, while investing activities provided $473,000 and $536,000 of cash during fiscal 1998 and the nine months ended April 30, 1998, respectively. Investing activities used $1.6 million, $490,000, $216,000, $153,000 and $165,000 during fiscal 1996, fiscal 1997 and fiscal 1998 and the nine months ended April 30, 1998 and 1999 to acquire property and equipment required to support the growth of the business. Investing activities during fiscal 1998 and the nine months ended April 30, 1998 included $689,000 of net cash acquired from the acquisition of Accipiter. Investing activities during the nine months ended April 30, 1999 used approximately $1.4 million in Engage's investment in a Japanese joint venture, which was partially offset by $347,000 of net cash acquired from the acquisition of I/PRO.

   Net cash provided by financing activities amounted to approximately $3.6 million, $9.5 million, $10.1 million for fiscal 1996, fiscal 1997 and fiscal 1998, respectively and amounted to $7.9 million and $9.0 million for the nine months ended April 30, 1998 and 1999, respectively. Cash provided in each period was primarily related to funds advanced from CMGI to fund Engage's operations. Cash provided by financing activities during fiscal 1997 was partially offset by the repayment of debt of $1.0 million. Cash provided by financing activities during the nine months ended April 30, 1999 includes net proceeds of $1.9 million from the issuance of Series B convertible preferred stock.

   Under an informal arrangement with CMGI, Engage has maintained a zero balance cash account. CMGI has funded Engage's operations as needed, with a corresponding increase in Engage's obligations to CMGI. Customer and other receipts have been remitted to CMGI and have been applied to reduce Engage's obligations to CMGI. The outstanding balance of Engage's obligations to CMGI at the end of each fiscal quarter, commencing with the quarter ended January 31, 1998, have been evidenced by demand promissory notes bearing interest at an annual rate of 7% and convertible into shares of Engage convertible preferred stock at the fair market value of such stock as of the end of the applicable quarter. As of April 30, 1999, there were outstanding $37.4 million in principal amount of these notes to CMGI of which $22.1 million in principal amount was attributable to the acquisition of I/PRO. Engage expects that it will continue to borrow funds from CMGI under this arrangement until the closing of this offering and that the net obligations incurred after the end of the fiscal quarter preceding the closing, to the extent outstanding, will be converted into Engage common stock at the initial public offering price.

   Engage has experienced a substantial increase in its expenditures since inception consistent with its growth in operations and staffing. Engage anticipates that expenditures will continue to increase for the foreseeable future as Engage accelerates the growth of its business. Additionally, Engage will continue to evaluate investment opportunities in businesses that management believes will complement its technologies and market strategies.

   Engage currently anticipates that its available cash resources, together with the net proceeds from the sale of 938,000 shares of common stock to be issued prior to the closing of this offering and the net proceeds from this offering, will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the 12 months following the date of this prospectus. However, Engage may need to raise additional funds in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. On a long-term basis, Engage may require additional external financing through credit facilities, sales of additional equity or other financing vehicles. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of Engage's stockholders will be reduced and its stockholders may experience additional dilution. Engage cannot assure you that additional financing will be available on terms favorable to Engage, or at all. If adequate funds are not available or are not available on acceptable terms, Engage's ability to fund its expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited.

                      In-Process Research and Development

Accipiter

   CMGI acquired Accipiter on April 8, 1998 for total purchase consideration of $31.3 million. In August 1998, Accipiter merged with Engage in a stock-for-stock merger in which consideration of 700,000 shares of Engage Series A Convertible Preferred Stock were issued to CMGI. The portion of the purchase price allocated to in-process research and development was $9.2 million, or approximately 29% of the total purchase price. At the acquisition date, Accipiter's major in-process project was the development of AdManager version 4.0, which was intended to provide the ad serving functionality that customers were requiring as the use of the Internet rapidly increased and customer Web sites became more complex. In general, previous AdManager releases did not provide for the fault tolerance, redundancy and scalability that customers began to seek after AdManager versions 1.0 and 2.0 were released. Accordingly, customers' long-term product needs required Accipiter to substantially redesign the AdManager architecture to develop new technologies to provide:

  . improved fault tolerance, which is the ability to operate during a system failure, and scalability, which is the ability to expand capacity,

  . an object-oriented user interface, which is a screen display that enables users to easily operate a computer program,

  . application programming interfaces, which enable a program to exchange data with other programs and

  . a new report engine, which is a component that generates reports.

   This redesigned AdManager architecture was later released as version 4.0.

   At the date of the acquisition, management estimated that completion of the AdManager version 4.0 technology would be accomplished by June 1998. Engage began beta testing AdManager version 4.0 at a customer site in June 1998 and commercially released the product in August 1998. The initial development effort had commenced in late 1997. At the acquisition date, the new AdManager technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the Accipiter purchase, the AdManager version 4.0 project was approximately 71% complete.

   The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 24.5%, a slight premium over the estimated weighted-average cost of capital of 24%, and the discount rate used for developed technology was 21%.

   The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

   Accipiter recorded revenue in 1997 of less than $1 million. Because of the absence of meaningful historical revenue of Accipiter, management projected revenue for the initial year of the forecast period based on its assessment of future market potential and the ability of Accipiter to successfully launch its new product offering. After the initial year of the users and online activity and the impact such growth would have on Internet advertising. These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce, the need for e-commerce companies to serve ads over the Internet, expected trends in technology and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of Accipiter technologies in conjunction with Engage's products, the marketing and distribution of the resulting products through Engage's sales force and the benefits of Engage's incremental financial support and stability.

   Engage's estimated cost of sales as a percentage of revenue is expected to be slightly lower than Accipiter's on a stand-alone basis, which was 16% in 1997, as fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale through combined operations. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease by 1% each year from Accipiter's historical percentage, to a low of 11% in the fifth forecast year.

   Engage's selling, general and administrative costs are expected to be higher than Accipiter's on an absolute basis, but lower as a percentage of revenue. Due to the small revenue base in 1997 and the impact of significant costs associated with building a corporate infrastructure and building a workforce for future operations, Accipiter's selling, general and administrative costs in 1997, as a percent of revenue, are not representative of the expected costs for the combined operations of Engage and Accipiter. Efficiencies due to economies of scale through combined operations, such as consolidated marketing and advertising programs, are expected to be realized immediately.

I/PRO

   Engage acquired I/PRO on April 7, 1999 for total purchase consideration of $32.7 million. The portion of the purchase price allocated to in-process research and development was $4.5 million, or approximately 14% of the total purchase price. At the acquisition date, I/PRO's major in-process project was the development of a new data processing system, project name Normandy, which is intended to provide improved functionality. In general, the existing data processing system does not provide sufficient fault tolerance, scalability and data processing efficiency to meet future customer needs. Accordingly, customers' long-term product needs required I/PRO to substantially redesign the data processing system to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) system management, (3) data capture and (4) path analysis functionality, which is the ability to track movement of Web visitors across Web pages.

   At the date of the acquisition, management estimated that completion of the Normandy technology would be accomplished by August 1999. The initial development effort had commenced in late 1998. At the acquisition date, the new Normandy technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the I/PRO purchase, the Normandy project was approximately 64% complete.

   The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including core developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 30%, a premium over the estimated weighted-average cost of capital of 25%, and the discount rate used for core developed technology was 22%.

   The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

   Management projected average annual revenue increases for the forecast period based on its assessment of future market potential and the ability of I/PRO to successfully implement the Normandy technology. Revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet service companies. Revenue related to the Normandy project were separately identified.

   These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce, the need for e-commerce companies to utilize independent audit, verification and analysis services, expected trends in technology and the nature and expected timing of new product introductions by its competitors. These estimates also include growth related to the use of certain I/PRO technologies in conjunction with Engage's products and the benefits of Engage's incremental financial support and stability.

   I/PRO's estimated cost of sales as a percentage of revenue is expected to significantly decrease on a stand-alone basis, which was 85% in 1998, as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale. The Normandy technology is expected to greatly increase the automation of data processing, allowing significant labor cost savings per revenue dollar. Increases in hardware utilization are also expected. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease to a low of 20% in the fifth forecast year.

   I/PRO's operating expenses are expected to increase on an absolute basis, but to significantly decrease as a percentage of revenue over the term of the forecast, which was 192% in 1998. Certain fixed expenses are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease to a low of 49% in the fifth forecast year.

                        Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. SFAS No. 131 has been adopted by Engage effective August 1, 1998.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of various internal costs related to the implementation of computer software obtained for internal use. Engage is required to adopt this standard in the first quarter of fiscal year 2000, and expects that the adoption of SOP 98-1 will not have a material impact on its financial position or its results of operations.

   In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting Costs of Start-Up Activities". Under SOP 98-5, the cost of start-up activities should be expended as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SOP 98-5 is effective for Engage's fiscal 1999 financial statements. Engage does not expect its adoption to have a material impact on its financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. Engage is required to adopt this standard in the first quarter of fiscal year 2000, and expects that the adoption of SFAS No. 133 will not have a material impact on its financial position or its results of operations.

                              Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these "Year 2000" requirements or risk system failure or miscalculations causing disruptions of normal business activities. Engage is in the process of evaluating and correcting the Year 2000 compliance of its proprietary products and services and third party equipment and software that it uses, as well as its non-information technology systems, such as building security, voice mail and other systems.

State of Readiness

   Engage has made an assessment of the Year 2000 readiness of its operating, financial and administrative systems, including the hardware and software that support Engage's systems. Engage's Year 2000 compliance efforts consist of the following:

  . identification of all software products, information technology systems and non-information technology systems that may be affected by Year 2000 issues;

  . assessment of repair or replacement requirements;

  . repair or replacement;

  . testing;

  . implementation; and

  . creation of contingency plans in the event of Year 2000 failures.

   For its currently marketed software products, Engage has substantially completed its Year 2000 compliance testing efforts and believes that its products are Year 2000 compliant in all material respects. Engage also has conducted less extensive testing of older versions of its products. While Engage is not aware of any material respect in which its older products are not Year 2000 compliant, it intends to offer customers using older products the option to upgrade to current versions at no additional charge. Engage also has tested and continues to test its internal and third-party provided systems that are used to deliver customer services. Engage has received assurances from NaviSite, a major third-party vendor, that NaviSite will be responsible for ensuring that its system is Year 2000 ready.

   For all other systems, Engage's Year 2000 task force is currently conducting an inventory of and developing testing procedures for all software and related systems that it believes may be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that Engage uses, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. To date the internal evaluation has resulted in the identification of a small number of desktop computers whose operating systems are not Year 2000 compliant; these computers were replaced by Engage in the third quarter of fiscal 1999. Until such testing is completed and such vendors and providers are contacted, Engage will not be able to completely evaluate whether its systems will need to be revised or replaced. The testing and implementation phases are expected to be completed by the end of July 1999.

Costs

   Through April 1999, Engage has spent approximately $374,000 on Year 2000 compliance issues and expects to incur an additional $550,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues and replacing non-compliant computer hardware. Most of Engage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on Engage's business, financial condition and results of operations.

Risks

   Engage is not currently aware of any Year 2000 compliance problems relating to its products or systems that would have a material adverse effect on its business, financial condition and results of operations, without taking into account Engage's efforts to avoid or fix such problems. There can be no assurance that Engage will not discover Year 2000 compliance problems in its products or systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into Engage's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of Engage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenue, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Engage's business, financial condition and results of operations. Moreover, the failure to adequately address Year 2000 compliance issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   Engage is heavily dependent on NaviSite to provide outsourced data services. A significant Year 2000 related disruption of the outsourced data services that NaviSite provides to Engage could cause customers to consider canceling services with Engage or cause an unmanageable burden on Engage's technical support, which in turn could materially and adversely affect Engage's business, financial condition and results of operations.

   In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of Engage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of Engage, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Engage from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on Engage's business, financial condition and results of operations.

Contingency Plan

   As discussed above, Engage is engaged in an ongoing Year 2000 assessment and is in the process of developing contingency plans. The results of Engage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in adopting final contingency plans.

                                    BUSINESS

                                     Engage

   Engage offers a range of products and services that enable Web publishers, advertisers and merchants to target the delivery of advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness. Engage has generated most of its revenue to date through sales of its advertising management software and outsourced services, as well as its services for measuring and analyzing Web site traffic. Engage is currently testing its Engage Knowledge data service with customers, and plans to implement this service on a commercial basis in July 1999. Engage Knowledge will provide real-time access to Engage's database of more than 30 million anonymous profiles of Web users for more effective targeting of online advertising, promotions and content. Engage expects that a significant portion of its future growth will be attributable to sales of subscriptions to the Engage Knowledge data service and other products and services that will be based upon Engage's profiling technology.

                              Industry Background

Growth of the Internet and Internet Marketing, Commerce and Analysis

   The Internet has emerged as a significant global communications medium. The growth in the number of Web users is expected to continue as Internet access becomes more widely available, bandwidth increases and Internet content improves and incorporates more multimedia capabilities. International Data Corporation (IDC) has estimated that the number of Web users worldwide will increase from approximately 97 million at the end of 1998 to approximately 320 million by the end of 2002, representing a compound annual growth rate of 35%.

   As the Internet grows, advertisers and marketers have the opportunity to reach broad, global audiences. Jupiter Communications has estimated that spending for advertising on the Internet in the United States will increase from approximately $1.9 billion in 1998 to $7.7 billion by 2002, representing a compound annual growth rate of 42%. The Direct Marketing Association has estimated that spending on Internet direct marketing to consumers will grow from an estimated $224 million in 1998 to $2.0 billion in 2003, representing a compound annual growth rate of 55%. Due to the growth in the number of Web users, the interactive nature of the Web and the Web's global reach, advertisers and marketers are increasing their use of the Internet to promote their products, services and brands. In particular, the Web allows advertisers and marketers to target an advertisement or offering to each user in real-time and receive direct user feedback.

   The Internet also has emerged as a significant global medium for the electronic transaction of business, or e-commerce. Forrester Research has estimated that consumer purchases of goods and services over the Internet in the United States will increase from approximately $8 billion in 1998 to approximately $76 billion in 2002, representing a compound annual growth rate of 76%. Consumers can benefit from the faster, more convenient and potentially less expensive transactions that e-commerce can provide, while merchants can cost-effectively reach a global audience. The Internet is also playing an increasingly important role in facilitating offline transactions by providing more and better information to consumers. For example, although very few automobiles are actually sold online, Forrester Research has estimated that in 1998 approximately 2.0 million Web households, representing 13% of all new car purchases, used the Internet to research and select a vehicle before visiting the dealer and that 6.4 million households, representing 41% of all new car purchases, will use the Internet prior to purchasing a vehicle by 2002. As electronic commerce expands, traditional and Internet merchants are turning to the Web to locate customers, advertise and market their products and facilitate transactions.

   By knowing more about their customers and their customers' preferences, Web publishers and merchants can improve their sites to address the interests of their audience. The interactive nature of the Web allows businesses to gather a wealth of information. However, there are few tools currently available that effectively use that data to measure and analyze the activities and behavior of Web site visitors to facilitate strategic decision making.

Increasing Demand for Targeting Capabilities

   Early Internet marketing efforts were directed primarily at placing advertisements on the most frequently visited Web sites and pages within those sites. As the Internet has matured, businesses have sought to improve the effectiveness of their marketing campaigns by directing their advertisements and promotions toward the Web users they most want to reach. By targeting advertisements and offerings to the most relevant users, Internet marketers seek to improve their response rates and brand awareness and reduce costs by eliminating spending that is not directed at their intended audience.

   As marketers have become more sophisticated in their approach to marketing over the Internet, an increasing number of advertising-supported sites have been established, increasing the number of competitors offering advertising impressions and exerting downward pressure on advertising prices. In March 1999, Jupiter Communications estimated that between 70% and 80% of the advertising inventory on Web sites was unsold. Web publishers are seeking to sell more inventory at higher rates by offering advertisers the ability to target advertisements based on the interests and demographic characteristics of the visitor, rather than simply the content of the page being viewed.

   Increasingly, Internet marketers are demanding a better return on investment. Return on investment is favorably affected by either increasing response rate or brand awareness (return) or reducing costs of advertisements or transactions (investment). Because the response rate for Internet advertising is typically very low, businesses that can attain even a small absolute increase in the advertising response rate can increase their return on investment substantially. In addition, the large number of Web users and the global nature of the Internet can lead to inefficient spending when merchants deliver untargeted advertisements or promotional offerings to Web users. These merchants expect to improve their return on investment by targeting their advertising and offerings to those Web users who meet their desired criteria. Although marketers can indirectly target their messages by delivering advertisements to a specific Web site or Web page, many businesses desire to improve their return on investment further by directly targeting advertisements, e-commerce offerings and other content using detailed data about a visitor's preferences and demographic characteristics.

   In addition, Web publishers and merchants are seeking to increase the frequency and duration of Web user visits to their sites to enable them to sell more advertising inventory and increase e-commerce revenue. By customizing the content of Web pages to reflect users' interests and preferences, Web publishers and merchants are seeking to attract more traffic to their Web sites, increase visitor loyalty and improve the appeal of their e-commerce offerings.

The Need for Solutions to Distinguish Web Users While Respecting Their Privacy

   The Web offers the potential for Web publishers, advertisers and merchants to better understand their respective audiences and to capitalize on the individual targeting capability, real-time feedback and other marketing advantages offered by the Internet. Significant information about Web site visitors can be derived from an analysis of:

  . the Web sites and page views selected by users;

  . the pattern in which users move from one site or page to another;

  . the duration of a user's visit to a site or page;

  . the purchasing and other activities of users while at a Web site; and

  . the responses of visitors to specific advertisements and promotions.

   While the Internet offers the opportunity to collect a wide variety of information that could be used to improve audience targeting, Web users are increasingly concerned about the potential for loss or abuse of their privacy. Although Web site visitors can obtain significant benefits from a Web publisher's or merchant's ability to personalize content and target e-commerce offerings based on the user's tastes and preferences, many consumers do not want specific identifiable information about themselves, such as their name, home or e-mail address, made available to third parties.

   To balance the desires of marketers and consumers, there is a need for a solution that will enable Internet marketers to tailor offerings effectively to each user while at the same time preserving the privacy and anonymity available to individuals on the Internet.

                              The Engage Solution

   Engage provides products and services that enable customers to create and use profiles of individual Web visitors to target advertisements, content and e-commerce offerings.

   The following table shows the products and services offered by Engage:

       Products and
         Services                Description                          Benefits
------------------------------------------------------------------------------------------------
  Profiling

  Engage Knowledge        Service providing real-    Allows targeted online advertising, content
   Data Service(1)        time access to database    and e-commerce offerings, which can improve
                          of anonymous global        response rates, brand awareness and
                          profiles of Web users      customer loyalty and reduce marketing costs

  Engage ProfileServer    Software to create and     Permits customization of interest
                          deliver site-specific      categories to track preferences specific to
                          local profiles of Web      the customer's business. Can be used alone
                          users                      or together with profiles delivered as part
                                                     of the Engage Knowledge data service

------------------------------------------------------------------------------------------------
  Advertising Management

  Accipiter AdManager     Automated online           Automates online advertising management for
                          advertising delivery and   Web sites, including scheduling, targeting
                          management software        and serving of ads and reporting of
                                                     campaign results

  Accipiter AdBureau      Outsourced online          Delivers the capabilities of Accipiter
                          advertising management     Admanager without requiring the customer to
                          service using AdManager    make the investment needed to create an
                          technology                 advertising management infrastructure

------------------------------------------------------------------------------------------------
  Web Site Traffic
   Measurement, Auditing
   and Analysis

  I/PRO NetLine Service   Outsourced Web site        Enables Web sites to better understand user
                          traffic measurement and    traffic and behavior and thereby improve
                          analysis service           their Web sites

  Nielsen I/PRO I/Audit   Outsourced service         Allows media sellers to prove Web site
   Services               providing audits of site   traffic volume and campaign results to
                          traffic and ad campaign    media buyers
                          results

  I/PRO Research Services Custom consulting          Provides customized analysis and
                          services providing         interpretation of visitor behavior to help
                          audience behavior          customers formulate their Web strategies
                          analysis

  Engage                  Site-based data            Allows customers to perform sophisticated
   DecisionSupportServer  warehouse software for     analysis of the behavior and profiles of
                          audience analysis          their Web site visitors

  Engage Knowledge        Consulting services        Allows customers to gain valuable market
   Research Services(2)   based on global profile    research by analyzing Web-wide user
                          database                   behavior, interest trends and patterns
                                                     across the Engage Knowledge data service

--------------------------------------------------------------------------------
 (1) Currently being tested with customers and expected to be implemented on a commercial basis in July 1999.
 (2) Expected to be introduced in July 1999.

   An Engage profile is an anonymous collection of information about an individual Web user's consumer interests, demographic characteristics and geographic location. These profiles are developed through a combination of a user's browsing behavior on participating sites on the Internet and information the user has voluntarily declared at these sites, such as information provided on an online registration form. Each anonymous profile omits information that would permit the personal identification of the user, such as name, address and e-mail address.

   Based on its proprietary technology, Engage has built a database containing more than 30 million anonymous consumer profiles, which it has created from data drawn from multiple, diverse Web sites. Customers can use these profiles to target relevant advertisements, content and e-commerce offerings to individual Web users based on each user's particular preferences, demographic characteristics and geographic location.

   Engage's profiling technology can create local and global user profiles. Local profiles, which are created and maintained by Engage's customers, contain data derived from the customer's own Web site and typically map preferences based on particular interest categories designed by the customer and demographic characteristics. Global profiles, which are compiled from data contributed to the centralized Engage Knowledge database from the Web sites of all participating Engage customers, are provided to customers on a subscription basis and provide a broader and more detailed description of users' interests. These global profiles do not contain personally identifiable information of individual users, such as name, home or e-mail address, IP address or domain name.

   Each Engage global profile contains a series of numerical scores reflecting each Web user's inferred preference level in hundreds of standard categories and subcategories, such as books, business, computers, fashion, sports and travel as well as demographic and geographic information. Categories can be further customized to meet the needs of a specific customer or market. Engage software uses sophisticated proprietary algorithms and methodologies to continuously update and refine these global profiles based on a visitor's browsing behavior across multiple Web sites, including pages selected by the user, the duration of the user's visits and the responses of the user to specific advertisements and promotions. Engage global profiles also incorporate anonymous demographic and geographic information reported voluntarily by a visitor, such as data from an onsite registration form.

   When a user visits a Web site of any customer subscribing to the Engage Knowledge data service, Engage matches that visitor with his or her profile in the global profile database. The profile is transmitted in real-time to the subscribing Engage Knowledge customer site, which can then use the profile to target advertisements, content and e-commerce offerings to that visitor. Based on past user behavior at other Web sites, an Engage customer can determine the interests and tailor the experience of even first-time visitors to its Web site.

   Engage believes that its profiling technology provides a significantly more meaningful picture of Web user preferences than other available targeting solutions because:

  . Engage builds and constantly updates its profiles based on a user's Web browsing behavior, resulting in more detailed and current profiles than could be created with registration or other declared data only;

  . Engage profiles classify visitor information across hundreds of interest categories and subcategories, allowing Web publishers, advertisers and merchants to identify more precisely their target audience;

  . Engage global profiles are developed from data gathered from many diverse
    Web sites, generating more detailed and comprehensive information about Web users than could be gathered from any single site; and

  . The Engage Knowledge database currently contains more than 30 million user profiles, enabling the use of targeting applications for a significant proportion of Web site visitors.

   Engage believes, based on preliminary results of a study conducted for Engage by a market research organization, Ipsos-ASI, that the use of Engage profiles to target advertisements can achieve click-through rates greater than those achieved by untargeted advertisements. Click-through rates represent the proportion of viewers who click on an advertisement. Engage also believes, based on this study, that the use of Engage profiles to target advertisements on Web pages whose content is unrelated to the advertisement can achieve click-through rates comparable to those achieved by the targeting of advertisements based on the content of the Web page.

   Engage profiles are designed to work with other Engage applications, third-party software or customers' internally developed solutions, allowing customers flexibility as the uses of profiling and related applications develop and evolve.

   The following is an example of what a portion of an anonymous user profile might contain:


 Anonymous Web User Profile--ID#: 23987CKF87E99

  Interest Categories                                                   Score(1)
  -------------------                                                   --------
  Automobile...........................................................   .75
   Automobile--Auto Types--Sport Utility Vehicle.......................   .73
   Automobile--Type of Need--Accessories...............................   .23
  Entertainment........................................................   .35
   Entertainment--Music................................................   .35
   Entertainment--Music--Classical.....................................   .21
  Fashion..............................................................   .39
   Fashion--Footwear...................................................   .26
   Fashion--Business Clothing..........................................   .38
  Major Events.........................................................   .44
   Major Events--Move within State.....................................   .44
  Money & Finance......................................................   .64
   Money & Finance--Type of Need--Online Banking.......................   .59
   Money & Finance--Investment Types--IRA/401K.........................   .34
  Response Tendency....................................................   .81
   Response Tendency--Commerce.........................................   .60
   Response Tendency--Commerce--Online Purchases.......................   .76
  Demographic Data ....................................................
   Gender--Female......................................................   .91
   Age--35-44 years....................................................   .75
  Geographic Data .....................................................
   Metro Statistical Areas (MSA)--Atlanta, GA..........................   .97

-------------------------------------------------------------------------------
 (1)Interest level, based on a scale from 0 to 1.00.

   Building upon its profiling capabilities, Engage offers the following profile-based marketing solutions:

Targeted Delivery of Advertising

   Engage's advertising management software and services allow Web publishers and advertising networks to target advertising campaigns using either local profiles or global profiles from the Engage Knowledge data service. Engage also offers a turnkey outsourced advertising management service that allows Web sites to gain the advantage of profile-based advertising without making a significant upfront investment of cash and personnel. By allowing advertisers to target advertisements based not only on the content of the Web page being viewed, but also on the visitor's profile, these advertising solutions are designed to enable Web publishers and advertising networks to sell more of their advertising inventory and to allow advertisers to improve their return on investment. Engage's advertising management products, when used in conjunction with its profiling products and services, can schedule and serve advertisements in real-time while simultaneously optimizing the impact of a message by, for example, showing a minivan advertisement to a visitor interested in family subjects and a sport utility vehicle advertisement to an outdoor enthusiast. In addition, if it is known that a user is a likely minivan buyer, specific ads can be served when the visitor is in an unrelated site or section of a site.

Targeted Delivery of Content and Commerce Offerings

   Engage's profiling software and global profiles allow Web publishers and merchants to customize the content of Web pages and target e-commerce offerings and promotions based on each individual user's interests. By providing Web site visitors information that is more relevant to them, Web publishers and merchants can strengthen visitor loyalty and increase the likelihood that a visitor will stay at the site and make a purchase. A Web site focusing on music can dynamically alter a Web page to present, for example, a special offer on a jazz CD only to those visitors whose profiles indicate strong interests in jazz and offer a different promotion to visitors with classical music interests.

Web Site Traffic Measurement, Auditing and Analysis

   Engage's analysis and traffic measurement products and services allow Web publishers and merchants to collect, manage and analyze data about visitors and their behavior. By analyzing how users behave and react to specific advertising, pages or specific content areas, Web publishers can better understand their visitors and improve the effectiveness of their Web sites. Engage offers a range of solutions, from a basic outsourced reporting service to sophisticated software enabling analysis of large amounts of data. Engage also offers a comprehensive range of auditing services, including total site traffic audits and internal reporting verification. Engage's auditing services allow Web publishers to provide advertising buyers with the standardized verification from an independent third party that these buyers increasingly require before they will purchase Internet advertising inventory.

                                    Strategy

   Our objective is to enhance our position as a leading provider of profile-based Internet marketing solutions for Web publishers, advertisers and merchants. Our strategy to achieve this objective includes the following key elements:

Establish Engage as a Recognized Brand for Internet Profiling

   We believe that we have the opportunity to establish Engage as the recognized brand for profile-based marketing solutions on the Internet. To capitalize on this opportunity, we are creating a family of "Engage-enabled" products and services that incorporate our profiling technology to serve a broad array of customer targeting needs on the Internet. Expanding from the initial use of our profiling technology in targeting the delivery of advertisements through our Accipiter advertisement management software, we plan to integrate our profiling technology with our I/PRO market intelligence services so that customers can better measure and analyze audience

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

behavior at their Web sites. We also plan to develop solutions that will allow Web publishers, advertisers and merchants to more effectively reach customers in specific markets, such as automotive and retail and other industry-specific markets. By implementing our solutions across a broad spectrum of customers and customer applications, we will seek to establish our profiling technology as the most widely-used platform for the targeting of advertisements, content and e-commerce offerings on the Web.

Offer Multiple Products Based on Open Standards

   We offer multiple products and services based on open standards that facilitate the use of Engage's solutions with third-party applications. For example, our customers can use Engage Knowledge to target advertisements in conjunction with either our own Accipiter products or advertising management software provided by other vendors. By enabling customers to choose applications from third-party vendors, we believe we will be able to broaden the market for Engage-enabled solutions and increase the quantity and quality of the profiles compiled in the Engage Knowledge database.


[Graphic consists of a box at bottom labelled "Engage profiles" with arrows immediately above it pointing upward at a box labelled "Engage or Third-Party Applications" and within this box are subheadings labelled "Advertising Delivery", "Content Publishing" and "E-Commerce Server". This box has arrows immediately above it pointing toward three boxes labelled "Targeted Ad", "Personalized Content" and "Customized Offer".]

Continue to Enhance Engage Global Profile Database

   Each user visit to the Web site of a participating subscriber to the Engage Knowledge data service contributes to the depth of the global profile database and enhances its value to all customers. We will continue to increase the quality and usefulness of Engage Knowledge profiles by:

  . expanding the number of consumer profiles through an increase in our installed base of subscribers and contributors to the Engage Knowledge data service;

  . developing new profiling algorithms to glean additional knowledge about
    Web users from data compiled for each profile; and

  . refining our interest categories and subcategories to provide more detailed and market-specific user profiles.

Focus on Specific Markets

   We plan to develop and sell specific Internet marketing solutions for different markets. We are initially focusing on Web publishers and advertising networks that derive revenue from advertising on the Web. For this market, we are enhancing our Accipiter advertising management software and services to allow Web publishers and advertising networks to use global profiles to optimize utilization of their advertising space. In addition, we will seek to increase our customers' advertising revenue by allowing them to offer a new program to advertisers in which an advertiser will pay for the delivery of advertising impressions only to those Web site visitors whose Engage profile matches designated criteria. Our fees for this program will consist of a portion of the advertising revenue generated when one of our profiles is used.

   We also plan to focus on the automotive and retail and other industry-specific markets. For each market, we plan to develop and market tailored versions of our Engage Knowledge database that will measure interest levels in categories specific to those markets. For the automobile market, we will work with key automotive sites to capture specific and detailed information about automotive users presently in the purchase cycle and to provide manufacturers the ability to study consumer preferences for specific automobiles or features. For the retail market, we will continue to refine geographic-targeting capabilities so that national retailers can address specific needs and preferences within each local audience through the Internet.

   We also will aggressively pursue distribution arrangements with companies that install and integrate hardware and software systems for third parties and with independent software vendors who can deploy our profiling technologies for specific markets. Through these indirect channels, we will seek to extend the deployment of Engage technology and expand our customer base.

Offer Family of Engage Products and Services

   We will seek to increase our sales to our installed base of customers by offering a range of software and services that utilize common Engage profiling technology. For example, if a customer uses Accipiter AdManager software to deliver Web advertisements, we will seek to sell a subscription to the Engage Knowledge data service to enable the customer to improve advertising response rates and brand awareness. We may also offer the customer a subscription to our I/PRO services to measure and better understand visitor behavior. Using our complementary line of software and services, a customer can rely upon Engage Knowledge profiles to perform a wide range of functions and thus avoid the time and expense otherwise required to collect, process and store large volumes of user data multiple times for multiple functions.

Maintain Position as Advocate for Internet Privacy

   We believe that concerns about loss of privacy are increasingly important to Internet users and therefore have designed the Engage Knowledge database with the goal of being a leader in the protection of the privacy of individuals. We have been an active participant in the establishment of technology, industry and regulatory frameworks for Internet privacy and plan to continue to be aggressive in promoting our commitment to privacy.

Expand into International Markets

   We currently market our products and services worldwide through a sales office in London, our U.S. headquarters and through a joint venture in Japan established with Sumitomo in July 1998. In addition, we plan to open an office in Germany in 1999. As of April 30, 1999, we had 22 customers in Europe and seven elsewhere outside the United States. We plan to expand our penetration of the international market primarily through joint ventures with partners abroad.

                             Products and Services

   Engage offers a range of software and services that enable Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences and to measure their effectiveness.


Engage Knowledge Data Service

   The Engage Knowledge data service uses a database which contains user profiles collected from participating sites across the Web. Engage's database has been designed to create, refine and deliver millions of profiles in real-time to meet the demands of multiple Web sites. The global profiles used in the delivery of the Engage Knowledge data service omit personally identifiable information of individual users such as name, home or e-mail address, IP address or domain name. The database assigns a computer-generated identifier to distinguish each Web visitor. This identifier is currently stored as a browser cookie on the Web user's computer. This Engage Knowledge identifier is correlated with site-specific identifiers using a proprietary technique called "dual blind" identification. This technique protects the privacy of the individual because the participating Web site cannot access the Engage Knowledge identifier and Engage does not maintain any personally identifiable information that may have been gathered at the Web site.

   Engage Knowledge global profiles contain a series of numerical ranking codes, as well as demographic and geographic information, with scores that indicate the level of the consumer's interest in a category or the accuracy of a demographic or geographic attribute. The categories are hierarchical, with the top level representing a broad interest area such as "Books", and lower levels representing increased specificity, such as "Children's Books". Engage also maintains demographic and geographic information for each profile by using computer algorithms that infer demographic characteristics or geographic locations based on Web browsing behavior at participating sites and by using declared information reported voluntarily by the visitor, such as data provided by a user on an online registration form. Engage does not retain any of the personally identifiable information that may have been provided on the registration form, and therefore the identity of the Web user cannot be derived from the information contained in the global profile. Each Web page at a customer site is classified to indicate the interest categories that will be attributed to visitors to that page.

   When a user visits a Web site of any customer subscribing to the Engage Knowledge data service, Engage matches that visitor to his or her profile in the global profile database. The profile is then transmitted in real-time to the subscribing Engage Knowledge customer site, which can then use the profile to target advertisements, content and e-commerce offerings to that visitor.

   As a Web visitor browses through any Engage-enabled Web site, Engage's software dynamically updates and refines the profile of that visitor based on the recency, frequency and duration of the consumer's browsing behavior in each interest category. The Engage Knowledge database can be integrated with third-party data sources, such as geographic databases, to further enhance the consumer profiles. Unlike profiles based solely on static registration data, Engage Knowledge profiles are constantly changing to more accurately reflect the current interests of an individual.

   Engage Knowledge profiles can be used to enhance third-party software applications by providing targeting capabilities. These applications include advertising management, content delivery and e-commerce offerings. Engage provides software tools and services to facilitate the integration of Engage Knowledge profiles with these third-party applications.

   An Engage Knowledge subscription is combined with a license to the Engage software modules necessary to identify visitors, collect and transfer behavior records and access profile information. Periodic subscriptions are usually offered on a quarterly basis and the fees vary depending on traffic to the customer's site and the application with which the service is used. Engage expects that fees in the future will also vary based on the number of profiles used. Engage believes that most customers will contribute their clickstream data to the Engage Knowledge data service in exchange for reduced subscription rates and to enhance the quality of future global profiles. Although data contribution is not required, customers who do not contribute their site clickstream data to Engage Knowledge are required to pay significantly higher fees for use of the Engage Knowledge profiles. Monthly fees can range from a few thousand dollars for a low volume Web site to hundreds of thousands of dollars for a large customer with multiple Web sites.

   In March 1999, Engage introduced GeoKnowledge, a data service that features multiple types of geographic data combined with profiles from the Engage Knowledge database.

   As of April 30, 1999, Engage had implemented the Engage Knowledge data service with customers on a test basis. Engage expects to implement the Engage Knowledge data service on a commercial basis in July 1999.

Engage ProfileServer

   Engage ProfileServer software collects Web visitor behavior data at the customer's Web site and declared user information reported voluntarily by a visitor to create and deliver profiles of individual Web site visitors. The system enables customers to create their own local profile database, which is maintained at the customer's site, and to use these local profiles to target advertisements, content and e-commerce offerings. The ProfileServer system
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

permits customers to customize the interest categories in the local profiles so that they track preferences specific to the customer's market. For example, a clothing retailer could create size and style subcategories. Customers can also use the system to collect proprietary user data, including identifying information supplied voluntarily by visitors to their sites. The local databases created with ProfileServer, which do not become part of the Engage Knowledge database, can be used by customers either alone or in conjunction with the Engage Knowledge data service.

   ProfileServer is offered to customers under perpetual or annual subscription licenses with fees that vary based on the volume of visitor activity on the customer's sites. ProfileServer software typically ranges in price from $12,000 for a basic configuration at a small Web site to up to $100,000 for a complete feature installation at a high volume site.

Online Advertising Systems and Services

   Engage's Accipiter ad management systems and services are designed to manage and deliver advertising and direct marketing promotions on individual Web sites and networks of Web sites.

   Accipiter AdManager. Accipiter AdManager automates online advertising management for Web sites by scheduling and targeting ads, automatically rotating ad inventory and generating up-to-the-minute, customized reports. AdManager tracks all active advertising campaigns and Web site visitors and optimizes scheduling of advertisements in real-time to ensure that each campaign is delivered on schedule to qualified visitors or to the specified content areas of a site.

   AdManager allows sites to deliver relevant advertising to individual visitors using a wide range of targeting criteria, including:

  . Engage global and local profiles;

  . area of content that a visitor is viewing;

  . geographic location of users;

  . key-word or key-phrase searches; and

  . time of day or day of week.

   AdManager provides versatile easy-to-use scheduling features. Advertisements within a campaign can be scheduled by the total number of impressions or clicks, by specific time frames specified by the advertiser or any combination of counts and date ranges. The campaign reservation system can lock in portions of available inventory for upcoming campaigns.

   Customers can access a variety of reports to see how well a campaign is performing. Reports can detail, for example, how many impressions and clicks were generated both from the entire site and by each ad and advertiser. AdManager also enables customers to securely assign access privileges for specific functions or information to a variety of users at different levels from different organizations. For example, a single system can provide different levels of access to advertising agencies, web site advertising sales representatives, and third party advertising sales representatives. AdManager can be distributed across multiple servers to expand ad serving capacity and provide high availability to handle the volume requirements of the largest Web sites.

   AdManager is offered to customers under perpetual licenses or annual subscription licenses, with fees that vary based on the number of advertisements served. A typical AdManager installation ranges in cost from $12,000 to more than $100,000, with an additional monthly fee for access to the Engage Knowledge database.

   Accipiter AdBureau. Accipiter AdBureau is Engage's turnkey, outsourced advertisement management service based on AdManager technology. By subscribing to AdBureau, a customer can obtain the advertisement management capabilities of AdManager without the need to invest in on-site and management hardware, server and administrative software or databases.

   AdBureau is marketed primarily to start-up and mid-sized Web sites, as well as advertising networks. AdBureau is offered to customers under an annual agreement providing for fees based on the number of advertisements served, with a $3,500 one-time set up fee and monthly fees based on the number of advertisments served, ranging from $1,000 per month for the smallest Web sites to more than $15,000 per month for high volume sites.

Web Site Traffic Measurement, Auditing and Analysis

   Engage offers products and services that provide Web site traffic measurement and analysis and verification of site traffic and advertising results. Through its I/PRO services, Engage currently measures over seven billion page views per month across over 350 Web sites.

   I/PRO NetLine. I/PRO NetLine is an outsourced traffic measurement service that continuously measures Web site traffic and delivers results on a daily basis to the customer. This service enables customers to access reports immediately, combine data from multiple sites and standardize information for meaningful comparisons. I/PRO provides a wide range of standard reports and enables users to customize their reports and the data to be tracked. I/PRO provides standard reports that contain key data about traffic at a Web site, including information about the number of users to visit a Web site, the duration of user visits and the most frequently visited pages of the site. Customized reports can include information regarding specific pages, directories and clicks and other in depth data. I/PRO NetLine is priced based on the volume of traffic at the sites being measured and the number of reports that are requested, and fees typically range from $2,500 to $5,000 per month. I/PRO also offers extensive support by professional service account managers and custom research capabilities.

   Engage plans to offer I/PRO NetLine in conjunction with Engage Knowledge services for global audience analysis. Using profile information from the Engage Knowledge database, customers of I/PRO NetLine will be able to customize reports to include more detailed and comprehensive user information, which will enhance the I/PRO NetLine traffic measurement service.

   Nielsen I/PRO I/Audit. Nielsen I/PRO I/Audit outsourced services include audits of circulation on total audience, specific advertisements or advertising campaigns, internal management systems and co-operative marketing arrangements. Nielsen I/PRO I/Audit verifies information directly at the specific Web site rather than relying on a sample from a panel or other indirect methods. Engage believes that I/PRO was the first company to offer Web site specific audits of Web site traffic and advertising campaigns. Engage believes that over 70% of the 50 most visited sites currently use Nielsen I/PRO I/Audit. Nielsen I/PRO I/Audit reports are guaranteed to be delivered within ten days of I/PRO's receipt of the necessary data. Nielsen I/PRO I/Audit services are priced based on the volume of traffic at the sites being audited and fees typically range from $2,000 to $4,000 per month. I/PRO has a co-branding and reselling agreement with Nielsen Media Research and pays royalties to Nielsen on sales of I/PRO services.

   I/PRO Research Services. I/PRO offers custom consulting services to help clients meet their Web marketing goals. These services combine analysis of Web audience data with customized research. Consultants produce in-depth reports and detailed analyses that allow customers to measure audience behavior, monitor results against strategic objectives and more effectively manage their Web strategies. Clients contract for research services on a project basis or at a stated daily rate.

   Engage DecisionSupportServer. Engage DecisionSupportServer is a data warehouse management and analysis solution that is implemented at the customer's site. DecisionSupportServer supports a complex, visitor-focused marketing analysis of Web site usage details and profiles. Web marketers can monitor standard Web site usage and visitor reports or use Engage's Web marketing analysis application to answer critical and sophisticated business questions about visitors, their behavior and their profiles. For example, a marketer could configure DecisionSupportServer to determine the percentage of a Web site's repeat visitors who initially visited the Web site from the major portal sites and who have an interest in sports. DecisionSupportServer can be used in conjunction with a variety of decision support applications from Business Objects and other
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

data warehousing vendors. In addition, customers with unique requirements can retain professional services from Engage or one of its system integration partners to customize the data warehouse.

   Engage DecisionSupportServer is offered to customers under perpetual licenses or annual subscriptions with fees that vary based on the volume of visitor activity on the customer's sites. Engage customizes and operates DecisionSupportServer in-house for specific market segments and customer-specific analytic consulting engagements. The license fee for DecisionSupportServer typically ranges from $40,000 to more than $100,000.

   Engage Knowledge Research Services. Engage plans to offer Engage Knowledge Research Services, consisting of custom analysis, research and consulting services that use information contained in Engage's profile database. Using this service, customers can obtain analysis of Web-wide user behavior to identify emerging trends.

Consulting, Maintenance and Support Services

   Engage offers comprehensive services and product support to its customers. Engage's service and support organization, consisting of 46 service professionals as of April 30, 1999, assists customers in implementing, administering and maintaining Engage products and services.

   Professional Services. Engage's team of service professionals provides customers with consulting services, project implementation and integration services and training. Engage's service professionals assist customers with strategic site assessments and deployment planning in order to optimize each customer's use of Engage products. These professionals also help customers implement Engage products and integrate them into the customer's existing technology infrastructure. Engage's professional services are generally billed at a daily rate for each consultant employed on a project.

   Maintenance and Support Services. Engage provides maintenance and support services to customers pursuant to annual maintenance agreements. These services include software version updates and maintenance, as well as telephone and on-site support. Engage provides regular functional releases to its customers, as well as maintenance releases as needed. Engage offers a variety of support services, including "help desk" telephone support on a 14 hours per day, five days per week basis and a dedicated technical support Web site on a 24 hours per day, seven days per week basis. Engage's maintenance and support activities are supplemented by training programs for customers, including introductory training courses for new users and custom designed seminars for experienced users of Engage products.

   Engage's annual fees for maintenance and support services are based on a percentage of the list price for the customer's software license fee, typically ranging from 18% to 25%. To date, substantially all of Engage's customers have entered into maintenance contracts.

                                   Customers

   Engage licenses its software products to Web publishers and merchants for use at their Web sites. Engage also offers customers outsourced services through its AdBureau advertising management service and its I/PRO NetLine traffic measurement service. Engage had approximately 300 customers as of April 30, 1999, including the following customers:

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

                                                           Web Site Traffic
       Advertising             Profiling                 Measurement, Auditing
       Management              Solutions (2)               and Analysis (3)
      Solutions (1)



                               Digital Entertainment    Chicago Tribune
 1+1                           Network                  Dell
 AdSmart                       Drug Emporium            Macromedia
 CNET                          Lycos                    MediaOne
 Lycos                         Magnitude Network        News Corporation (Fox)
 LookSmart                     National Computer        Quokka Sports
 Microsoft                      Board (Singapore)       Road Runner
 Naspers                       Net.genesis              Weather.com
 National Westminster Bank     Planet Direct            WhoWhere
 (XCo)                         Theglobe.com             USA Today
 Sumitomo                      TicketMaster
 WebTV
                               Ulysses (MusicLand)

(1) Includes customers of Engage as of April 30, 1999 that each accounted for an aggregate of $75,000 or more of revenue to Engage during the period from the beginning fiscal 1998 through the end of the first nine months of fiscal 1999.
(2) Includes customers of Engage as of April 30, 1999 that each accounted for an aggregate of $20,000 or more of revenue to Engage during the period from the beginning fiscal 1998 through the end of the first nine months of fiscal 1999.
(3) Includes customers of Engage as of April 30, 1999 that each accounted for an aggregate of $63,000 or more of revenue to Engage in calendar year 1998.
                             Customer Case Studies

   The following customer case studies illustrate the selection, use and implementation of Engage products and services by three customers that Engage believes represent typical customers for its products.

Ancestry.com -- Profile Based Advertising and Analysis

   Ancestry.com, an affiliate of CMGI, is a comprehensive genealogy resource on the Web, providing users with a large online repository of family and historic data. Site visitors have free access to genealogical records online. For a nominal fee, subscribers have complete access to the site's 1,500 databases.

   Ancestry.com needed a set of integrated tools for the analysis of Web traffic collected at its site, user profiling and ad management to enhance the online experience for site visitors and to increase the effectiveness of promotions and advertising at its site. Specifically, the site wanted to understand more about its visitors, convert unregistered visitors to registered visitors and deliver personalized advertising to its online audience. Ancestry.com installed Engage Accipiter AdManager advertising management software to serve online ads and intends to deliver personalized offers through Engage ProfileServer. To expand its targeting capabilities beyond site-specific customer information, the site has also subscribed to the Engage Knowledge data service. In addition, Ancestry.com is installing Engage DecisionSupportServer, Engage's strategic market intelligence tool, to analyze the collected local profile data, and uses the Nielsen I/PRO I/Audit services for third-party verification of its site traffic data.

   Through the use of Engage products and services, Ancestry.com will own a growing proprietary database of local user profiles which it expects will enable it to better understand the behavioral patterns of its online visitors. Ancestry.com plans to use the Engage Knowledge data service to deliver targeted advertising to its online audience.

Ticketmaster -- Profile Based Targeting of Electronic Commerce and Content

   Ticketmaster Online is an automated ticketing services company. Ticketmaster uses Engage ProfileServer to personalize online retailing based on declared profiles and to target advertising based on both declared and observed behavior online. In July 1998, Ticketmaster was seeking to address the personalization requirements of its MyTicketmaster site, and needed a solution that permitted profiles to drive other vendors' personalization applications. Ticketmaster selected Engage because it offered application-independent profiling technology that could meet its targeting requirements. Engage worked with Ticketmaster to integrate a third party's content management application with Engage's ProfileServer software. Ticketmaster currently
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

has plans to integrate another third party's advertising managment system. Engage ProfileServer software captures registration details at the MyTicketmaster area of the site and the clickstream behavior of visitors throughout its site. Engage ProfileServer creates user profiles based on declared and behavior data and maintains them in a centralized proprietary repository for visitor data. In addition, Ticketmaster installed Engage's DecisionSupportServer strategic market intelligence tool to analyze the collected data.

   With its growing proprietary database of local user profiles, Ticketmaster expects to be able to enhance the online experience of its repeat site visitors by recommending events and providing customized offers that appeal to them individually, thereby increasing the revenue potential of its site.

Weather.com -- Web Site Traffic Measurement, Auditing and Analysis

   Weather.com is the online arm of The Weather Channel. Weather.com uses I/PRO NetLine to increase advertising revenue, to make resource allocation decisions and to drive strategic partnerships. By understanding the total circulation of different areas of the site, weather.com is able to charge a premium for high traffic areas. I/PRO NetLine reports user requests for weather information by zip codes allowing weather.com to sell these impressions as highly targeted advertising opportunities at a premium. I/PRO NetLine's ability to report activity at the most detailed level facilitates resource allocation decisions by allowing weather.com to understand the resources required to maintain different parts of its site and the revenue each part generates. Weather.com also uses I/PRO NetLine to help assess the opportunities for marketing relationships that will increase traffic at its site and to monitor the performance of these arrangements on an ongoing basis.

   Weather.com also subscribes to the monthly Nielsen I/PRO I/Audit. The audit report is used in sales presentations to existing and new advertisers to prove traffic volumes and campaign results.

                              Sales and Marketing

United States

   Our sales and marketing strategy in the United States is to sell:

  . directly to prominent Web publishers, large advertisers and Web site networks;

  . through original equipment manufacturer, reseller and co-marketing arrangements to reach other customers; and

  . through Web design and systems integration firms.

   As of April 30, 1999, our sales and marketing organization consisted of 66 employees. Our field sales organization is supported by sales representatives and systems engineers located throughout the United States. Sales representatives handle incoming calls, help generate qualified leads and generally advance the sales process. Systems engineers provide comprehensive pre-sales technical services and support, including creating and delivering technical and architectural presentations, product demonstrations and product training, as well as post-sales telephone support, problem escalation management, patch distribution and publication of technical notes. Our sales and marketing employees are located in Andover, Massachusetts; Raleigh, North Carolina; Redwood City, California; and San Francisco, California.

   The sales teams for our Accipiter ad management systems and I/PRO services are organized as dedicated groups focused on sales in specific geographic regions. A subset of the sales force for Engage Knowledge and Engage profiling products are targeted to specific industry groups, thereby enabling them to develop an in-depth understanding of the evolving needs of a particular industry and the Web publishers, advertising networks and Web sites focused on that industry. In addition, each sales force identifies cross-selling opportunities for other Engage products.

   An important element of our sales strategy is to form business relationships with third parties to assist us in marketing and selling our

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

products. We will seek to enter into original equipment manufacturer relationships that permit us to embed our software products within products sold by other vendors, such as e-commerce and Web serving software and hardware systems. In addition, some of our indirect sales channels will consist of either reseller arrangements, in which our partner resells and possibly customizes our products, or co-marketing arrangements, in which we will work together with our partner to promote and generate sales referrals for each others' respective products. We also expect to develop relationships with Internet systems integrators who often recommend advertising and marketing management and other Internet solutions to their clients as part of their design, procurement and deployment work.

   To support our sales efforts and actively promote the Engage brand, we conduct comprehensive marketing programs, including public relations, print advertisements, online advertisements, seminars, trade shows and ongoing customer communications programs.

International

   We maintain a sales office in London and expect to open an additional office in Germany in 1999. We intend to expand our operations outside the United States primarily by partnering with locally-based third parties, including entering into joint ventures and distribution arrangements. We have formed a joint venture for the Japanese market with Sumitomo Corporation. As part of this joint venture, Sumitomo markets a Japanese language version of Engage software products and the Engage Knowledge data service throughout Japan.

                                    Privacy

   The Web offers the potential for privacy by allowing parties to communicate one-to-one without knowing each others' identity. However, Web users are increasingly concerned about privacy and the ability of third parties to gather personal data about them from their activities on the Web. For this reason, the Engage Knowledge global database of profiles does not store personal information of individual users such as name, home or e-mail address, IP address or domain name.

   We maintain this level of privacy through a proprietary methodology known as "dual blind" identification. We assign an anonymous numerical identifier to each Web visitor and match this "blind" identifier only with information relating to online usage of a specific computer and do not store or otherwise use any personally identifying information. This identifier is currently stored as a browser cookie on the Web user's computer. Each Web visitor also is assigned a different identifier for each Engage-enabled Web site visited. This technique is known as "dual blind" identification because a Web site does not have access to the Engage Knowledge identifier and cannot correlate the information it may have with information from other Web sites. Conversely, we do not maintain any information identifying particular users that a Web site may have correlated with a visitor's local Web site identifier.

   We also protect Web user privacy by contractually prohibiting Web sites subscribing to Engage Knowledge from using global profiles other than for the purpose of tailoring the experience of the visitor. Customers may not store the information, correlate it to personal information or use it to try to infer the physical identity of the visitor. In addition, since October 1998, Engage has required all contributors to Engage Knowledge to post a privacy policy statement on their Web sites disclosing that the site provides non-personally identifiable information to Engage. The policy statement must include a link to the Engage Web site where a Web user may opt out of the Engage Knowledge database by clicking on a link that automatically replaces the Engage Knowledge identifier on the user's computer. We believe that these protections and our dual blind identification technology are essential to allow sites to responsibly use global anonymous profiles for their own enterprise applications.

   We actively participate in the development of privacy standards for the Internet and are a key contributor to industry groups that are developing industry standards for privacy. For example, we are a co-author of several of the specifications of the World Wide Web Consortium's Platform for Privacy Preferences Project, supported by AOL/Netscape, AT&T, IBM, Microsoft and others, which seeks to develop an industry standard that will allow Web users to express their privacy preferences about the type and amount of information they are willing to share with Web applications. We believe our products will support the standards that are ultimately produced by this project. We have also authored a proposed protocol for the distribution of privacy labels for Web cookies as part of privacy standards developed by the Internet Engineering Task Force. We are a participant on the board of advisors of TRUSTe, of which we are a corporate sponsor. TRUSTe is a non-profit organization with the goal of promoting the adoption of fair information practices on the Web through a program which permits Web sites to display a seal representing compliance with TRUSTe privacy guidelines. Engage is also a member of the Online Privacy Alliance, which is an organization dedicated to improving the protection of individuals' privacy online through self regulatory efforts. We actively monitor proposed privacy laws and regulations and seek to comply with all applicable privacy requirements, both in the United States and throughout the world.

                            Operating Infrastructure

   Engage's operating infrastructure has been designed to support the combined volumes of its largest Web site customers. Engage's data center operations are provided by NaviSite, an affiliate of CMGI, and are located in Andover, Massachusetts. Engage's infrastructure is designed for maximum reliability, including redundant network access, backup power pools and advanced network security. NaviSite provides comprehensive facilities management services, including monitoring and support 24 hours per day, seven days per week.

   Engage operations are run by a variety of Sun Enterprise servers of various sizes to support its AdBureau and Engage Knowledge operations. All of Engage's production data is archived nightly to offline, offsite storage.

   NaviSite's facilities are powered by multiple uninterruptible power supplies and contain smoke and heat detection, fire suppression, fluid detection and other disaster protection systems. Engage's data center operations are controlled using strict password management and physical security measures.

                             Intellectual Property

   We have filed for patents covering our profiling algorithm and our dual-blind methodology for protecting end-user privacy. The profiling algorithm patent application covers the process and algorithm for creating user interest profiles from behavioral data. The dual-blind methodology patent application covers the process of identifying visitors uniquely at each Web site while maintaining a central database of cross-referenceable identifiers and allowing Web sites to access globally-derived data only via their local identifier. There can be no assurance that any of our patent applications will be granted. Even if they are granted, these patents may be successfully challenged by others or invalidated.

   The Engage Knowledge database contains detailed information about millions of Web users. We believe we have rights to this database's entire data content, all records and all derived information from the database as a whole, all updating routines and quality assurance processes and all underlying data warehousing technology. However, there can be no assurance that any patent, trade secret or other intellectual property protection will be available for such information.

   We rely upon a combination of patent, trade secret, copyright and trademark laws to protect our intellectual property. We also limit access to and distribution of our proprietary information. However, the steps we take to protect our intellectual property may not be adequate to deter misappropriation of our proprietary information. In addition, we may be unable to detect unauthorized uses of and take appropriate steps to enforce our intellectual property rights.

   Although we believe that our services and products do not infringe on the intellectual property rights of others, we are subject to the risk that such a claim may be asserted against us in the future.

                                  Competition

   The market for Internet marketing solutions, including consumer profiling, online advertising services and systems, and Web site traffic analysis is new, rapidly evolving and intensely competitive. Engage expects competition to increase both from existing competitors and new market entrants for various components of its services. Engage competes primarily on the basis of its product features and performance, such as its scalable, application-independent technology and the anonymity and quality of its global database of profiles, level of service and, to a lesser extent, on price.

Profiling Solutions

   Engage competes directly with providers of profiling technology, such as Personify, and indirectly with applications that include more limited profiling capability integrated into their solution, such as BroadVision and Vignette. NetGravity, through a partnership with Aptex and MatchLogic, and businesses that offer cash or other incentives to users to voluntarily provide profile data have indicated their intent to compete in the global profiling solutions market. Engage also competes with companies such as DoubleClick and MatchLogic that have the ability to aggregate large quantities of customer behavior data across the Web.

Online Advertising Systems and Services

   The primary competitors to Engage's Accipiter AdManager software are providers of ad serving systems, such as NetGravity and Real Media. In the outsourced ad serving market, Engage's Accipiter AdBureau service competes with providers of ad serving services, such as those offered by Adforce and DoubleClick.

Web Site Traffic Measurement, Auditing and Analysis

   The primary competitors for I/PRO's NetLine Web measurement service and the Engage DecisionSupportServer product are companies offering outsourced solutions or software solutions, such as Accrue, Andromedia, net.Genesis and WebTrends. Nielsen I/PRO I/Audit service competes with auditing services from ABC Interactive, BPA and PricewaterhouseCoopers.

   Many of Engage's current competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than Engage. Engage's current and potential competitors also may have more extensive customer bases and larger proprietary databases. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to more effectively distribute their products or to enhance their product and service offerings.

   In addition to these current and potential commercial competitors, Engage also faces competition from the internal capabilities of some potential customers. Some of the largest Web publishers use internally developed interactive marketing solutions rather than the commercial solutions offered by Engage and its competitors. There can be no assurance that Engage will be able to compete successfully with these internally developed solutions.

   Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on Engage's business, financial condition and results of operations. There can be no assurance that Engage will be able to compete successfully against existing or potential competitors or that competitive pressures will not have a material adverse effect on Engage's business, financial condition and results of operations.

                                   Employees

   As of April 30, 1999, Engage had 209 employees and 40 contractors. Employees included 57 in development, 63 in customer support and operations, 66 in selling and marketing, and 23 in administration. Of these, 203 employees were located in the United States and 6 in Europe. Included in the 40 contractors are 11 offshore contract developers in India.

   Engage believes that its future success is dependent on attracting and retaining highly skilled engineering, sales and marketing, and senior management personnel. Competition for such personnel is intense, and there can be no assurance that Engage will continue to be able to attract and retain high-caliber employees. Engage believes that the use of offshore developers gives it access to scarce technical talent at a favorable cost.

   Engage is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

                                   Facilities

   Engage's principal executive offices are located in Andover, Massachusetts, with an engineering center in Raleigh, North Carolina, and offices in Redwood City and San Francisco, California and a sales office in London. Consisting of an aggregate of approximately 55,000 square feet, these facilities are currently leased to the Company under leases which are allocated to Engage from CMGI on a headcount basis or expire in 1999, 2002 and 2004, respectively. Engage also leases space for its sales and marketing efforts in New York and the United Kingdom. Engage believes that suitable additional space to accommodate the anticipated growth will be available in the future on commercially reasonable terms.

                               Legal Proceedings

   Engage is not a party to any material legal proceedings.

                                   MANAGEMENT

                        Directors and Executive Officers

   The following table sets forth the directors and executive officers of Engage, their ages and their positions with Engage as of July 15, 1999.

Name                        Age                    Position
--------------------------- --- -----------------------------------------------
Paul L. Schaut.............  40 Chief Executive Officer, President and Director
David A. Fish..............  43 Chief Operating Officer
Daniel J. Jaye.............  34 Chief Technology Officer
Stephen A. Royal...........  43 Chief Financial Officer and Treasurer
David S. Wetherell.........  44 Chairman of the Board of Directors
Edward A. Bennett..........  52 Director
Christopher A. Evans.......  33 Director
Craig D. Goldman...........  55 Director
Andrew J. Hajducky III.....  45 Director
Fredric D. Rosen...........  55 Director

   Paul L. Schaut has served as Chief Executive Officer, President and a director of Engage since December 1997. Prior to joining Engage, Mr. Schaut was Vice President of Strategic Partnering for Open Market, Inc., a provider of electronic commerce software, from January 1997 until November 1997. Prior to joining Open Market, Mr. Schaut served as Vice President of Sales and Marketing for ONTOS, Inc., a software company, from March 1995 until December 1996 and as Managing Director of InterSystems Corporation, a software database company, from April 1988 until March 1995.

   David A. Fish has served as Chief Operating Officer of Engage since January 1999 and served as Vice President of Marketing from April 1998 until December 1998. Mr. Fish is the founder of Rocket Science Software, Inc. and served as its full time President from October 1997 until April 1998. Prior to that, Mr. Fish was Division Manager of Knowledge Services at Context Media, LLC, a knowledge management consulting and software company, from June 1996 until September 1997. From August 1993 until May 1996, Mr. Fish served as President and Chief Executive Officer of Narrowcast Technologies Inc., an electronic publishing and multimedia consulting company, which he founded. Prior to that, from October 1990 until July 1993, he was Engineering Director of the One Source Division at Lotus Development Corporation, a software company. Mr. Fish was Vice President of Marketing of Articulate Systems, Inc., a voice recognition start-up company, from March 1989 until September 1990. From June 1980 until February 1989, he occupied various positions at Epsilon Data Management, Inc., a provider of marketing database services.

   Daniel J. Jaye has served as Engage's Chief Technology Officer since September 1995. Prior to joining Engage, Mr. Jaye was Director of High Performance Computing for Fidelity Investments, a financial services firm, from February 1993 until September 1995. Prior to joining Fidelity Investments, Mr. Jaye was a technical manager for Epsilon Data Management, a provider of marketing database services, from 1991 until 1993 and a Senior Consultant for Andersen Consulting from 1987 until 1991.

   Stephen A. Royal has served as Chief Financial Officer and Treasurer of Engage since March 1998. Prior to joining Engage, Mr. Royal was Senior Vice President and Chief Financial Officer and later Chief Administrative Officer of Omega Performance Corporation, an interactive multimedia training software and consulting company, from January 1992 until March 1998.

   David S. Wetherell has served as a director and Chairman of the Board of Engage since July 1995. Mr. Wetherell has served as Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI since 1986 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, and President of CMG@Ventures, Inc., the managing partner of CMG@Ventures I, LLC, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which are also strategic investment and development venture capital subsidiaries or affiliates of CMGI. From 1982 until joining CMGI in 1986, Mr. Wetherell was a co-founder and President of Softrend, Inc., a microcomputer software publisher. Mr. Wetherell is also the founder of BookLink Technologies, Inc., a CMGI subsidiary that was sold to America Online in 1994.

   Edward A. Bennett has served as a director of Engage since January 1999 and as President of Bennett Media Collaborative, a media consulting company, from January 1997 until the present. From April 1995 until July 1996, Mr. Bennett was Chief Executive Officer of Prodigy, Inc., an online service provider. Prior to joining Prodigy, he served as President and Chief Executive Officer of VH-1 cable music channel, a division of Viacom, Inc., from 1989 until 1993 and as Executive Vice President and Chief Operating Officer of Viacom Cable, a division of Viacom from 1979 until 1989.

   Christopher A. Evans has served as a director of Engage since January 1999. Since May 1999 Mr. Evans has served as a private consultant to Engage. From April 1998 to May 1999, Mr. Evans managed Engage's Accipiter business unit. Mr. Evans was also a founder of Accipiter. From October 1992 until June 1996, Mr. Evans was the principal owner of Hotlinx, LLC, a printing and online publishing company. Prior to that, from 1985 until 1992, Mr. Evans served as Executive Vice President of DaVinci Systems, a software company, which he co-founded.

   Craig D. Goldman has served as a director of Engage since March 1998 and as a director of CMGI since June 1997. Mr. Goldman has served as President and Chief Executive Officer of Cyber Consulting Services Corp. since March 1996. Prior to that, Mr. Goldman held various positions at The Chase Manhattan Bank, including Chief Information Officer from 1991 until February 1998.

   Andrew J. Hajducky, III has served as a director of Engage since December 1995. Mr. Hajducky has served as Chief Financial Officer and Treasurer of CMGI since October 1995 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which are strategic investment and development venture capital subsidiaries or affiliates of CMGI. From April 1984 to October 1995, Mr. Hajducky was the Entrepreneurial Services Partner of the Merger and Acquisition division of Ernst & Young LLP. Previously, Mr. Hajducky was the Chief Financial Officer of Mountain International Company/AccuTel, Inc., a telecommunications and software company.

   Fredric D. Rosen has served as a director of Engage since June 1999. Since June 1998, Mr. Rosen has been self-employed and has consulted on a part-time basis. Prior to that, from September 1982 to June 1998, Mr. Rosen served as President and Chief Executive Officer of Ticketmaster Group, Inc., a provider of automated ticketing services. Mr. Rosen currently serves on the board of directors of King World Productions, Inc.

                               ----------------

   All directors serve for one-year terms until the next annual meeting of stockholders and until their successors are duly elected and qualified.

   Each executive officer is elected by, and serves at the discretion of, the board of directors. Each of Engage's executive officers and directors, other than nonemployee directors, devotes his full time to the affairs of Engage. There are no family relationships among any of the directors or executive officers of Engage.

                               Board Committees

   Engage has an audit committee and compensation committee of the board of directors. The audit committee reviews the results and scope of audits and other services provided by Engage's independent accountants. The audit committee also reviews Engage's system of internal accounting and financial controls. The audit committee consists of Messrs. Bennett, Goldman and Hajducky.

   The compensation committee of the board of directors reviews and recommends to the Board the compensation and benefits of all executive officers of Engage, administers Engage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of Engage. The compensation committee consists of Messrs. Bennett, Goldman and Wetherell. Except as set forth in "Transactions and Relationship Between Engage and CMGI", no interlocking relationships exist between Engage's board of directors or compensation committee and the board of directors or compensation committee of any other company.

                             Director Compensation

   Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or of any committee thereof. Engage intends to grant Messrs. Evans and Rosen each an option to purchase 50,000 shares of its common stock, to vest over a four-year period, at an exercise price of $11.00 per share. Mr. Goldman has been granted an option to purchase 100,000 shares of Engage common stock, vesting over a four-year period, at an exercise price of $0.24 per share. Mr. Bennett has been granted an option to purchase 50,000 shares of Engage common stock, vesting over a four-year period, at an exercise price of $4.19 per share.

   In May 1999, Engage and Mr. Evans entered into a consulting, invention and non-disclosure agreement under which Mr. Evans provides programming and other technical services to Engage. This agreement may be terminated at any time upon 90 days notice by Mr. Evans or Engage.

   No director who is an employee of Engage receives separate compensation for services rendered as a director.

                             Executive Compensation

   The following table sets forth the total compensation paid or accrued for the fiscal year ended July 31, 1998 for Messrs. Schaut and Jaye, who were the only Engage executive officers whose salary and bonus for such fiscal year were in excess of $100,000.

                           Summary Compensation Table

                                                          Long-term
                             Annual Compensation        Compensation
                             -------------------    ---------------------  All other
Name and Principal Position   Salary     Bonus             Awards         compensation
---------------------------  -------------------    --------------------- ------------
                                                    Securities Underlying
                                                         Options(1)
Paul L. Schaut
 Chief Executive Offi-
 cer...................      $ 109,375 $  25,000           600,000(ENGA)     $   --
                                                            80,000(CMGI)
Daniel J. Jaye
 Chief Technology Offi-
 cer...................        118,295   115,500(2)             --            3,529(3)

---------------------
(1) Mr. Schaut received options to purchase Engage common stock (designated in the table as ENGA) and CMGI common stock (designated in the table as CMGI).
(2) Includes $100,000 bonus paid to Mr. Jaye for his contribution in the sale of some of Engage's technology to Red Brick Systems, Inc.
(3) Represents the amount of matching contributions made by Engage under the CMGI 401(k) plan.

                       Option Grants In Last Fiscal Year

   The following table sets forth grants of stock options to Mr. Schaut for the fiscal year ended July 31, 1998. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (five years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect Engage's estimate of future stock price growth. Mr. Jaye received no options to purchase either Engage common stock or CMGI common stock in fiscal 1998.
                       Option Grants In Last Fiscal Year

                                        Individual Grants
                         --------------------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                         Number of    Percent of Total                          Annual Rates of
                         Securities       Options                           Stock Price Appreciation
                         Underlying      Granted to    Exercise                 for Option Term
                          Options        Employees       Price   Expiration ------------------------
Name                      Granted      in Fiscal Year  Per Share    Date        5%          10%
------------------------ ----------   ---------------- --------- ---------- ----------- ------------
Paul L. Schaut..........  600,000(1)        18.2%        $0.19    11/09/02  $    30,669 $     67,766
                           80,000(2)         2.9          2.32    10/26/02       51,116      112,943

---------------------
(1) Represents grants of options to purchase Engage common stock, exercisable as to 25% of the shares after the first year and the remaining 75% vesting monthly for the next 36 months thereafter.
(2) Represents grants of options to purchase CMGI common stock, exercisable as to 25% of the shares after the first year and the remaining 75% vesting monthly for the next 36 months thereafter.
   In fiscal 1998, Engage granted to Mr. Fish an option to purchase 200,000 shares of common stock at an exercise price of $0.24 per share and to Mr. Royal an option to purchase 100,000 shares of common stock at an exercise price of $0.24 per share and an option to purchase 50,000 shares of common stock at an exercise price of $2.38 per share.

          Aggregate Option Exercises and Fiscal Year End Option Values

   The following table sets forth information regarding exercisable and unexercisable stock options held as of July 31, 1998 by Messrs. Schaut and Jaye. There was no public trading market for our common stock as of July 31, 1998. Accordingly, the value of Engage options has been calculated by determining the difference between the exercise price per share and the initial public offering price of $15.00 per share.
          Aggregate Option Exercises and Fiscal Year End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                  Shares                    Options at          In-the-Money Options at
                                 Acquired                 Fiscal Year-End           Fiscal Year-End
                                    on     Value     ------------------------- ---------------------------
Name                     Company Exercise Realized   Exercisable Unexercisable Exercisable   Unexercisable
------------------------ ------- -------- --------   ----------- ------------- -----------   -------------
Paul L. Schaut.......... Engage      --    $   --            0      600,000     $      --     $8,886,000
                         CMGI        --        --            0       80,000            --      1,777,500(1)
Daniel J. Jaye.......... Engage      --        --      383,330      216,670     5,748,033      3,248,967
                         CMGI     8,000    43,625(2)    13,998       10,002       215,875(1)     154,249(1)

---------------------
(1) Based on the difference between the option exercise price and $17.03, which was the closing price of the CMGI common stock on July 31, 1998.
(2) Based on the closing price of the CMGI common stock on the date of exercise less the option exercise price.

                                  Stock Plans

1995 Equity Incentive Plan

   The 1995 Equity Incentive Plan provides for the issuance of a maximum of 15,000,000 shares of common stock. Under the 1995 Equity Incentive Plan, Engage is authorized to grant incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock awards to employees, consultants and directors. In general, options granted pursuant to the 1995 Equity Incentive Plan expire within five years after the original grant date. The board of directors or an appropriate committee of the Board has the right, at its discretion, to accelerate the vesting of unexercisable options upon a change of control of Engage. Options are not assignable or transferable except by will or the laws of descent or distribution. As of April 30, 1999, an aggregate of 6,467,794 shares of common stock at a weighted average price of $2.16 per share were outstanding under the 1995 Equity Incentive Plan.

1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan was adopted by our board of directors in June 1999. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 750,000 shares of common stock.

   The 1999 Employee Stock Purchase Plan will be administered by the compensation committee. All employees of Engage whose customary employment is for more than 20 hours per week and for more than 6 months in any calendar year are eligible to participate in the 1999 Employee Stock Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of Engage's stock immediately after the grant of the option may not participate in the 1999 Employee Stock Purchase Plan. To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize us to deduct an amount, not less than one percent nor more than 10 percent of a participant's total cash compensation, from his or her pay during three month plan periods. The exercise price for the option granted in each payment period is 85% of the lesser of the last reported sale price of the common stock on the first or last business day of the plan period.

1999 Stock Option Plan for Non-Employee Directors

   The 1999 Stock Option Plan for Non-Employee Directors was adopted by our board of directors in June 1999. Under the terms of the 1999 Stock Option Plan for Non-Employee Directors, directors who are not employees of Engage or any subsidiary of Engage and not affiliates of an institutional investor that owns shares of Engage's common stock receive nonstatutory options to purchase shares of Engage's common stock. A total of 250,000 shares of common stock may be issued upon exercise of options granted under the plan. The board of directors has discretion to establish the terms of options granted under the plan. All options must have an exercise price equal to the fair market value of the common stock on the date of grant.

                     TRANSACTIONS AND RELATIONSHIP BETWEEN
                                ENGAGE AND CMGI
   Engage was incorporated in July 1995 as a wholly owned subsidiary of CMGI. CMGI currently owns approximately 96% of Engage's common stock, assuming the conversion of the convertible note and shares of convertible preferred stock held by CMGI as of April 30, 1999, and will own 82% upon the closing of this offering.

   CMGI has the power to elect the entire board of directors of Engage and to approve or disapprove any corporate transactions or other matters submitted to Engage stockholders for approval, including the approval of mergers or other significant corporate transactions. CMGI also holds a majority ownership position in many of Engage's customers and in NaviSite, which provides data center operations to Engage.

   Upon the completion of this offering, Engage and CMGI will enter into the agreements described below for the purpose of defining various present and prospective arrangements and transactions between them. These agreements were negotiated between a parent and its subsidiary and therefore are not the result of negotiations between independent parties. Engage and CMGI intend that these agreements and the transactions provided for in such agreements, taken as a whole, accommodate their respective interests in a manner that is fair to both Engage and CMGI. However, because of the complex nature of the various relationships between Engage, CMGI and various CMGI subsidiaries and affiliates, there can be no assurance that each of the agreements described below, or the transactions provided for in the agreements, were effected on terms at least as favorable to Engage as Engage could have obtained from unaffiliated third parties.

   Engage, CMGI and their respective subsidiaries may enter into additional or modified arrangements and transactions in the future. Engage, CMGI or their respective subsidiaries, as the case may be, will negotiate the terms of such arrangements and transactions. Engage expects to adopt a policy that all future arrangements between Engage and CMGI and their respective subsidiaries will be on terms that Engage believes are no less favorable to Engage than the terms Engage believes would be available from unaffiliated parties and must be approved by a majority of Engage's directors who are not employees of CMGI, even though such directors may be less than a quorum.

   The following is a summary of the material arrangements and transactions between Engage and CMGI.

                                Debt Conversion

   In July 1998, Engage issued 800,000 shares of its Series A convertible preferred stock to CMGI in exchange for (i) cancellation of $8.0 million of intercompany debt and (ii) shares of common stock of Engage previously held by CMGI. In July 1998, Engage issued 700,000 shares of its Series A convertible preferred stock to CMGI pursuant to the merger agreement between Engage and Accipiter. CMGI currently owns 1,500,000 shares of Engage's Series A convertible preferred stock at an average purchase price of $2.67 per share. Each share of Series A convertible preferred stock will convert into 20 shares of common stock upon the consummation of this offering.

   Engage has issued a secured convertible demand note to CMGI in exchange for the cancellation of all intercompany debt incurred by Engage to CMGI prior to February 1, 1999. This note provides that CMGI may elect to convert amounts payable under the note into Series C convertible preferred stock at any time. The amount of each borrowing represented by the note is convertible into shares of Series C convertible preferred stock at the fair market value of such shares as of the end of the fiscal quarter in which the borrowing was made. In April 1999, Engage borrowed $22,086,307 from CMGI in connection with the acquisition of I/PRO. Such borrowings are convertible into Series C convertible preferred stock at a common equivalent price of $5.06 per share. Additional intercompany debt incurred after February 1, 1999 accrues interest at a rate of 7% per year compounded monthly until the day CMGI elects to convert the debt into shares of Series C convertible preferred stock.

All notes held by CMGI were converted into Series C convertible preferred stock in May 1999. Each share of Series C convertible preferred stock will convert into twenty shares of common stock upon the completion of this offering.

   The following table illustrates the amount of indebtedness of Engage to CMGI as of April 30, 1999 and the terms on which it has been converted into Series C convertible preferred stock:

                                                Number of Shares of Series C Per Share Common
                                                   Preferred Stock Issued       Equivalent
Date of Incurrence       Amount of Indebtedness       Upon Conversion        Conversion Price
------------------------ ---------------------- ---------------------------- ----------------
April 30, 1998..........      $ 5,334,605                 112,307                 $2.38
July 31, 1998...........        2,418,456                  34,798                  3.48
October 31, 1998........          598,117                   7,037                  4.25
January 31, 1999........          996,273                  10,229                  4.87
April 7, 1999...........       22,086,307(1)              218,460                  5.06
April 30, 1999..........        5,531,871                  30,733                  9.00

--------
(1) Excludes $481,221 recorded as additional debt to CMGI pursuant to Engage's recording the value of the CMGI shares contributed by CMGI for the I/PRO acquisition. Under an informal agreement with CMGI, Engage anticipates that this amount will be recorded as additional paid in capital upon the ultimate conversion of the CMGI debt.
   Engage expects to borrow additional amounts from CMGI to fund its operations prior to the closing of this offering, and such borrowings and accrued interest, net of any repayments, will be converted into additional shares of common stock at the initial public offering price upon the closing of this offering.

                Facilities and Administrative Support Agreement

   Upon the closing of this offering, CMGI and Engage will enter a facilities and administrative support agreement under which CMGI will continue to make available space at its headquarters in Andover, Massachusetts and will provide various services to Engage, including tax and administrative, computer and information systems, telecommunications and utilities. Under this agreement, CMGI has also agreed to make available to Engage at least 28,000 square feet of space at its headquarters facilities, subject to termination upon at least 12 months' notice by CMGI. The fees payable by Engage for the availability of space and other services are typically determined through an allocation of CMGI's costs based upon the proportion of Engage's employee headcount to the total headcount of CMGI and other CMGI-related companies located in the same facility or using the same services.

   In fiscal 1998 and the nine months ended April 30, 1999, Engage paid CMGI $339,000 and $365,000 or services similar to those provided under the administrative support agreement.

                            Tax Allocation Agreement

   Upon the closing of this offering, Engage will enter into a tax allocation agreement with CMGI to allocate responsibilities, liabilities and benefits relating to taxes. Engage will be required to pay its share of income taxes shown as due on any consolidated, combined, or unitary tax returns filed by CMGI for tax periods ending on or before or including the date on which date Engage will no longer be a member of CMGI's group for federal, state, or local tax purposes, as the case may be. CMGI will indemnify Engage against liability for all taxes in respect of consolidated, combined, or unitary tax returns for such periods. Accordingly, any redetermined tax liabilities for such periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to Engage or its subsidiaries in respect of consolidated, combined, or unitary tax returns for such periods will be for the account of CMGI. Engage will be responsible for filing any separate tax returns for any taxable period and will be responsible for any tax liabilities (and entitled to any refunds or credits of taxes) in respect of such returns. Engage will indemnify CMGI against liability for such taxes.

   Neither CMGI nor Engage will have any obligation to make any payment to the other party for the use of such other party's tax attributes such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party's tax return, the party that realizes the windfall tax benefit will be required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by Engage for a period after the closing date, thereby generating future depreciation deductions to Engage, Engage would be required to pay to CMGI any incremental tax savings as a result of such depreciation deductions when such tax savings are actually realized by Engage.

   Each of Engage and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to under payments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or "big five" accounting firm selected and paid for jointly by the parties.

                           Investor Rights Agreement


   Upon the closing of the offering, Engage and CMGI will enter into an investor rights agreement under which Engage will grant CMGI registration rights and rights to purchase shares to maintain its majority ownership. Under this agreement, CMGI and its assignees will have the right to demand, on up to seven occasions, that Engage register under the Securities Act the sale of all or part of their shares of Engage common stock. CMGI and its assignees are also entitled to include shares of Engage common stock in a registered offering of securities by Engage for its own account, subject to the underwriters' right to reduce the number of included shares. Engage will pay all costs associated with such registration of shares pursuant to this agreement, other than underwriting discounts and commissions and various other expenses. Also under this agreement, until such time as CMGI, or any permitted transferee, owns less than a majority of voting power of the outstanding shares of capital stock of Engage, Engage will permit CMGI, or the transferee, to purchase a portion in any shares that it may in the future issue so that CMGI or the transferee may maintain its majority ownership position. Any such purchases will be at the same price as is paid by third parties for the shares. This right is transferable by CMGI to any party that acquires directly from CMGI shares of common stock representing at least a majority of the outstanding shares of common stock of Engage.

                    Other Transactions with CMGI Affiliates

   Engage outsources its data center operations for Engage Knowledge and its AdBureau advertising management service to NaviSite, a CMGI affiliate. For Engage Knowledge, Engage leases computer equipment and space for equipment from NaviSite. Engage pays NaviSite fees based on the amount of space and amount of telecommunications services used by NaviSite to support Engage Knowledge. For AdBureau, NaviSite provides comprehensive operational and facilities support. Engage pays NaviSite a percentage of AdBureau revenue. Engage also leases office computer equipment from NaviSite. Engage expects to continue to outsource its data center operations to NaviSite and to lease computer equipment and space for such equipment from NaviSite. Engage paid a total of $1.2 million, $889,000 and $1.6 million to NaviSite for these services in fiscal 1997, fiscal 1998 and the nine months ended April 30, 1999.

   Engage sells its products and services to customers affiliated with CMGI. In fiscal 1998 and the nine months ended April 30, 1999, revenue of Engage from sales to these affiliated companies totalled $235,000 and $1.4 million.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDER AND MANAGEMENT
                             Principal Stockholder

   The following table sets forth information with respect to beneficial ownership of Engage common stock by CMGI as of April 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered by Engage in this offering and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering. CMGI is the only person or entity that owns beneficially more than 5% of the outstanding shares of common stock. The shares of common stock shown as held by CMGI include shares issuable upon conversion of convertible preferred stock and convertible notes held by CMGI as of April 30, 1999. See "Transactions and Relationship Between Engage and CMGI --Debt Conversion".

                                                        Percentage of
                                                      Outstanding Shares
                                                      Beneficially Owned
Name and Address of      Shares of Common Stock ------------------------------
Beneficial Owner           Beneficially Owned   Before Offering After Offering
------------------------ ---------------------- --------------- --------------
CMGI, Inc. .............       38,271,280            93.5%           81.6%
100 Brickstone Square
Andover, MA 01810

                                   Management

   The following table sets forth information with respect to beneficial ownership of the common stock of Engage and CMGI, as of April 30, 1999, for (i) each director of Engage; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of Engage as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of April 30, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 40,911,798 shares of common stock outstanding as of April 30, 1999, after giving effect to the conversion of outstanding convertible notes and convertible preferred stock and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering.

                                           Percentage                 Percentage
                          Shares of Engage Ownership  Shares of CMGI  Ownership
Name                        Common Stock   of Engage   Common Stock    of CMGI
------------------------  ---------------- ---------- --------------  ----------
Paul L. Schaut..........        237,500(1)       *           5,000(1)       *
Daniel J. Jaye..........        516,666(1)     1.3%          5,332(1)       *
David S. Wetherell......     38,271,280(2)    93.5      10,772,224(3)    11.2%
Edward A. Bennett.......              0          *               0          *
Christopher A. Evans....         70,000(1)       *         293,600          *
Craig D. Goldman........         31,250(1)       *         195,200(1)       *
Andrew J. Hajducky,
 III....................     38,271,280(2)    93.5          68,742(4)       *
Fredric D. Rosen........              0          *               0          *
All directors and
 executive officers as a
 group (10 persons).....     39,228,780(5)    93.6%     11,340,098(6)    11.9%

---------------------
 * Denotes less than 1% beneficial ownership.
(1) Consists of shares issuable upon the exercise of options exercisable within 60 days of April 30, 1999.

(2) Consists of shares owned by CMGI on an as converted basis. Messrs. Wetherell and Hajducky disclaim beneficial ownership of all 38,271,280 shares.
(3) Includes 2,305,888 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999. Includes 1,701,732 shares held in trust for the benefit of Mr. Wetherell's minor children and 23,372 shares held by Mr. Wetherell and his wife as trustees for the David
    S. Wetherell Charitable Trusts, for which 1,725,104 shares Mr. Wetherell disclaims beneficial ownership.
(4) Includes 47,990 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999.
(5) Includes 957,500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999.
(6) Includes 2,439,410 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 30, 1999.

                         DESCRIPTION OF CAPITAL STOCK
   Effective upon the closing of this offering and the filing of Engage's amended and restated certificate of incorporation, the authorized capital stock of Engage will consist of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

   The following summary description of Engage's capital stock, as of the closing of this offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to Engage's amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this prospectus is a part.

                                 Common Stock

   As of April 30, 1999, there were 39,973,798 shares of common stock outstanding and held of record by 82 stockholders, after giving effect to the conversion of all convertible demand notes held by CMGI into convertible preferred stock and outstanding shares of convertible preferred stock into common stock upon the closing of this offering. Based upon the number of shares outstanding as of April 30, 1999 and giving effect to the issuance of the shares of common stock offered by Engage hereby and the sale of 938,000 shares of common stock to be issued prior to the closing of this offering, there will be 46,911,798 shares of common stock outstanding upon the closing of this offering. In addition, as of April 30, 1999, there were outstanding stock options for the purchase of a total of 6,467,794 shares of common stock.

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Engage, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Engage available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable. The shares of common stock to be issued by Engage in this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Engage may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

                                Preferred Stock

   The board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   Engage has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attemping to acquire, a majority of the outstanding common stock of Engage.

                              Registration Rights

   The Series B Convertible Preferred Stock Purchase Agreement dated as of
July 31, 1998
provides that the holders of 238,597 shares are entitled to rights with respect to the registration of such shares under the Securities Act. If Engage proposes to register any of its securities under the Securities Act, either for its own account or for the account of another securityholder, the holders are entitled to notice of such registration and to include their registrable shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters shall have the right to limit the number of shares included in such registration. These rights terminate for a holder at such time as such holder could sell all of its shares under Rule 144(k) under the Securities Act. See "Transactions and Relationship Between Engage and CMGI -- Investor Rights Agreement" for information concerning registration rights granted to CMGI.

                Section 203 of Delaware General Corporation Law

   The certificate of incorporation of Engage contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years, or their affiliates. Because of such election, Section 203 will not apply to Engage.

                  Limitation of Liability and Indemnification

   The certificate of incorporation provides that no director of Engage shall be personally liable to Engage or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as it exists or may later be amended.

   The certificate of incorporation further provides for the indemnification of Engage's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. In addition, Engage plans to enter into indemnification agreements with its directors containing provisions which may require Engage, among other things, to indemnify its directors against various liabilities that may arise by virtue of their status or service as directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                              Stock Transfer Agent

   The transfer agent and registrar for the common stock is EquiServe L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since some shares of common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of 46,911,798 shares of our common stock assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Of the remaining 40,911,798 shares, all shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

                               Lock-Up Agreements

   Stockholders holding an aggregate of 39,901,614 shares of common stock, including all of our officers and directors who hold shares of common stock or options to purchase shares of common stock, have signed lock-up agreements with the underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

  . with the prior written consent of Goldman, Sachs & Co.;

  . in the case of transfers to affiliates;

  . as a bona fide gift; or

  . to any trust.

   Upon expiration of the lock-up period, 180 days after the date of this
prospectus,     shares will be available for resale to the public in accordance with Rule 144.

   In addition, stockholders holding an aggregate of 1,010,184 shares have signed lock-up agreements with CMGI under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock until April 7, 2000. CMGI has agreed not to waive these restrictions for a period of 180 days after the date of this prospectus, without the consent of Goldman Sachs & Co.

                                    Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 469,000 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of

Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                    Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

                              Registration Rights

   Upon completion of this offering, the holders of 38,748,474 shares of our common stock or their transferees, including CMGI, will be entitled to various rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock --Registration Rights" and "Transactions and Relationship Between Engage and CMGI --Investor Rights Agreement".

                                 Stock Options

   Ninety days after this offering, Engage intends to file a registration statement under the Securities Act covering 15,250,000 shares of common stock reserved for issuance under our 1995 Equity Incentive Plan and 1999 Stock Option Plan for Non-Employee Directors. Such registration statement is expected to be filed and become effective 90 days after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and any applicable lock-up agreements, be available for sale in the open market 90 days after the effective date of this offering.

   As of April 30, 1999, options to purchase 6,467,794 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements
described above, at least     shares of common stock will be subject to vested
options, based on options outstanding as of April 30, 1999.

                            VALIDITY OF COMMON STOCK


   The validity of the common stock offered hereby will be passed upon for Engage by Hale and Dorr LLP, Boston, Massachusetts and for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS


   The consolidated balance sheets of Engage Technologies, Inc. and subsidiaries as of July 31, 1997 and 1998, and as of April 30, 1999, and the statements of operations, changes in stockholders' equity (deficit) and cash flows for the three years in the period ended July 31, 1998 and the nine month period ended April 30, 1999 have been included in reliance on the reports of KPMG LLP, Engage's independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Accipiter Inc. as of December 31, 1997 and 1996 and the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1997 and for the period from April 14, 1996 (inception) to December 31, 1996 have been included in reliance on the reports of KPMG LLP, Accipiter's independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Internet Profiles Corporation as of December 31, 1997 and 1998 and the statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1998 have been included in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, Internet Profiles Corporation's independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION
   Engage has filed with the Securities and Exchange Commission, a registration statement on Form S-1 (including the exhibits and schedules to the registration statement) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Engage and the shares to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information Engage files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Engage's Commission filings, including the registration statement will also be available to you on the Commission's Internet site (http://www.sec.gov).

                         Index to Financial Statements

Engage Technologies, Inc.                                                   Page

Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets as of July 31, 1997 and 1998, and April 30,
 1999.....................................................................   F-3
Consolidated Statements of Operations for the three years ended July 31,
 1998
 and for the nine months ended April 30, 1998 (unaudited) and 1999........   F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the three years ended July 31, 1998 and for the nine months ended April
 30, 1999.................................................................   F-5
Consolidated Statements of Cash Flows for the three years ended July 31,
 1998
 and for the nine months ended April 30, 1998 (unaudited) and 1999........   F-6
Notes to Consolidated Financial Statements................................   F-7

Accipiter, Inc.

Independent Auditors' Report..............................................  F-27
Balance Sheets as of December 31, 1996 and 1997, and March 31, 1998 (unau-
 dited)...................................................................  F-28
Statements of Operations for the period from April 14, 1996 to December
 31, 1996,
 for the year ended December 31, 1997, and for the three months ended
 March 31, 1997 and 1998 (unaudited)......................................  F-29
Statements of Stockholders' Deficit for the two years ended December 31,
 1997
 and for the three months ended March 31, 1998 (unaudited)................  F-30
Statements of Cash Flows for the period from April 14, 1996 to December
 31, 1996,
 for the year ended December 31, 1997, and for the three months ended
 March 31, 1997 and 1998 (unaudited)......................................  F-31
Notes to Financial Statements.............................................  F-32

Internet Profiles Corporation

Report of Independent Accountants.........................................  F-37
Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
 (unaudited)..............................................................  F-38
Statements of Operations for the two years ended December 31, 1998 and the three months ended March 31, 1999 (unaudited)............................  F-39
Statements of Stockholders' Equity (Deficit) for the two years ended
 December 31, 1998
 and the three months ended March 31, 1999 (unaudited)....................  F-40
Statements of Cash Flows for the two years ended December 31, 1998 and the three months ended March 31, 1999 (unaudited)....................  F-41
Notes to Financial Statements.............................................  F-42

Unaudited Pro Forma Combined Condensed Financial Data for Engage
 Technologies, Inc., Accipiter, Inc. and Internet Profiles Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations for
 the year ended
 July 31, 1998 and for the nine months ended April 30, 1999...............  F-53

                          Independent Auditors' Report

The Board of Directors
Engage Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Engage Technologies, Inc. and subsidiaries as of July 31, 1997 and 1998, and April 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 1998 and the nine months ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engage Technologies, Inc. and subsidiaries as of July 31, 1997 and 1998 and April 30, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1998 and the nine months ended April 30, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

June 4, 1999, except as to note 16
which is as of July 19, 1999
Boston, Massachusetts

                           ENGAGE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                           July 31,                    Pro forma
                                       ------------------  April 30,   April 30,
                                         1997      1998      1999        1999
                                       --------  --------  ---------  -----------
                                                                      (unaudited)
                                          (In thousands, except par value)
Assets
Current assets:
 Cash................................  $    --   $     96  $    661
 Available-for-sale securities.......       --        567     1,036
 Accounts receivable, less allowance
  for doubtful accounts of $0, $360
  and $940 at July 31, 1997 and 1998
  and April 30, 1999, respectively...        30     1,824     5,016
 Prepaid expenses....................        82       230       654
                                       --------  --------  --------
 Total current assets................       112     2,717     7,367
                                       --------  --------  --------
Property and equipment, net..........     1,670       789     2,012
Investment in joint venture..........       --        --      1,303
Intangible assets, net of accumulated
 amortization of $1,498 and $5,385 at
 July 31, 1998 and April 30, 1999,
 respectively........................       --     20,540    43,919
Other assets.........................       --        --        369
                                       --------  --------  --------
 Total assets .......................  $  1,782  $ 24,046  $ 54,970
                                       ========  ========  ========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Debt to CMGI........................  $ 14,018  $  7,753  $ 37,447
 Obligation under capital lease......       --        --        364
 Accounts payable....................       --        499     1,590
 Accrued expenses....................       288     1,614     5,342
 Deferred revenue....................        15     1,460     2,828
                                       --------  --------  --------
 Total current liabilities...........    14,321    11,326    47,571
                                       --------  --------  --------
Deferred revenue.....................       --        --      1,856
                                       --------  --------  --------
Obligation under capital lease, net
 of current portion..................       --        --        442
                                       --------  --------  --------
Commitments and contingencies
Stockholders' equity
 Series A Preferred Stock, $.01 par
  value, 1,500 shares authorized,
  1,500, 1,500 and 0 shares issued
  and outstanding at July 31, 1998,
  April 30, 1999 and April 30, 1999
  (pro forma), respectively
  (liquidating preference of
  $16,340)...........................       --         15        15    $    --
 Series B Preferred Stock, $.01 par
  value, 239 shares authorized,
  239 and 0 shares issued and
  outstanding at April 30, 1999 and
  April 30, 1999 (pro forma),
  respectively (liquidating
  preference of $2,000)..............       --        --          2         --
 Common Stock, $.01 par value,
  150,000 shares authorized, 16,188,
  190, 1,226 and 39,974 shares issued
  and outstanding at July 31, 1997
  and 1998, April 30, 1999, and April
  30, 1999 (pro forma),
  respectively.......................       162         2        12         399
 Additional paid-in capital..........       (60)   41,679    57,964      95,041
 Deferred compensation...............       --     (1,305)   (4,822)     (4,822)
 Accumulated other comprehensive
  (loss).............................       --     (1,193)     (422)       (422)
 Accumulated deficit.................   (12,641)  (26,478)  (47,648)    (47,648)
                                       --------  --------  --------    --------
 Total stockholders' equity
  (deficit)..........................   (12,539)   12,720     5,101    $ 42,548
                                       --------  --------  --------    ========
 Total liabilities and stockholders'
  equity (deficit)...................  $  1,782  $ 24,046  $ 54,970
                                       ========  ========  ========

          See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Nine months ended
                                 Year ended July 31,            April 30,
                              ---------------------------  --------------------
                               1996      1997      1998       1998       1999
                              -------  --------  --------  ----------- --------
                                                           (unaudited)
                                  (In thousands, except per share data)
Revenue:
  Product revenue...........  $   --   $     25  $  1,742   $    379   $  6,520
  Product revenue, related
   parties..................      --        --        203        143      1,274
  Services and support
   revenue..................      --        --        240         82      1,113
  Services and support reve-
   nue, related
   parties..................      --        --         32          9         90
                              -------  --------  --------   --------   --------
    Total revenue...........      --         25     2,217        613      8,997
                              -------  --------  --------   --------   --------
Cost of revenue:
  Cost of product revenue...      --         31       185         36      1,327
  Cost of services and
   support revenue..........      --        --      2,053      1,153      4,299
                              -------  --------  --------   --------   --------
    Total cost of revenue...      --         31     2,238      1,189      5,626
                              -------  --------  --------   --------   --------
      Gross (loss) profit...      --         (6)      (21)      (576)     3,371
                              -------  --------  --------   --------   --------
Operating expenses:
  In-process research and
   development..............      --        --      9,200      9,200      4,500
  Research and development..    1,796     7,261     5,859      4,688      5,816
  Selling and marketing.....      155     1,566     4,015      2,524      6,614
  General and
   administrative...........      428     1,429     1,993      1,017      2,409
  Amortization of goodwill
   and other
   intangibles..............      --        --      1,391        358      3,543
  Stock compensation........      --        --        426         65        657
                              -------  --------  --------   --------   --------
    Total operating
     expenses...............    2,379    10,256    22,884     17,852     23,539
                              -------  --------  --------   --------   --------
Loss from operations........   (2,379)  (10,262)  (22,905)   (18,428)   (20,168)

Other income (expense):
  Gain on sale of product
   rights...................      --        --      9,240      9,240        --
  Equity in loss of joint
   venture..................      --        --        --         --        (417)
  Loss on disposal of
   property and equipment...      --        --        --         --        (174)
  Interest expense, net.....      --        --       (172)       (60)      (411)
                              -------  --------  --------   --------   --------
Net loss....................  $(2,379) $(10,262) $(13,837)  $ (9,248)  $(21,170)
                              =======  ========  ========   ========   ========
Unaudited pro forma basic
 and diluted net loss per
 share......................                     $   (.83)             $   (.62)
                                                 ========              ========
Pro forma weighted average
 number of basic and diluted
 shares outstanding.........                       16,750                34,210
                                                 ========              ========

          See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                      Series A          Series B                                                  Accumulated
                   Preferred Stock   Preferred Stock     Common Stock    Additional                  Other
                   ----------------  -----------------  ---------------   Paid-in     Deferred   Comprehensive Accumulated
                   Shares   Amount   Shares   Amount    Shares   Amount   Capital   Compensation Income (Loss)   Deficit
                   -------  -------  -------  --------  -------  ------  ---------- ------------ ------------- -----------
                                                                (In thousands)
Balance at July
31, 1995.........      --   $   --       --   $    --       --   $ --     $   --      $   --        $   --      $    --
 Issuance of
 common stock....      --       --       --        --    16,000    160        (80)        --            --           --
 Net loss........      --       --       --        --       --     --         --          --            --        (2,379)
                   -------  -------   ------  --------  -------  -----    -------     -------       -------     --------
Balance at July
31, 1996.........      --       --       --        --    16,000    160        (80)        --            --        (2,379)
 Exercise of
 stock options...      --       --       --        --       188      2         20         --            --           --
 Net loss........      --       --       --        --       --     --         --          --            --       (10,262)
                   -------  -------   ------  --------  -------  -----    -------     -------       -------     --------
Balance at July
31, 1997.........      --       --       --        --    16,188    162        (60)        --            --       (12,641)
 Reorganization..      800        8      --        --   (16,000)  (160)     8,072         --            --           --
 Acquisition of
 Accipiter.......      700        7      --        --       --     --      33,667      (1,731)          --           --
 Amortization of
 deferred
 compensation....      --       --       --        --       --     --         --          426           --           --
 Exercise of
 stock options...      --       --       --        --         2    --         --          --            --           --
 Unrealized loss
 on available-
 for-sale
 securities......      --       --       --        --       --     --         --          --         (1,193)         --
 Net loss........      --       --       --        --       --     --         --          --            --       (13,837)
                   -------  -------   ------  --------  -------  -----    -------     -------       -------     --------
Balance at July
31, 1998.........    1,500       15      --        --       190      2     41,679      (1,305)       (1,193)     (26,478)
 Issuance of pre-
 ferred stock,
 net of
 issuance costs
 of $66 .........      --       --       239         2      --     --       1,932         --            --           --
 Acquisition of
 I/PRO...........      --       --       --        --     1,010     10     10,171         --            --           --
 Amortization of
 deferred
 compensation....      --       --       --        --       --     --       4,174      (4,174)          --           --
 Foreign currency
 translation
 adjustment......      --       --       --        --       --     --         --          --            302          --
 Amortization of
 deferred
 compensation....      --       --       --        --       --     --         --          657           --           --
 Exercise of
 stock options ..      --       --       --        --        26    --           8         --            --           --
 Unrealized gain
 on available-
 for-sale
 securities......      --       --       --        --       --     --         --          --            469          --
 Net loss........      --       --       --        --       --     --         --          --            --       (21,170)
                   -------  -------   ------  --------  -------  -----    -------     -------       -------     --------
Balance at April
30, 1999 ........    1,500  $    15      239  $      2    1,226  $  12    $57,964     $(4,822)      $  (422)    $(47,648)
                   =======  =======   ======  ========  =======  =====    =======     =======       =======     ========
                    Total
                   ---------
Balance at July
31, 1995.........  $    --
 Issuance of
 common stock....        80
 Net loss........    (2,379)
                   ---------
Balance at July
31, 1996.........    (2,299)
 Exercise of
 stock options...        22
 Net loss........   (10,262)
                   ---------
Balance at July
31, 1997.........   (12,539)
 Reorganization..     7,920
 Acquisition of
 Accipiter.......    31,943
 Amortization of
 deferred
 compensation....       426
 Exercise of
 stock options...       --
 Unrealized loss
 on available-
 for-sale
 securities......    (1,193)
 Net loss........   (13,837)
                   ---------
Balance at July
31, 1998.........    12,720
 Issuance of pre-
 ferred stock,
 net of
 issuance costs
 of $66 .........     1,934
 Acquisition of
 I/PRO...........    10,181
 Amortization of
 deferred
 compensation....       --
 Foreign currency
 translation
 adjustment......       302
 Amortization of
 deferred
 compensation....       657
 Exercise of
 stock options ..         8
 Unrealized gain
 on available-
 for-sale
 securities......       469
 Net loss........   (21,170)
                   ---------
Balance at April
30, 1999 ........  $  5,101
                   =========

         See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Nine months ended
                               Years ended July 31,            April 30,
                             ---------------------------  --------------------
                              1996      1997      1998       1998       1999
                             -------  --------  --------  ----------- --------
                                                          (unaudited)
                                             (In thousands)
Cash flows from operating
 activities:
 Net loss................... $(2,379) $(10,262) $(13,837)   $(9,248)  $(21,170)
 Adjustments to reconcile
  net loss to net cash used
  for operating activities:
  Depreciation and
   amortization.............     530       947     1,863        679      4,277
  Equity in loss of joint
   venture..................     --        --        --         --         417
  Provision for bad debts...     --        --        240        --         175
  Stock compensation........     --        --        426         65        657
  Gain on sale of product
   rights...................     --        --     (9,240)    (9,240)       --
  Loss on disposal of
   property and equipment...     --        --        --         --         174
  In-process research and
   development..............     --        --      9,200      9,200      4,500
  Changes in operating
   assets and liabilities,
   net of impact of
   acquisitions:
   Accounts receivable......     --        (30)   (1,438)       (97)    (2,398)
   Prepaid expenses.........    (276)      194      (147)        29       (245)
   Accounts payable.........     --        --        475        637        356
   Accrued expenses.........     151       137       835         17      2,837
   Deferred revenue.........     --         15     1,117         56      3,207
                             -------  --------  --------    -------   --------
    Net cash used for
     operating activities...  (1,974)   (8,999)  (10,506)    (7,902)    (7,213)
                             -------  --------  --------    -------   --------
Cash flows from investing
 activities:
 Investment in joint
  venture...................     --        --        --         --      (1,424)
 Net cash acquired on
  acquisition of
  subsidiaries..............     --        --        689        689        347
 Purchases of property and
  equipment.................  (1,613)     (490)     (216)      (153)      (165)
                             -------  --------  --------    -------   --------
    Net cash (used for)
     provided by investing
     activities.............  (1,613)     (490)      473        536     (1,242)
                             -------  --------  --------    -------   --------
Cash flows from financing
 activities:
 Net change in debt to
  CMGI......................   3,587    10,511    10,129      7,852      7,119
 Proceeds from stock option
  exercises.................     --         22       --         --           8
 Issuance of preferred
  stock, net of issuance
  costs.....................     --        --        --         --       1,934
 Repayment of capital lease
  obligations...............     --        --        --         --         (47)
 Principal payments on
  notes.....................     --     (1,044)      --         --         --
                             -------  --------  --------    -------   --------
    Net cash provided by
     financing activities...   3,587     9,489    10,129      7,852      9,014
                             -------  --------  --------    -------   --------
Effect of exchange rate
 changes on cash............     --        --        --         --           6
                             -------  --------  --------    -------   --------
Net increase in cash........     --        --         96        486        565
Cash, beginning of period...     --        --        --         --          96
                             -------  --------  --------    -------   --------
Cash, end of period......... $   --   $    --   $     96    $   486   $    661
                             =======  ========  ========    =======   ========

          See accompanying notes to consolidated financial statements.

                           ENGAGE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           All information included in these footnotes as of and for the nine months ended April 30, 1998 is unaudited

(1) Description of Business

   Engage provides products and services that enable customers to create and use profiles of individual Web visitors to target advertisements, content and e-commerce offerings.

(2) Summary of Significant Accounting Policies

 Basis of Presentation

   The Company is a majority owned subsidiary of CMGI, Inc. ("CMGI"). The accompanying consolidated financial statements, which have been prepared as if the Company had operated as a separate stand-alone entity for all periods presented, include only revenue and expenses attributable to the Company since it commenced operations in September 1995.

   The consolidated financial statements include certain allocations based on headcount from CMGI for certain general and administrative expenses such as rent, legal services, insurance and employee benefits. Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had the Company operated independently of CMGI.

 Principles of Consolidation

   The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries, Internet Profiles Corporations ("I/PRO") and Engage Technologies Limited, after elimination of all significant intercompany balances and transactions.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Revenue Recognition

   Prior to August 1, 1998, revenue from sales of product licenses to customers were generally recognized when the product was shipped, provided no significant obligations remain and collectibility is probable, in accordance with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Effective August 1, 1998, the Company adopted the provisions of SOP 97-2, Software Revenue Recognition. For transactions after August 1, 1998, revenues from software product licenses and web-site traffic audit reports are generally recognized when (i) a signed noncancelable software license exists, (ii) delivery has occurred, (iii) the Company's fee is fixed or determinable, and (iv) collectibility is probable. Revenue from license agreements that have significant customizations and modifications of the software product is deferred and recognized using the percentage of completion method. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

                           ENGAGE TECHNOLOGIES, INC.

   Revenue from periodic subscriptions is recognized ratably over the subscription term, typically twelve months. Revenue from usage based subscriptions is recognized monthly based on actual usage.

   Service and support revenue includes software maintenance and other professional services revenues, primarily from consulting, implementation and training. Revenue from software maintenance is deferred and recognized ratably over the term of each maintenance agreement, typically twelve months. Revenue from professional services is recognized as the services are performed, collectibility is probable and such revenues are contractually non-refundable.

   Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue.

 Cash

   Under an arrangement with CMGI, the Company maintains a zero balance cash account. Cash required by the Company for the funding of its operations is provided as needed with a corresponding increase in the "Debt to CMGI" account. Customer receipts and other cash receipts of the Company are remitted to CMGI upon receipt by the Company and serve to reduce the "Debt to CMGI" account. Cash on hand at July 31, 1998 and April 30, 1999 is held by the Company's subsidiaries.

   During fiscal 1998, non-cash investing activities included the sale of data warehouse product rights in exchange for available-for-sale securities and the repayment of approximately $8,400,000 of debt due to CMGI. In addition, non-cash investing activities also include the Company's acquisition of Accipiter (see note 7) in exchange for 700,000 shares of the Company's Series A Convertible Preferred Stock.

   During fiscal 1998, non-cash financing activities included the issuance of 800,000 shares of the Company's Series A Convertible Preferred Stock in exchange for 16,000,000 shares of the Company's common stock and an $8,000,000 reduction in the debt to CMGI (see note 10).

   During fiscal 1999, non-cash investing activities include the acquisition of I/PRO (see note 7) in exchange for 1,010,184 shares of the Company's common stock, and additional debt to CMGI totaling $22,086,000.

 Marketable Securities

   The appropriate classification of marketable securities is determined at the time of acquisition and reevaluated at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, based on quoted market prices, with unrealized gains and losses included in accumulated other comprehensive income (loss) on the consolidated balance sheets.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to expense as incurred.

                           ENGAGE TECHNOLOGIES, INC.

 Investment in Joint Venture

   The Company's investment in the common stock of a Japanese joint venture is accounted for by the equity method.

 Intangibles

   Intangibles relate to the Company's purchase of Accipiter, Inc. in April 1998 and I/PRO in April 1999 (see note 7). Such costs are being amortized on a straight-line basis over either two or five years, depending on the periods expected to be benefited.

 Accounting for Impairment of Long-Lived Assets

   The Company assesses the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including costs in excess of net assets of companies acquired. During this review, the significant assumptions used in determining the original cost of long-lived assets are reevaluated. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets by comparing future estimated undiscounted cash flows to the asset's carrying value. If the estimated future undiscounted cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset's carrying value over fair value.

 Research and Development Costs and Software Costs

   Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software, are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, there have been no capitalized software development costs to date. Additionally, at the date of acquisition or investment, the components of the purchase price of each acquisition or investment are evaluated to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation, such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

 Foreign Currency Translation

   The functional currency for the Company's foreign subsidiary and its investment in joint venture is its local currency. The financial statements of this subsidiary and the joint venture are translated into United States dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss) on the consolidated balance sheets. Net gains and losses resulting from foreign currency transactions arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies are included in the consolidated statements of operations and were immaterial for all periods presented.

                           ENGAGE TECHNOLOGIES, INC.

 Income Taxes

   The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is currently greater than 80% owned by CMGI, and as such, CMGI realizes the full benefit of all federal and part of the state net operating losses that have been incurred by the Company. Therefore, such net operating losses incurred by the Company will have no future benefit to the Company. The tax sharing agreement between the Company and CMGI requires the Company to reimburse CMGI to the extent it contributes to the consolidated tax liability of the CMGI group; however, under the policy, CMGI is not obligated to reimburse the Company for any losses utilized in the consolidated CMGI group.

 Advertising Costs

   The Company expenses advertising costs as incurred. The Company did not incur any advertising costs during the year ended July 31, 1996. Advertising expense was approximately $40,000, $175,000 and $564,000 for the fiscal years ended July 31, 1997 and 1998 and the nine months ended April 30, 1999, respectively.

 Stock-Based Compensation Plans

   The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). As permitted by SFAS 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Compensation cost for stock options granted with exercise prices below estimated fair market value is recognized over the vesting period, typically four years. The adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on earnings has been disclosed in the notes to the consolidated financial statements as required by SFAS 123 (see note 11).

 Segment Reporting

   The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. SFAS 131 has been adopted effective August 1, 1998. The Company currently operates in only one segment, and as such, no additional disclosures are required.

                           ENGAGE TECHNOLOGIES, INC.

 Unaudited Pro Forma Basic and Diluted Net Loss per Share

   Unaudited pro forma basic earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period. Unaudited pro forma diluted earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus additional weighted average common equivalent shares outstanding during the period, computed using the "if-converted method". Common equivalent shares have been excluded from the computation of diluted loss per share in each period, as their effect would have been anti-dilutive in each period presented.

   As described in note 16, conversion of all preferred stock and debt to CMGI will occur upon the completion of a qualified public offering of the Company's common stock. The unaudited pro forma basic and diluted net loss per share information included in the accompanying statements of operations for the year ended July 31, 1998 and the nine months ended April 30, 1999 reflects the impact on unaudited pro forma basic and diluted net loss per share of such conversion as of the beginning of each period or date of issuance, if later, using the if-converted method.

   Historical basic and diluted net loss per share have not been presented because they are irrelevant due to the significant change in the Company's capital structure and resultant basic and diluted loss per share that will result upon conversion of the convertible preferred stock and debt to CMGI.

   The reconciliation of the numerators and denominators of the unaudited pro forma basic and unaudited pro forma diluted loss per share computation for the Company's reported net loss is as follows:

                   PRO FORMA BASIC AND DILUTED LOSS PER SHARE

                                                 Year Ended   Nine Months Ended
                                                July 31, 1998  April 30, 1999
                                                ------------- -----------------
                                                        (In thousands,
                                                    except per share data)
   Numerator:
     Loss.....................................    $(13,837)       $(21,170)
                                                  --------        --------
   Denominator:
     Weighted average shares outstanding......      15,398             296
     Assumed conversion of preferred stock....         790          30,444
     Assumed conversion of debt to CMGI.......         562           3,470
                                                  --------        --------
     Weighted average number of diluted shares
      outstanding.............................      16,750          34,210
                                                  --------        --------
   Basic and diluted loss per share ..........    $   (.83)       $   (.62)
                                                  ========        ========

   See note 16.

 New Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the

                           ENGAGE TECHNOLOGIES, INC.

capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The Company is required to adopt this standard in the first quarter of fiscal 2000, and expects that the adoption of SOP 98-1 will not have a material impact on its financial position or its results of operations.

   In April 1998, the AcSEC issued Statement of Position 98-5, "Reporting Costs of Start-Up Activities" ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SOP 98-5 is effective for the Company's fiscal 2000 financial statements. The Company does not expect its adoption to have a material impact on its financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal 2000, and expects that the adoption of SFAS 133 will not have a material impact on the its financial position or its results of operations. On May 20, 1999, a proposed Statement of Financial Accounting Standards was issued for public comment in which the proposal, if approved, will delay implementation until the first quarter of the Company's fiscal year 2000.

 Unaudited Interim Financial Information

   The consolidated financial statements for the nine months ended April 30, 1998 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future period.

(3) Sale of Product Rights

   In August 1997, the Company sold rights to some of its data warehouse software products to Red Brick Systems, Inc. ("Red Brick") for $9,500,000 in cash and 238,160 shares of Red Brick common stock, recording a pretax gain of $9,240,000 on the sale. The cash component was received directly by CMGI and Debt to CMGI was reduced by a corresponding amount. In January 1999, the Red Brick shares were exchanged for 142,896 shares of Informix Corp. due to Informix's acquisition of Red Brick.

(4) Available-for-Sale Securities

   Available-for-sale securities at July 31, 1998 consists of 238,160 shares of Red Brick common stock received as part of the Company's sale of product rights to Red Brick. Available-for-sale securities at April 30, 1999 consists of 142,896 shares of Informix Corp. (see note 3). These securities are carried at fair value based on quoted market prices. A $1,193,000 and $724,000 unrealized holding loss was recorded on the Red Brick shares at July 31, 1998 and April 30, 1999, respectively, based on the change in market value since the date of acquisition. The unrealized holding loss is presented in the equity section of the Company's consolidated balance sheet as a component of accumulated other comprehensive loss.

                           ENGAGE TECHNOLOGIES, INC.

(5) Property and Equipment

                                                        July 31,
                                    Estimated         --------------  April 30,
                                   Useful Life         1997    1998     1999
                             ------------------------ -------  -----  ---------
                                                           (In
                                                       thousands)
   Office furniture and
    computer equipment.....         3-5 years         $   911  $ 940   $2,327
   Software licenses.......          3 years            2,131    273      305
   Leasehold improvements..  4 years or life-of-lease     105    105      429
                                                      -------  -----   ------
                                                        3,147  1,318    2,862
   Less: Accumulated
    depreciation and
    amortization...........                            (1,477)  (529)    (849)
                                                      -------  -----   ------
                                                      $ 1,670  $ 789   $2,012
                                                      =======  =====   ======

   Property and equipment recorded under capital leases amounted to approximately $735,000 at April 30, 1999. Total accumulated amortization related to these assets amounted to approximately $49,000 at April 30, 1999. The Company had no assets under capital lease at July 31, 1997 or 1998.

(6) Investment in Joint Venture

   In August 1998, the Company acquired for $1.4 million in cash, 49% of the shares of Engage Technologies Japan (the "Joint Venture"), a joint venture with Sumitomo Corporation in Japan. The Company's ownership interest was reduced to 46.3% in March 1999 as a result of the Joint Venture's selling an ownership interest to an additional investor. The Joint Venture was established to sell the Company's products and services in Japan. The Joint Venture is authorized to solicit additional investors so long as the new investors' ownership interests do not exceed 30% on a fully diluted, aggregate ownership basis. If the Joint Venture requires funds in excess of $4 million (excluding the parties' initial capital contributions) for its operations, the Company is required to provide a bank guarantee in an amount proportionate to its ownership interest. This investment is being accounted for under the equity method of accounting. The Company's share of the Joint Venture's foreign currency translation adjustments is reflected in both the investment account and shareholders' equity on the consolidated balance sheet as a component of accumulated other comprehensive income (loss).

   Under a separate license agreement, the Company licensed its Engage Knowledge technology to the Joint Venture in consideration for a non-refundable $3 million prepaid royalty and royalties of 11.11% of all future revenues. The initial prepaid royalty has been recorded as deferred revenue and is being recognized as income over three years, the estimated period over which the Company expects to provide maintenance and support. In addition, the Company and the Joint Venture entered into a reseller agreement under which the Company granted the Joint Venture an exclusive right to resell its products to end users in Japan, excluding certain Japanese distribution rights granted to Red Brick (see Note 3).

(7) Acquisitions

 Accipiter

   In April 1998, CMGI acquired Accipiter, Inc. ("Accipiter"), a company specializing in Internet advertising management solutions, in exchange for 10,109,536 shares of CMGI Common Stock

                           ENGAGE TECHNOLOGIES, INC.

(which number reflects three CMGI two-for-one stock splits between April 1998 and the date of these financial statements). In August 1998, Accipiter was legally merged with the Company in a stock-for-stock merger in which consideration of 700,000 shares of the Company's Series A Convertible Preferred Stock was issued to CMGI. The Company has reflected in its consolidated financial statements and the acquisition of Accipiter as if they occurred in April 1998. The total purchase price for Accipiter was valued at $31,253,000, including acquisition costs of $198,000. The value of the CMGI shares included in the purchase price was recorded net of a weighted average 10% market value discount to reflect the restrictions on transferability.

   Management is primarily responsible for estimating the fair value of purchased in-process research and development. The portion of the purchase price allocated to in-process research and development was $9,200,000, or approximately 29% of the total purchase price. At the acquisition date, Accipiter's major in-process project was the development of AdManager version 4.0, which was intended to provide the ad serving functionality that customers were requiring as the use of the Internet rapidly increased and customer Web sites became more complex. In general, previous AdManager releases did not provide for the fault tolerance, redundancy and scalability that customers began to seek after AdManager versions 1.0 and 2.0 were released. Accordingly, customers' long-term product needs required Accipiter to substantially redesign the AdManager architecture (later released as version 4.0) to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) an object-oriented user interface, (3) application programming interfaces and (4) a new report engine.

   At the date of the acquisition, management estimated that completion of the AdManager version 4.0 technology would be accomplished by June 1998. Engage began testing AdManager version 4.0 at a customer's site (beta testing) in June 1998 and commercially released the product in August 1998. The initial development effort had commenced in late 1997. At the acquisition date, the new AdManager technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the Accipiter purchase, the AdManager version 4.0 project was approximately 71% complete.

   The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 24.5%, a slight premium over the estimated weighted-average cost of capital of 24%, and the discount rate used for developed technology was 21%.

   The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

   Accipiter recorded revenue in 1997 of less than $1 million. Because of the absence of meaningful historical revenue of Accipiter, management projected revenue for the initial year of the forecast period based on its assessment of future market potential and the ability of Accipiter to successfully launch its new product offering. After the initial year of the forecast period, revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet advertising.

                           ENGAGE TECHNOLOGIES, INC.

   These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce (which is supported by independent market data), the need for e-commerce companies to serve ads over the Internet, expected trends in technology (such as increased speed of the Internet, reduced hardware costs and the resulting increase in new Internet users to whom ads will be served) and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of certain Accipiter technologies in conjunction with Engage's products, the marketing and distribution of the resulting products through Engage's sales force and the benefits of Engage's incremental financial support and stability.

   Engage's estimated cost of sales as a percentage of revenue is expected to be slightly lower than Accipiter's (classified as support and royalties by Accipiter) on a stand-alone basis (16% in 1997), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale through combined operations. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease by 1% each year from Accipiter's historical percentage, to a low of 11% in the fifth forecast year.

   Engage's selling, general and administrative costs are expected to be higher than Accipiter's on an absolute basis, but lower as a percentage of revenue. Due to the small revenue base in 1997 and the impact of significant costs associated with building a corporate infrastructure and building a workforce for future operations, Accipiter's selling, general and administrative costs in 1997, as a percent of revenue, are not representative of the expected costs for the combined operations of Engage and Accipiter. Efficiencies due to economies of scale through combined operations, such as consolidated marketing and advertising programs, are expected to be realized immediately.

   Approximately $1,700,000 of deferred compensation was recorded during fiscal 1998 relating to approximately 173,080 shares of CMGI common stock issued to the then employee stockholders of Accipiter, which are being held in escrow. These shares are subject to forfeiture upon termination of employment over a two-year period. Compensation expense is being recognized over the two-year service period beginning August 1, 1998.

 I/PRO

   In April 1999, Engage acquired I/PRO, a provider of Web-site traffic measurement and audit services, for approximately $32,651,000, including acquisition costs of $244,000. The purchase price consisted of $1,563,000 in net cash, $20,907,000 in CMGI common shares and $10,181,000 in Engage common shares and options. The per share value of the CMGI shares included in the purchase price was $57.99, net of a 9% weighted average market value discount to reflect the restriction on transferability. The per share value of the Engage shares included in the purchase price was $6.58 per share. In addition, CMGI must pay up to $3,000,000 to the former I/PRO stockholders if stated performance goals are met by I/PRO one year after the closing. Engage must reimburse CMGI for any payments, due under stated performance goals, in cash or by issuance of shares of Engage's Series C convertible preferred stock at its then fair market value, at CMGI's election. Any additional payments will be treated as additional purchase price.

                           ENGAGE TECHNOLOGIES, INC.

   I/PRO's major in-process project was the development of a new data processing system, project name Normandy, which is intended to provide the improved functionality required as the use of the Internet rapidly increases and customer Web site activity increases in volume and complexity. In general, the existing data processing system does not provide sufficient fault tolerance, scalability, and data processing efficiency that will be required to meet future customer needs. Accordingly, customer's long-term product needs required I/PRO to substantially redesign the data processing system to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) system management, (3) data capture and (4) path analysis functionality.

   At the date of the acquisition, management estimated that completion of the Normandy technology would be accomplished by August, 1999. The initial development effort had commenced in late 1998. At the acquisition date, the new Normandy technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the I/PRO purchase, the Normandy project was approximately 64% complete.

   The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of returns on contributory assets, including core developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 30%, a premium over the estimated weighted-average cost of capital of 25%, and the discount rate used for core developed technology was 22%.

   The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

   Management projected average annual revenues increases for the forecast period based on its assessment of future market potential and the ability of I/PRO to successfully implement the Normandy technology. Revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet service companies. Revenues related to the Normandy project were identified.

   These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce, the need for e-commerce companies to utilize independent audit, verification and analysis services, expected trends in technology (such as increased speed of the Internet, reduced hardware costs and the resulting increase in new Internet users) and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of certain I/PRO technologies in conjunction with Engage's products and the benefits of Engage's incremental financial support and stability.

   I/PRO's estimated cost of sales as a percentage of revenue is expected to significantly decrease on a stand-alone basis (85% in 1998), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale. Normandy technology is expected to greatly increase the automation of data processing allowing significant labor cost savings per revenue dollar. Increases in hardware utilization are also expected.

                           ENGAGE TECHNOLOGIES, INC.

Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease to a low of 20% in the fifth forecast year.

   The acquisitions of Accipiter and I/PRO have been accounted for using the purchase method, and, accordingly, the purchase prices have been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. The amount of the purchase prices allocated to goodwill and developed technology is being amortized on a straight-line basis over five years. The amount of the purchase price allocated to other identifiable intangible assets is being amortized on a straight line basis over the following periods; Accipiter and I/PRO work force over two years, Accipiter trade name over two years, and I/PRO tradename over five years. Amortization of developed technology is charged to cost of product revenue while both goodwill and other identifiable intangible assets are reflected as separate components within operating expenses.

   The purchase price of the Accipiter and I/PRO acquisitions was allocated as follows:

                                                             Accipiter  I/PRO
                                                             --------- -------
                                                              (In thousands)
     Working capital deficit, net of cash acquired of
      $689 for Accipiter and $347 for I/PRO.................  $  (249) $  (498)
     Property and equipment.................................      262    1,676
     Other assets...........................................        2      230
     In-process research and development....................    9,200    4,500
     Long-term obligations..................................      --      (465)
     Goodwill...............................................   20,158   22,288
     Developed technology...................................    1,600    3,000
     Other identifiable intangible assets...................      280    1,920
                                                              -------  -------
     Purchase price, net of cash acquired...................  $31,253  $32,651
                                                              =======  =======

   The following table represents the unaudited pro forma results of operations of the Company for the years ended July 31, 1997 and 1998, and the nine months ended April 30, 1999, as if the Accipiter acquisition had occurred on August 1, 1996 and the I/PRO acquisition had occurred on August 1, 1997. These pro forma results include adjustments for the amortization of goodwill and other intangibles and deferred compensation and the elimination of amounts expensed for in-process research and development. They have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the periods noted or of results that may occur in the future.

                                              July 31,
                                      --------------------------    April 30,
                                          1997          1998          1999
                                      ------------  ------------  ---------------
                                       (In thousands, except per share data)
     Net revenues.................... $        428  $      7,348  $     12,899
     Net loss........................      (16,825)      (23,149)      (25,274)
     Net loss per share..............         (.56)         (.64)         (.65)

(8) Commitments and Contingencies

   (a) Leases

   The Company leases certain computer equipment under capital leases which expire at various dates through November 2002.

                           ENGAGE TECHNOLOGIES, INC.

   In addition to leasing computer equipment under various capital leases, the Company has entered into noncancelable operating leases covering certain of its office facilities and equipment which expire through 2004. In addition, the Company pays CMGI for office facilities used as the Company's headquarters for which it is charged based upon an allocation of the total costs for the facilities at market rates.

   The Company leases certain property and equipment from a subsidiary of CMGI. Under the arrangement, the related party negotiates the terms and conditions of the lease and obtains the assets to be leased. The related party bears all liability for payment, and the Company is not financially obligated under the leases. The Company is charged the actual lease fees paid by the related party, plus an additional administrative charge that approximates the fair value of the services received.

   Total rent expense amounted to $36,000, $305,000, $483,000 and $758,000 for the years ended July 31, 1996, 1997 and 1998 and the nine months ended April 30, 1999, respectively. Rent expense for office facilities paid to CMGI amounted to approximately $35,000, $274,000, $258,000 and $214,000 for the
years ended July 31, 1996, 1997 and 1998 and the nine months ended April 30, 1999, respectively. Rent expense for equipment paid to a subsidiary of CMGI amounted to approximately $1,000, $31,000, $125,000 and $231,000 for the years ended July 31, 1996, 1997 and 1998 and the nine months ended April 30, 1999, respectively.

   Minimum annual rental commitments are as follows at April 30, 1999:

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
                                                                (in thousands)
     1999 (three months)......................................  $   254   $ 152
     2000.....................................................      828     331
     2001.....................................................      715     309
     2002.....................................................      643      78
     2003.....................................................      206       4
     2004.....................................................      154     --
                                                                -------   -----
                                                                $ 2,800     874
                                                                =======
     Less: amount representing interest.......................               68
                                                                          -----
     Present value of capital lease obligations...............            $ 806
                                                                          =====
     Comprised of:
       Current portion........................................            $ 364
       Non-current portion....................................              442
                                                                          -----
                                                                          $ 806
                                                                          =====

   (b) Contingencies

   Prior to the effectiveness of the registration statement covering the sale of Engage common stock being sold in the initial public offering, Hambrecht & Quist, an underwriter of the offering, provided written materials to approximately 80 Engage employees that Engage had designated as potential purchasers of up to 300,000 shares of common stock in the offering through a directed share program. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933.

                           ENGAGE TECHNOLOGIES, INC.

   If the distribution of these materials by Hambrecht & Quist did constitute a violation of the Securities Act of 1933, the recipients of the materials who purchased common stock in the offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue Engage for damages resulting from their purchase of common stock. Hambrecht & Quist has agreed to indemnify both Engage and the other underwriters for liabilities arising out of the distribution of these written materials to participants in the directed share program. These damages could total up to approximately $4.5 million plus interest, based on the initial public offering price of $15.00 per share, if these investors seek recovery or damages after an entire loss of their investment. While the ultimate outcome of these matters cannot be determined, Engage does not expect that they will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

(9) Income Taxes

   No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. At April 30, 1999, the Company had no significant net operating loss carryforwards available to offset future federal taxable income as the Company's parent, CMGI, has utilized substantially all of the Company's net operating losses through April 30, 1999. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

   Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of federal deferred tax assets (liabilities) are comprised of the following:

                                                      July 31,        April
                                                   ----------------    30,
                                                    1997     1998      1999
                                                   -------  -------  --------
                                                   (In thousands)
   Deferred tax assets:
     Research credits............................. $   212  $    72  $     72
     Deferred revenue.............................     --       288       175
     Accruals and other reserves..................      84      377     1,164
     Loss carryforwards...........................     692    1,862    12,142
     Depreciation and amortization................      31      345       --
     Deferred compensation........................     --       --         28
     Basis difference in available for sale secu-
      rities......................................     --       821       627
                                                   -------  -------  --------
                                                     1,019    3,765    14,208
   Less: Valuation allowance......................  (1,019)  (3,765)  (12,856)
                                                   -------  -------  --------
   Net deferred tax assets........................     --       --      1,352
                                                   -------  -------  --------
   Deferred tax liabilities:
     Intangibles, other than goodwill.............     --       --     (1,352)
                                                   -------  -------  --------
                                                   $   --   $   --   $    --
                                                   =======  =======  ========

                           ENGAGE TECHNOLOGIES, INC.

   Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of July 31, 1997 and 1998 and April 30, 1999 will be allocated as follows:

                                                       July 31,
                                                    --------------- April 30,
                                                     1997    1998     1999
                                                    ------- ------- ---------
                                                         (In thousands)
   Income tax benefit that would be recognized in
    the consolidated statements of operations...... $ 1,019 $ 2,085 $  2,327
   Goodwill and other non-current intangible as-
    sets...........................................     --    1,189   10,231
   Accumulated other comprehensive income (loss)...     --      491      298
                                                    ------- ------- --------
                                                    $ 1,019 $ 3,765 $ 12,856
                                                    ======= ======= ========

   The Company has net operating loss carryforwards for Massachusetts tax purposes of approximately $10,700,000 as of July 31, 1998 and April 30, 1999. The net operating loss carryforwards will expire from 2001 through 2003. In addition, the Company has net operating loss carryforwards for North Carolina tax purposes of approximately $4,400,000 and $8,600,000 as of July 31, 1998 and April 30, 1999, respectively, which will expire from 2001 through 2003, of which $2,700,000 is related to losses incurred by Accipiter, Inc. prior to its acquisition by the Company and the related tax benefit will be recorded, if realized, as a decrease in goodwill and other non-current intangible assets. The Company also has net operating loss carryforwards for California tax purposes of $15,100,000 as of April 30, 1999, of which, $15,000,000 is related to the pre-acquisition period of I/PRO. The Company also has $2,700,000 of federal net operating loss carryforwards, which will expire from 2011 through 2012, related to losses incurred by Accipiter, Inc. prior to its acquisition. The tax benefits related to net operating loss carryforwards from the pre-acquisition periods of Accipiter and I/PRO, when realized, will be recorded as a decrease in goodwill and other non-current intangible assets. The utilization of these net operating losses may be limited pursuant to Internal Revenue Code
Section 382 as a result of prior and future ownership changes.

(10) Stockholders' Equity

   In July 1998, the Company's shareholders authorized 5,000,000 shares of preferred stock, of which 1,500,000 have been designated as Series A convertible preferred stock ("Series A Preferred Stock") and 238,597 shares have been designated as Series B convertible preferred stock ("Series B Preferred Stock"). In May 1999, the Board of Directors approved the designation of 2,000,000 shares of the Company's preferred stock as Series C Convertible Preferred Stock ("Series C Preferred Stock").

 Series A Preferred Stock

   In July 1998, the Board of Directors authorized and issued 800,000 shares of Series A Preferred Stock in exchange for 16,000,000 shares of the Company's common stock and $8,000,000 in principal amount of debt to CMGI. The Series A Preferred Stock is entitled to receive annual dividends at 7%, as and if declared. As of and prior to July 31, 1998, no dividends had been declared or paid by the Company. Each share of Series A Convertible Preferred Stock votes on an as-converted basis and is convertible into twenty shares of common stock under certain conditions and subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock has a liquidation preference of $5 per share, plus cumulative dividends of 7% compounded annually beginning on February 1, 1998. The Series A Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering, as defined. See note 16.

   In July 1998, the Board of Directors authorized the issuance of an additional 700,000 shares of Series A Preferred Stock to CMGI in connection with the Company's acquisition of Accipiter, Inc.

                           ENGAGE TECHNOLOGIES, INC.

   At April 30, 1999, 15,000,000 shares of common stock have been reserved for issuance upon the conversion of the Series A Preferred Stock.

 Series B Preferred Stock

   In August 1998, the Board of Directors designated and issued 238,597 shares of Series B Preferred Stock. Proceeds from the sale were $1,934,000, net of issuance costs of $6,000. Each share of Series B Preferred Stock votes on an as-converted basis and is convertible into two shares of common stock under certain conditions and subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Stock has a liquidation preference of $8.38 per share, subject to the prior payment of the liquidation preference on Series A Preferred Stock. The Series B Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering, as defined in the stock purchase agreement. See note 16.

 Unaudited Pro Forma Balance Sheet

   Upon the closing of a qualifying initial public offering, debt to CMGI will convert to Series C Preferred Stock, and all of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will convert to 38,748,474 shares of the Company's common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of April 30, 1999. See note 16.

(11) Stock Option Plans

 Engage 1995 Equity Incentive Plan

   In August 1995, the Company's Board of Directors and Stockholders approved the 1995 Equity Incentive Plan (the "1995 Plan"). Under the 1995 Plan, non-qualified stock options or incentive stock options may be granted to the Company's or its affiliates' employees, as defined. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. Options granted under the 1995 Plan typically vest over a four year period, with 25% of options granted becoming exercisable one year from the date of grant and the remaining 75% vesting monthly for the next thirty-six (36) months. The following table reflects activity and historical prices of stock options under the Company's 1995 Plan for the three years ended July 31, 1998 and the nine months ended April 30, 1999:

                                             Year Ended July 31,
                          ----------------------------------------------------------- Nine Months Ended
                                 1996               1997                1998            April 30, 1999
                          ------------------ ------------------- -------------------- -------------------
                                    Weighted            Weighted             Weighted            Weighted
                           Number   Average   Number    Average    Number    Average   Number    Average
                             of     Exercise    of      Exercise     of      Exercise    of      Exercise
                           Shares    Price    Shares     Price     Shares     Price    Shares     Price
                          --------- -------- ---------  -------- ----------  -------- ---------  --------
Options outstanding,
 beginning of period....        --   $ --    2,575,500   $0.15    2,391,000   $0.24   4,148,054   $1.09
Granted.................  2,575,500   0.15     903,500    0.60    3,290,500    1.46   2,508,710    3.80
Exercised...............        --     --     (187,500)   0.12       (1,600)   0.43     (26,040)   0.35
Cancelled...............        --     --     (900,500)   0.38   (1,531,846)   0.57    (162,930)   0.46
                          ---------          ---------           ----------           ---------
Options outstanding, end
 of period..............  2,575,500  $0.15   2,391,000   $0.24    4,148,054   $1.09   6,467,794   $2.16
                          =========  =====   =========   =====   ==========   =====   =========   =====
Options exercisable, end
 of period..............        --   $ --      606,178   $0.12      639,444   $0.30   1,704,888   $0.79
                          =========  =====   =========   =====   ==========   =====   =========   =====
Options available for
 grant, end of period...  1,424,500          1,421,500            1,452,320             470,146
                          =========          =========           ==========           =========

                           ENGAGE TECHNOLOGIES, INC.

   The following table summarizes information about stock options under the Company's 1995 Plan outstanding at April 30, 1999:

                               Options Outstanding              Options Exercisable
                     --------------------------------------- --------------------------
                                   Weighted
                                   Average
                                  Remaining      Weighted                   Weighted
      Range of         Number    Contractual     Average       Number       Average
   Exercise Prices   Outstanding Life (years) Exercise Price Outstanding Exercise Price
   ---------------   ----------- ------------ -------------- ----------- --------------
   $ 0.01-$ 0.42      2,834,860      3.3          $ 0.23      1,249,216      $ 0.19
   $ 0.43-$ 0.84         81,000      2.4            0.71         51,788        0.71
   $ 0.85-$ 1.68         45,674      2.9            1.03         28,282        1.03
   $ 2.10-$ 2.94      1,693,478      3.4            2.56        345,206        2.38
   $ 2.95-$ 4.19        314,000      4.5            4.19         13,540        4.19
   $ 4.20-$ 5.05      1,419,738      4.8            4.95            --         0.00
   $ 5.06-$14.91         79,044      4.9            6.70         16,856        9.18
                      ---------                               ---------
                      6,467,794      3.7          $ 2.16      1,704,888      $ 0.79
                      =========                               =========

 CMGI 1986 Stock Option Plan

   Certain Engage employees have been granted stock options under the CMGI 1986 Stock Option Plan (the "1986 Plan"). Options under the 1986 Plan are granted at fair market value on the date of the grant and are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Outstanding options under the 1986 Plan expire through 2007. Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to CMGI's or its subsidiaries' employees, as defined. The Board of Directors of CMGI administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. The following table reflects activity and historical prices of stock options granted to Company employees under CMGI's 1986 Plan for the three years ended July 31, 1998 and the nine months ended April 30, 1999:

                                            Year Ended July 31,
                          --------------------------------------------------------- Nine Months Ended
                                 1996               1997               1998           April 30, 1999
                          ------------------ ------------------ ------------------- ------------------
                                    Weighted           Weighted            Weighted           Weighted
                                    Average            Average             Average            Average
                          Number of Exercise Number of Exercise Number of  Exercise Number of Exercise
                           Shares    Price    Shares    Price    Shares     Price    Shares    Price
                          --------- -------- --------- -------- ---------  -------- --------- --------
Options outstanding,
 beginning of period....   105,360   $0.08    160,320   $0.91    181,240    $1.25    140,780   $ 2.11
Granted.................    76,000    1.84     48,800    1.95     80,000     2.32    296,400    10.00
Exercised...............   (21,040)   0.08    (21,880)   0.15   (106,292)    0.84    (57,264)    2.03
Cancelled...............       --      --      (6,000)   1.77    (14,168)    1.85        --       --
                           -------            -------           --------             -------
Options outstanding, end
 of period..............   160,320   $0.91    181,240   $1.25    140,780    $2.11    379,916     8.28
                           =======   =====    =======   =====   ========    =====    =======   ======
Options exercisable, end
 of period..............    42,346   $0.22     83,598   $0.81     18,602    $1.76     10,766   $ 2.02
                           =======   =====    =======   =====   ========    =====    =======   ======

                           ENGAGE TECHNOLOGIES, INC.

   The following table summarizes information about stock options under the CMGI 1986 Stock Plan outstanding at April 30, 1999:

                                 Options Outstanding              Options Exercisable
                       --------------------------------------- --------------------------
                                     Weighted
                                     Average
                                    Remaining      Weighted                   Weighted
        Range of         Number    Contractual     Average       Number       Average
     Exercise Prices   Outstanding Life (years) Exercise Price Outstanding Exercise Price
     ---------------   ----------- ------------ -------------- ----------- --------------
      $3.22-$ 3.89        14,840       2.13         $ 3.62        8,846        $3.31
      $ 4.63              25,834       3.49           4.63          --           --
      $ 7.53               1,084       1.58           7.53          453         7.53
      $20.00             148,200       4.38          20.00          --           --
                         -------                                  -----
                         189,958       4.07         $16.56        9,299        $3.52
                         =======                                  =====

   SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1996, 1997 and 1998 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS 123, the pro forma effect on the Company's net loss would have been as follows:

                              Year Ended            Year Ended             Year Ended          Nine Months Ended
                             July 31, 1996         July 31, 1997          July 31, 1998         April 30, 1999
                         --------------------- ---------------------  ---------------------  ---------------------
                         As Reported Pro Forma As Reported Pro Forma  As Reported Pro Forma  As Reported Pro Forma
                         ----------- --------- ----------- ---------  ----------- ---------  ----------- ---------
                                                             (In thousands)
Net loss................   $(2,379)   $(2,402)  $(10,262)  $(10,385)   $(13,837)  $(14,195)   $(21,170)  $(23,190)

   The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1996, 1997 and 1998, and the nine moneths ended April 30, 1999, respectively: volatility of 80.30%, 66.69%, 90.07% and 100.00%;
risk-free interest rate of 5.81%, 6.19%, 5.48% and 5.16%; expected life of options of 4.0, 4.0, 3.4 and 2.5 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1996, 1997 and 1998 and the nine months ended April 30, 1999 was $0.10, $0.34, $0.86 and $1.42, respectively.

   The fair value of each stock option granted under the CMGI 1986 Plan has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1996, 1997 and 1998, and the nine months ended April 30, 1999, respectively: volatility of 80.30%, 66.69%, 90.07% and 100.00%; risk-free interest rate of 5.81%, 6.19%,
5.50% and 5.16%; expected life of options of 4.0, 6.2, 4.2 and 2.5 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1996, 1997 and 1998 and the nine months ended April 30, 1999 was $2.02, $2.60, $3.16 and $11.96, respectively.

(12) Comprehensive Income

   Effective August 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive loss for the Company include net loss, the net change in foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities. The financial statements of prior periods have been reclassified for comparative purposes.

                           ENGAGE TECHNOLOGIES, INC.

   The components of comprehensive loss, net of income taxes, are as follows:

                                                                   Nine Months
                                       Year Ended July 31,            Ended
                                   ------------------------------   April 30,
                                     1996      1997       1998        1999
                                   --------  ---------  ---------  -----------
                                                (In thousands)
   Net loss....................... $ (2,379) $ (10,262) $ (13,837)  $ (21,170)
   Foreign currency adjustments...      --         --         --          302
   Net unrealized holding gain
    (loss) arising during the
    period........................      --         --      (1,193)        469
                                   --------  ---------  ---------   ---------
   Comprehensive loss............. $ (2,379) $ (10,262) $ (15,030)  $ (20,399)
                                   ========  =========  =========   =========

   The components of accumulated comprehensive income (loss) are as follows:

                                                                  Accumulated
                                        Foreign     Unrealized       Other
                                       Currency   Gains (Losses) Comprehensive
                                      Adjustments on Securities     Income
                                      ----------- -------------- -------------
                                                   (In thousands)
   Balance, July 31, 1997............    $--         $   --         $   --
   Activity, fiscal 1998.............     --          (1,193)        (1,193)
                                         ----        -------        -------
   Balance, July 31, 1998............     --          (1,193)        (1,193)
   Activity, nine months ended April
    30, 1999.........................     302            469            771
                                         ----        -------        -------
   Balance, April 30, 1999...........    $302        $  (724)       $  (422)
                                         ====        =======        =======

(13) Concentration of Credit Risk

   Amounts included in the consolidated balance sheets for accounts receivable, debt to CMGI, accounts payable and accrued expenses approximate their fair value due to their short maturities. Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations. The Company's revenue for the year ended July 31, 1997 was derived from one customer. Sales to three customers accounted for 20%, 12% and 11% of total revenues for the year ended July 31, 1998. Sales to two customers accounted for 17% and 16% of total revenues for the nine months ended April 30, 1998 and sales to one customer accounted for 10% of total revenues for the nine months ended April 30, 1999. Accounts receivable at July 31, 1997 was due from one customer. Accounts receivable due from three customers approximated 23%, 12% and 12% of total accounts receivable at July 31, 1998. Accounts receivable from two customers approximated 20% and 13% of total accounts receivable at April 30, 1999. The Company's customer base consists of geographically diverse customers across many industries.

(14) Related Party Transactions

   CMGI has provided the Company with systems and related services ("enterprise services") at amounts that approximated the fair value of services received in each of the periods presented in these financial statements. The Company also occupies facilities that are leased by CMGI, whereby CMGI charges the Company for its share of rent and related facility costs through an allocation based upon the company's headcount in relation to total headcount for all CMGI companies located in the premises. The Company has also purchased certain employee benefits (including 401(k) plan participation by employees of the Company) and insurance (including property and casualty

                           ENGAGE TECHNOLOGIES, INC.

insurance) through CMGI. Amounts due CMGI are included in "Debt to CMGI" on the consolidated balance sheets. See note 16. The following summarizes the expenses allocated to the Company by CMGI for enterprise services, rent and facilities, and human resources:

                                             Year Ended July 31,   Nine Months
                                             --------------------     Ended
                                              1996   1997   1998  April 30, 1999
                                             ------ ------ ------ --------------
                                                       (In thousands)
   Enterprise services...................... $   -- $  129 $  201      $173
   Rent and facilities...................... $   35 $  312 $  366      $303
   Human resources.......................... $   -- $   11 $   30      $102

   In addition, beginning in fiscal 1997, the Company outsources data center operations and management information services from CMGI and one of its affiliates, for which fees were charged at estimated fair value of $1,162,000, $889,000 and $1,633,000 during the years ended July 31, 1997 and 1998 and the nine months ended April 30, 1999, respectively.

   The Company leases certain property and equipment from a subsidiary of CMGI. Under the arrangement, the related party negotiates the terms and conditions of the lease and obtains the assets to be leased. The related party bears all liability for payment, and the Company is not financially obligated under the leases. The Company is charged the actual lease fees paid by the related party, plus an additional administrative charge that approximates the fair value of the services received (see note 8).

   The Company sells its products and services to companies that CMGI has an investment interest or a significant ownership interest. The Company sold no products to related parties in fiscal 1996 and 1997. Total revenue realized from sales to related parties were $235,000 and $1,364,000 for the fiscal year ended July 31, 1998 and the nine months ended April 30, 1999. The related cost of revenue is consistent with the costs incurred on similar transactions with unrelated parties.

(15) Geographic Information

   The Company currently has offices in the United States and the United Kingdom. The Company markets its products worldwide. Revenues are grouped into three main geographic areas; United States, Europe and Rest of world. Revenue was distributed by geography as follows:

                                              Year Ended July 31,  Nine Months
                                              -------------------     Ended
                                               1996  1997  1998   April 30, 1999
                                              ------ ---- ------- --------------
                                                        (In thousands)
     United States........................... $  --  $ 25 $ 1,584    $ 7,457
     Europe..................................    --    --      71        577
     Rest of world...........................    --    --     562        963
                                              ------ ---- -------    -------
                                              $  --  $ 25 $ 2,217    $ 8,997
                                              ====== ==== =======    =======

(16) Subsequent Events

 Designation of Series C Convertible Preferred Stock

   In May 1999, the Board of Directors approved the designation of 2,000,000 shares of the Company's preferred stock as Series C Convertible Preferred Stock ("Series C Preferred Stock"). The Series C Preferred Stock is entitled to receive noncumulative annual dividends, payable when, as and if declared at the rate of 7% per annum. In the event of any liquidation, dissolution or winding up of the Company, the Series C Preferred Stock ranks senior to the Series B Preferred Stock and pari passu with the Series A Preferred Stock, and has a liquidation preference equal to its purchase

                           ENGAGE TECHNOLOGIES, INC.

price plus dividends computed at 7% per share per annum. Each share of Series C Preferred Stock votes on an as-converted basis and is convertible at the option of the holder into twenty shares of common stock, subject to certain adjustments. Upon the closing of a qualifying initial public offering, all outstanding shares of Series C Preferred Stock will convert into common stock.

Debt to CMGI

   In May 1999, the Company formalized its borrowing arrangement with CMGI and executed a secured convertible demand note with CMGI dated February 1, 1999. Advances accrue interest at the annual rate of 7%, and advances and accrued interest may be prepaid without penalty. Advances outstanding under this note are secured by substantially all assets and intellectual property of the Company and principal, and accrued interest may be converted at the option of CMGI into shares of Series C Preferred Stock. The number of Series C Preferred shares to be issued upon conversion of each borrowing represented by the note is based on the estimated fair value of the Company at the end of the quarter in which such borrowing was made.

   In accordance with this arrangement, CMGI elected to convert advances and accrued interest outstanding at April 30, 1999 in the amount of $37,447,000 into 413,564 shares of Series C Preferred Stock.

Authorized Share Increase and Stock Split

   In June 1999, the Board of Directors approved an increase in the number of authorized common shares from 30,000,000 to 150,000,000. Upon approval of the share increase, a two-for-one stock split was declared. All share data shown in the accompanying consolidated financial statements have been retroactively restated to reflect this split.

1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan was adopted by the board of directors in June 1999. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 750,000 shares of common stock and will be administered by the compensation committee. All employees of Engage whose customary employment is for more than 20 hours per week and for more than 6 months in any calendar year are eligible to participate in the 1999 Employee Stock Purchase Plan.

1999 Stock Option Plan for Non-Employee Directors

   The 1999 Stock Option Plan for Non-Employee Directors was adopted by the board of directors in June 1999. Under the terms of the 1999 Stock Option Plan for Non-Employee Directors, directors who are not employees of Engage or any subsidiary of Engage and not affiliates of an institutional investor that owns shares of Engage's common stock receive nonstatutory options to purchase shares of Engage's common stock. A total of 250,000 shares of common stock may be issued upon exercise of options granted under the plan. The board of directors has discretion to establish the terms of options granted under the plan. All options must have an exercise price equal to the fair market value of the common stock on the date of grant.

Issuance of Common Shares to Compaq Computer

   In July 1999, the Company entered into an agreement with Compaq Computer Corporation pursuant to which the Company will issue 938,000 shares of its common stock to Compaq.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Accipiter, Inc.:

We have audited the accompanying balance sheets of Accipiter, Inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accipiter, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

KPMG LLP

Raleigh, North Carolina
March 26, 1998

                                ACCIPITER, INC.

                                 BALANCE SHEETS

                                                              December 31,
                                                           --------------------
                                               March 31,
                                                 1998         1997       1996
                                              -----------  ----------  --------
                                              (Unaudited)
                   Assets
Current assets:
  Cash and cash equivalents.................. $  689,332   $1,225,245  $ 95,392
  Accounts receivable, net of allowance for
   doubtful accounts of $19,120 at March 31,
   1998 and December 31, 1997................    711,944      436,744     4,290
  Other current assets.......................      2,383       19,935       --
                                              ----------   ----------  --------
    Total current assets.....................  1,403,659    1,681,924    99,682
Property and equipment, at cost..............    327,255      282,216    83,262
Less accumulated depreciation................     65,441       50,440     8,625
                                              ----------   ----------  --------
    Net property and equipment...............    261,814      231,776    74,637
                                              ----------   ----------  --------
Other assets, net............................      1,648        1,648     1,067
                                              ----------   ----------  --------
    Total assets............................. $1,667,121   $1,915,348  $175,386
                                              ==========   ==========  ========
    Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable and accrued expenses...... $  228,291   $   79,222  $ 36,383
  Payroll and sales taxes payable............        137          605    24,500
  Deferred revenues..........................    247,766          --        --
                                              ----------   ----------  --------
    Total current liabilities................    476,194       79,827    60,883
                                              ----------   ----------  --------
Notes payable................................        --           --    250,000
                                              ----------   ----------  --------
    Total liabilities........................    476,194       79,827   310,883
                                              ----------   ----------  --------
Preferred stock, $.001 par value, 4,250,000
 shares authorized:
  Series A convertible redeemable preferred
   stock 1,735,299 shares designated,
   1,424,940, 1,424,940 and 999,999 shares
   issued and outstanding at March 31, 1998
   and December 31, 1997 and 1996,
   respectively..............................  1,000,000    1,000,000   500,000
  Series B convertible preferred stock
   2,514,701 shares designated, 2,189,383
   and 2,173,883 shares issued and
   outstanding at March 31, 1998 and
   December 31, 1997, respectively...........  3,000,414    2,979,132       --
Stockholders' deficit:
  Common stock $.01 par value, 8,000,000
   shares authorized, 1,950,380, 1,950,000
   and 1,950,000 shares issued and
   outstanding at March 31, 1998, December
   31, 1997 and 1996, respectively...........     19,504       19,500    19,500
  Additional paid in capital.................         47          --        --
  Accumulated deficit........................ (2,829,038)  (2,163,111) (654,997)
                                              ----------   ----------  --------
    Total stockholders' deficit.............. (2,809,487)  (2,143,611) (635,497)
                                              ----------   ----------  --------
Commitments, contingencies and subsequent
 event
    Total liabilities and stockholders' defi-
     cit..................................... $1,667,121   $1,915,348  $175,386
                                              ==========   ==========  ========

                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                            STATEMENTS OF OPERATIONS

                             Three months ended                    Period from
                                 March 31,          Year ended   April 14, 1996
                            ---------------------  December 31,  to December 31,
                               1998       1997         1997           1996
                            ----------  ---------  ------------  ---------------
                                (Unaudited)
Revenues:
  License fees............. $  491,068  $  85,050  $   771,710      $     --
  Support fees.............     54,181      3,642      122,356            --
  Consulting fees..........     24,770        --        93,639          4,290
                            ----------  ---------  -----------      ---------
    Total revenues.........    570,019     88,692      987,705          4,290
                            ----------  ---------  -----------      ---------
Operating expenses:
  Development..............    235,421    130,805      649,209        203,092
  Support..................    125,110     17,000      138,300            --
  Marketing................    150,522     89,282      506,709        170,403
  General and
   administrative expenses
   ........................    392,701     90,591      672,761        168,221
  Executive................    108,708     26,985      179,152         66,224
  Selling..................    220,358     58,081      348,773         45,979
  Royalties................     12,620        --        23,600            --
  Other....................        --         --           280            268
                            ----------  ---------  -----------      ---------
    Total operating ex-
     penses................  1,245,440    412,744    2,518,784        654,187
                            ----------  ---------  -----------      ---------
    Operating loss.........   (675,421)  (324,052)  (1,531,079)      (649,897)
                            ----------  ---------  -----------      ---------
Other income, net:
  Interest income, net.....     11,094          9       19,220            --
  Other income (expense),
   net.....................     (1,600)     3,242        3,745            --
                            ----------  ---------  -----------      ---------
Other income, net..........      9,494      3,251       22,965            --
Income tax benefit.........        --         --           --             --
                            ----------  ---------  -----------      ---------
    Net loss............... $ (665,927) $(320,801) $(1,508,114)     $(649,897)
                            ==========  =========  ===========      =========


                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                            Common Stock    Additional
                          -----------------  paid in   Accumulated
                           Shares   Amount   capital     Deficit       Total
                          --------- ------- ---------- -----------  -----------
Issuance of common stock
 to founders............    650,000 $ 6,500   $7,900   $       --   $    14,400
Issuance of shares
 pursuant to 2 for 1
 stock dividend.........  1,300,000  13,000   (7,900)       (5,100)         --
Net loss................        --      --       --       (649,897)    (649,897)
                          --------- -------   ------   -----------  -----------
December 31, 1996.......  1,950,000  19,500      --       (654,997)    (635,497)
Net loss................        --      --       --     (1,508,114)  (1,508,114)
                          --------- -------   ------   -----------  -----------
December 31, 1997.......  1,950,000  19,500      --     (2,163,111)  (2,143,611)
Exercise of stock
 options (unaudited)....        380       4       47           --            51
Net loss (unaudited)....        --      --       --       (665,927)    (665,927)
                          --------- -------   ------   -----------  -----------
March 31, 1998
 (unaudited)............  1,950,380 $19,504   $   47   $(2,829,038) $(2,809,487)
                          ========= =======   ======   ===========  ===========


                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                            STATEMENTS OF CASH FLOWS

                             Three months ended                    Period from
                                 March 31,          Year ended   April 14, 1996
                            ---------------------  December 31,  to December 31,
                               1998       1997         1997           1996
                            ----------  ---------  ------------  ---------------
                                (Unaudited)
Cash flows from operating
 activities:
  Net loss................  $ (665,927) $(320,801) $(1,508,114)     $(649,897)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation and
     amortization
     expense..............      15,001        --        41,815          8,735
    Bad debt expense......         --         --        19,120            --
    Increase in accounts
     receivable...........    (275,200)   (30,745)    (451,574)        (4,290)
    Increase (decrease) in
     other current
     assets...............      17,552     (1,000)     (19,935)           --
    Increase in other
     assets...............         --         --          (581)        (1,177)
    Increase in accounts
     payable and accrued
     expenses.............     149,069     59,943       42,839         36,383
    Increase (decrease) in
     payroll and sales
     taxes payable........        (468)   (17,467)     (23,895)        24,500
    Increase in deferred
     revenues.............     247,766        --           --             --
                            ----------  ---------  -----------      ---------
      Net cash used in
       operating
       activities.........    (512,207)  (310,070)  (1,900,325)      (585,746)
                            ----------  ---------  -----------      ---------
Cash flows from investing
 activities -- purchase of
 equipment................     (45,039)   (11,467)    (198,954)       (83,262)
                            ----------  ---------  -----------      ---------
Cash flows from financing
 activities:
  Proceeds from notes
   payable................         --     250,000      550,000        250,000
  Proceeds from issuance
   of preferred stock.....      21,282        --     2,679,132        500,000
  Proceeds from issuance
   of common stock........          51        --           --          14,400
                            ----------  ---------  -----------      ---------
      Net cash provided by
       financing
       activities.........      21,333    250,000    3,229,132        764,400
                            ----------  ---------  -----------      ---------
      Net increase
       (decrease) in cash
       and cash
       equivalents........    (535,913)   (71,537)   1,129,853         95,392
Cash and cash equivalents
 at beginning of period...   1,225,245     95,392       95,392            --
                            ----------  ---------  -----------      ---------
Cash and cash equivalents
 at end of period.........  $  689,332  $  23,855  $ 1,225,245      $  95,392
                            ==========  =========  ===========      =========

                See accompanying notes to financial statements.

                                ACCIPITER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1997 and 1996

(1) Company Operations and Summary of Significant Accounting Policies

   (a) Nature of Business and Presentation

   Accipiter, Inc. (the "Company") develops and markets Internet application software that enables web sites to deliver targeted advertising based on specific demographic profiles and to track individual visitors on a web site. Most of the Company's efforts since incorporation have been devoted to obtaining capital and developing and testing products. Accipiter's clients are both domestic and international organizations with web sites on the Internet.

   The Company was accounted for as a development stage enterprise in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises" in 1996. Operations commenced in 1997.

 Interim Financial Statements

   The financial statements of Accipiter, Inc. as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

   (b) Revenue Recognition

   The Company's revenue, which consists of license fees, software support and consulting fees, is recognized in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition" (AICPA SOP 91-1). Revenue from license fees is recognized upon shipment of the product and fulfillment of acceptance terms, if any. Revenue from software support and consulting services is recognized as services are provided.

   (c) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (d) Property and Equipment

   Property and equipment, consist of computer and office equipment which is being depreciated using the straight-line method over its estimated useful life of five years for furniture and three years for office equipment.

   (e) Research and Development

   Research and development expenditures are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established either by completion of a detail program design or a working model of the product and ending when a product is available for general release to consumers. To date, attainment of technological feasibility

                                ACCIPITER, INC.

of the Company's products and general release to customers have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

   (f) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Income Taxes

   There was no income tax benefit for the year ended December 31, 1997 and the period from April 4, 1996 (inception) to December 31, 1996. The difference between the actual tax and the expected benefit is as follows:

                                                             1997       1996
                                                             ----       ----
   Computed "expected" tax benefit........................ $(512,800) $(220,900)
   Increase benefit in income taxes resulting from:
     Increase in valuation reserve........................   511,700    220,900
     Nondeductible meals and entertainment................     1,100        --
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

   At December 31, 1997, the Company has net operating loss carryforwards (NOL's) for federal income tax purposes of approximately $1,895,000 which expire in varying amounts between 2011 and 2012. The Company has NOL's for state tax purposes of approximately $1,895,000 which expire in varying amounts between 2001 and 2002. Additionally, the Company has research and development credits of approximately $23,000 which expire in varying amounts between 2009 and 2010. Due to the uncertainty regarding the ultimate realizability of the Company's NOL's, a full valuation allowance has been provided such that deferred tax assets are not recognized.

   The components of deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are as follows:

                                                              1997       1996
                                                              ----       ----
   Deferred tax assets:
     Tax loss carryforwards................................ $ 644,300  $114,000
     Miscellaneous reserves and credits....................     6,700       200
     Start-up costs........................................    85,700   108,000
                                                            ---------  --------
       Total...............................................   736,700   222,200
     Valuation allowance...................................  (732,600) (220,900)
                                                            ---------  --------
       Net deferred asset.................................. $   4,100  $  1,300
                                                            =========  ========
   Deferred tax liabilities:
     Fixed assets.......................................... $   4,100  $  1,300
     Deferred tax liability................................     4,100     1,300
                                                            ---------  --------
       Net deferred tax assets and (liability)............. $     --   $    --
                                                            =========  ========

                                ACCIPITER, INC.

   The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company's NOL's are limited, and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur federal income tax liability even though NOL's would be available in future years.

(3) Note payable

   During December 1996, the holder of the preferred stock ("Investor") advanced $250,000 in the form of a convertible note that accrued interest at 10%. The Investor advanced an additional $250,000 in 1997. The advances totaling $500,000 were converted to 422,000 shares of Series A preferred stock in 1997. Accrued interest of $3,485 was converted to 2,941 shares of Series A preferred stock in 1997.

   During May 1997, the Investor advanced the Company $300,000 in the form of a convertible note that accrued interest at 10% and which was subsequently converted to 218,500 shares of Series B preferred stock. Accrued interest of $5,610 was converted to 4,086 shares of Series B preferred stock in 1997.

(4) Capital Structure

   The Company is authorized to issue up 8,000,000 shares of $.01 par value common stock and 4,250,000 shares of $.001 par value preferred stock, of which 1,735,299 shares have been designated as Series A convertible preferred stock and 2,514,701 shares have been designated as Series B convertible preferred stock.

Series A and B preferred stock ("preferred stock")

   The significant terms of the preferred stock are as follows:

   Dividends--The holders of the preferred stock are eligible to receive dividends if and when declared by the Board of Directors of the Company. The preferred stockholders' right to receive dividends is senior to that of common stockholders.

   Liquidation Preference--The holders of preferred stock are senior to the common shareholders in the event of liquidation. The Series A preferred stockholders are entitled to receive a liquidation preference of $0.50 per preferred share. The Series B preferred stockholders are entitled to receive a liquidation preference of $1.373 per preferred share.

   Redemption and Conversion--Each share of preferred stock is convertible into common stock at the rate of one common share to one preferred share. The preferred stock is convertible upon the occurrence of an initial public offering or at the option of the preferred stockholders. In the event the preferred stock has not been redeemed or converted prior to July 1, 2002, the shares are redeemable at the option of the stockholders, with one-third payable on July 1, 2002, one-third payable on July 1, 2003, and one-third payable on July 1, 2004, from legally available funds on a pro rata basis at the liquidation preference.

   Voting Rights--The holders of the preferred stock are generally entitled to vote based on the number of common shares they would receive upon conversion.

Stock Options

   On May 30, 1996, the Board of Directors adopted a stock option plan to create an additional incentive for key employees, directors and consultants or advisors. At December 31, 1997, 1,050,000 common shares were authorized for issuance to be granted within 10 years of plan adoption. The

                                ACCIPITER, INC.

Company issued incentive stock options to acquire 796,250 shares of common stock to employees and nonqualified options to acquire 71,864 common shares to a director during the period from adoption of the plan to December 31, 1997. The exercise price for options issued through February 1997 was set at $0.0667. The exercise price for options issued after February 1997 was set at $0.1373. Exercise prices were estimated to approximate the market value of the common stock on the date of issuance. Generally, the options provide that after a six month waiting period, vesting occurs ratably each month over forty-two months. At December 31, 1997, options for 143,481 shares were vested. No options have been exercised as of December 31, 1997.

   The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

   SFAS No. 123, Accounting for Stock-Based Compensation, permits entities to recognize compensation expense over the vesting period using the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share disclosures for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25.

   The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for the grants in 1997 and 1996; dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 5.0% to 6.0%; and expected lives of 10 years for each option. The pro forma disclosures have not been included as the fair value of options granted for the year ended December 31, 1997 are immaterial.

   A summary of the status of the Company's stock plan as of December 1997 and 1996 and changes during the years then ended is presented below:

                                                     Weighted         Weighted
                                                     Average          Average
                                             1997    Exercise  1996   Exercise
                                            Shares    Price   Shares   Price
                                            -------  -------- ------- --------
      At the beginning of the year......... 362,750  $ 0.0667     --  $    --
      Granted.............................. 505,000    0.1273 362,750   0.0667
      Exercised............................     --        --      --       --
      Terminated........................... (12,000)   0.0667     --       --
                                            -------  -------- ------- --------
      At the end of year................... 856,114    0.1024 362,750   0.0667
                                            =======           =======
      Options exercisable at year-end...... 143,481                47
      Weighted-average fair value of
       options granted during the year.....          $ 0.1273         $ 0.0667

   The following table summarizes the information about stock options outstanding at December 31, 1997:

                                            Options Outstanding
                                        ----------------------------  Number of
                                          Number       Remaining       options
   Exercise price                       outstanding contractual life exercisable
   --------------                       ----------- ---------------- -----------
    $0.0667............................   423,250    8.5--9.2 years    120,966
    $0.1373............................   432,864     9.2--10 years     22,515
                                          -------                      -------
    Total..............................   856,114                      143,481
                                          =======                      =======

                                ACCIPITER, INC.

Stock Warrants

   In May 1996, the Company issued warrants to Investor for 63,300 shares of Series A preferred stock at an initial exercise price of $1.184834 per share. The warrants vested on May 31, 1997 and expire five years after the vesting date, on May 31, 2002.

   In December 1996, the Company issued warrants to Investor for 250,000 shares of Series A preferred stock at an initial exercise price of $.50 per share. The warrants vested immediately and expire on December 6, 2006.

   In February 1997, the Company entered into a license agreement with CNET, a customer. In connection with this agreement, the Company issued warrants to purchase 181,862 shares of common stock at an initial exercise price of $2.50 per share. Such warrants vest during the two years after the date of the agreement pursuant to certain conditions. The warrants are exercisable for two years after the vesting period. If the license agreement between the Company and CNET is terminated, the right to exercise these warrants will terminate after 60 days.

   In June 1997, the Company entered into a consulting agreement with a director of the Company. Pursuant to this agreement, the Company issued warrants to purchase 60,000 shares of common stock at an initial exercise price of $0.1373 per share. This warrant expires on June 12, 2002.

(5) Leases

   The Company has operating leases for office facilities, equipment, and furniture. Rent expense under these leases and other month-to-month arrangements totaled $163,407 and $14,311 in 1997 and 1996, respectively.

   The future minimum lease payments under the noncancellable lease agreements are as follows:

        1998.......................................................... $217,043
        1999..........................................................  125,693
        2000..........................................................   76,836
        2001..........................................................   16,429
                                                                       --------
      Total minimum lease payments.................................... $436,001
                                                                       ========

(6) Subsequent Event

   On March 11, the Company and CMGI entered into a letter agreement, providing for the acquisition of the Company by CMGI. The transaction closed on April 8, 1998. The agreement provides that the Company will be merged with a newly created wholly-owned subsidiary of CMGI. It also provides that each common share of the Company and stock equivalents determined on a fully-diluted as-converted basis will be converted into the right to receive $35,000,000 worth of CMGI common stock, price determined on March 2, 1998 as $55.50 per share. If the price of common stock of CMGI fluctuates according to the agreement at the acquisition date, the number of shares may vary accordingly. The letter agreement provides that the acquisition is subject to the execution of a definitive agreement and to the occurrence or waiver of certain conditions.

(7) Related Party Transactions

   As noted in note 4, the Company entered into a consulting agreement with a director in June 1997. Payments under this agreement in 1997 totaled $42,000. The agreement ended in early 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Internet Profiles Corporation:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Internet Profiles Corporation at December 31, 1998 and 1997 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit of $27,768,378 at December 31, 1998 that raise substantial doubt as to its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

San Jose, California
March 1, 1999

                         INTERNET PROFILES CORPORATION

                                 BALANCE SHEETS
                 December 31, 1998 and 1997 and March 31, 1999

                                               December 31,
                                          ------------------------   March 31,
                                             1997         1998         1999
                                          -----------  -----------  -----------
                                                                    (unaudited)
                 Assets
Current assets:
 Cash and cash equivalents..............  $ 5,641,857  $ 1,191,604   $  410,578
 Accounts receivable, net of allowance
  of $232,655 and $308,586 as of
  December 31, 1997 and 1998, and
  $434,002 as of March 31, 1999,
  respectively..........................      680,785      778,693      799,417
 Accounts receivable from corporate
  partner and investor, net of allowance
  of $47,074 and $50,000 as of December
  31, 1997 and 1998, and $50,000 as of
  March 31, 1999, respectively..........      222,209      268,090      168,934
 Prepaid expenses and other current
  assets................................      210,840      376,999      322,834
                                          -----------  -----------  -----------
 Total current assets...................    6,755,691    2,615,386    1,701,763
Property and equipment, net.............    2,365,613    1,875,951    1,675,660
Other assets, net.......................      230,606      254,403      255,068
                                          -----------  -----------  -----------
 Total assets...........................   $9,351,910   $4,745,740   $3,632,491
                                          ===========  ===========  ===========
  Liabilities and Stockholders' Equity
                (Deficit)
Current liabilities:
 Current portion of capital lease and
  loan obligation.......................   $  913,071  $ 3,065,221  $ 2,867,989
 Accounts payable.......................      492,083       60,913      540,122
 Accrued expenses.......................      513,589      821,799    1,044,659
 Commission payable to corporate partner
  and investor (Note 6).................      259,688      236,454       97,926
 Deferred revenue.......................       37,973       15,525       17,325
 Current portion of license accrual.....       58,334      175,000          --
                                          -----------  -----------  -----------
 Total current liabilities..............    2,274,738    4,374,912    4,568,021
Capital lease and loan obligation, less
 current portion........................      884,973      533,762      465,318
License accrual, less current portion...      116,666          --           --
                                          -----------  -----------  -----------
 Total liabilities......................    3,276,377    4,908,674    5,033,339
Commitments (Note 6)
Stockholders' equity (deficit):
 Convertible preferred stock, $0.001 par
  value:
 Authorized: 27,628,134 shares
 Series A (liquidation value: $68,737):
  Issued and outstanding: 1,140,350
  shares as of December 31, 1997 and
  1998, and March 31, 1999..............        1,140        1,140        1,140
 Series B (liquidation value: $679,542):
  Issued and outstanding: 2,788,289
  shares as of December 31, 1997 and
  1998, and 2,889,639 shares as of March
  31, 1999..............................        2,788        2,788        2,889
 Series C (liquidation value:
  $4,113,184): Issued and outstanding:
  2,168,586 shares as of December 31,
  1997, 1998, and March 31, 1999........        2,169        2,169        2,169
 Series D (liquidation value:
  $7,178,167): Issued and outstanding:
  18,303,009 shares as of December 31,
  1997, and 21,174,535 shares as of
  December 31, 1998 and March 31, 1999..       18,303       21,175       21,175
 Common stock, $0.001 par value:
  Authorized: 75,000,000 shares Issued
  and outstanding: 2,383,475 shares as
  of December 31, 1997, 4,553,463 shares
  as of December 31, 1998, and 8,010,206
  shares as of March 31, 1999...........        2,384        4,554        8,011
Notes receivable from stockholders (Note
 7).....................................          --       (69,468)    (206,338)
Additional paid-in capital..............   25,899,443   27,643,086   27,895,046
Accumulated deficit.....................  (19,850,694) (27,768,378) (29,124,940)
                                          -----------  -----------  -----------
 Total stockholders' equity (deficit)...    6,075,533     (162,934)  (1,400,848)
                                          -----------  -----------  -----------
 Total liabilities and stockholder's
  equity (deficit)......................  $ 9,351,910  $ 4,745,740  $ 3,632,491
                                          ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                            STATEMENTS OF OPERATIONS

                             For the years ended     For three months ended
                                December 31,                March 31,
                           ------------------------  ------------------------
                              1997         1998         1998         1999
                           -----------  -----------  -----------  -----------
                                                           (unaudited)
Revenues.................. $ 3,050,244  $ 4,557,754  $   911,880  $ 1,701,312
Cost of revenues..........   3,502,485    3,889,330      971,225    1,133,099
                           -----------  -----------  -----------  -----------
    Gross margin (loss)...    (452,241)     668,424      (59,345)     568,213
Operating expenses:
  Research and
   development............   2,631,864    2,890,819      519,486      639,063
  General and
   administrative.........   1,751,975    2,766,812      569,582      594,911
  Sales and marketing.....   1,882,742    3,112,174      569,080      962,911
                           -----------  -----------  -----------  -----------
    Loss from operations..  (6,718,822)  (8,101,381)  (1,717,493)  (1,628,672)
Interest income...........      78,043      125,935       62,125        3,562
Interest expense..........    (186,930)    (127,238)     (42,570)     (26,916)
Other income (Note 9).....         --       185,000          --       295,464
                           -----------  -----------  -----------  -----------
    Net loss.............. $(6,827,709) $(7,917,684) $(1,697,938) $(1,356,562)
                           ===========  ===========  ===========  ===========
Net loss per share--basic
 and diluted.............. $     (3.38) $     (2.70) $     (0.17) $     (0.06)
                           ===========  ===========  ===========  ===========
Shares used in computing
 per share calculation--
 basic and diluted........   2,022,536    2,933,689    9,704,000   21,756,211
                           ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) for the years ended December 31, 1997 and 1998 and for the three months ended
                                March 31, 1999

                                       Convertible Prefered Stock
                  ---------------------------------------------------------------------
                      Series A         Series B         Series C          Series D        Common Stock
                  ---------------- ---------------- ---------------- ------------------ ----------------
                                                                                                                     Additional
                                                                                                           Notes       Paid-In
                   Shares   Amount  Shares   Amount  Shares   Amount   Shares   Amount   Shares   Amount Receivable    Capital
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------ ----------  -----------
Balances,
December 31,
1996............. 1,140,350 $1,140 2,788,289 $2,788 2,168,586 $2,169        --      --  1,634,417 $1,635       --    $19,464,091
 Issuance of
 Series D
 preferred stock
 for cash at
 $0.339 per share
 net of issuance
 costs of
 $59,921.........       --     --        --     --        --     --  18,303,009 $18,303       --     --        --      6,126,496
 Exercise of
 options in
 exchange for
 cash............       --     --        --     --        --     --         --      --    421,844    422       --         63,772
 Issuance of
 common stock in
 exchange for
 technologies....       --     --        --     --        --     --         --      --    327,214    327       --        245,084
 Net loss........       --     --        --     --        --     --         --      --        --     --        --            --
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------ ---------   -----------
Balances,
December 31,
1997............. 1,140,350  1,140 2,788,289  2,788 2,168,586  2,169 18,303,009  18,303 2,383,475  2,384       --     25,899,443
 Issuance of
 Series D
 preferred stock
 for cash at
 $0.339 per
 share, net of
 issuance costs
 of $14,473......       --     --        --     --        --     --   2,871,526   2,872       --     --        --        956,103
 Exercise of
 options in
 exchange for
 cash............       --     --        --     --        --     --         --      --    111,295    111       --          8,148
 Issuance of non-
 statutory
 options to
 employees.......       --     --        --     --        --     --         --      --        --     --        --        690,000
 Issuance of
 common stock in
 connection with
 exercise of
 warrants........       --     --        --     --        --     --         --      --    322,000    322       --          2,898
 Exercise of
 options in
 exchange for
 promissory
 notes...........       --     --        --     --        --     --         --      --  1,736,693  1,737   (69,468)       67,731
 Issuance of
 common stock
 warrants........       --     --        --     --        --     --         --      --        --     --        --         18,763
 Net loss........       --     --        --     --        --     --         --      --        --     --        --            --
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------ ---------   -----------
Balances,
December
31,1998.......... 1,140,350  1,140 2,788,289  2,788 2,168,586  2,169 21,174,535  21,175 4,553,463  4,554   (69,468)   27,643,086
 Issuance of
 preferred stock
 in connection
 with exercise of
 warrants........       --     --    101,350    101       --     --         --      --        --     --        --        112,397
 Exercise of
 options in
 exchange for
 cash............       --     --        --     --        --     --         --      --     35,000     35       --          1,365
 Exercise of
 options in
 exchange for
 promissory
 notes...........       --     --        --     --        --     --         --      --  3,421,743  3,422  (136,870)      133,448
 Issuance of
 common stock
 warrants........       --     --        --     --        --     --         --      --        --     --        --          4,750
 Net loss........       --     --        --     --        --     --         --      --        --     --        --            --
                  --------- ------ --------- ------ --------- ------ ---------- ------- --------- ------ ---------   -----------
Balances, March
31, 1999
(unaudited)...... 1,140,350 $1,140 2,889,639 $2,889 2,168,586 $2,169 21,174,535 $21,175 8,010,206 $8,011 $(206,338)  $27,895,046
                  ========= ====== ========= ====== ========= ====== ========== ======= ========= ====== =========   ===========
                  Accumulated
                    Deficit        Total
                  ------------- ------------
Balances,
December 31,
1996............. $(13,022,985) $ 6,448,838
 Issuance of
 Series D
 preferred stock
 for cash at
 $0.339 per share
 net of issuance
 costs of
 $59,921.........          --     6,144,799
 Exercise of
 options in
 exchange for
 cash............          --        64,194
 Issuance of
 common stock in
 exchange for
 technologies....          --       245,411
 Net loss........   (6,827,709)  (6,827,709)
                  ------------- ------------
Balances,
December 31,
1997.............  (19,850,694)   6,075,533
 Issuance of
 Series D
 preferred stock
 for cash at
 $0.339 per
 share, net of
 issuance costs
 of $14,473......          --       958,975
 Exercise of
 options in
 exchange for
 cash............          --         8,259
 Issuance of non-
 statutory
 options to
 employees.......          --       690,000
 Issuance of
 common stock in
 connection with
 exercise of
 warrants........          --         3,220
 Exercise of
 options in
 exchange for
 promissory
 notes...........          --           --
 Issuance of
 common stock
 warrants........          --        18,763
 Net loss........   (7,917,684)  (7,917,684)
                  ------------- ------------
Balances,
December
31,1998..........  (27,768,378)    (162,934)
 Issuance of
 preferred stock
 in connection
 with exercise of
 warrants........          --       112,498
 Exercise of
 options in
 exchange for
 cash............          --         1,400
 Exercise of
 options in
 exchange for
 promissory
 notes...........          --           --
 Issuance of
 common stock
 warrants........          --         4,750
 Net loss........   (1,356,562)  (1,356,562)
                  ------------- ------------
Balances, March
31, 1999
(unaudited)...... $(29,124,940) $(1,400,848)
                  ============= ============


  The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                            STATEMENTS OF CASH FLOWS

                              For the years ended      For the three months
                                 December 31,             ended March 31,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Cash flows from operating
 activities:
 Net loss.................. $(6,827,709) $(7,917,684) $(1,697,938) $(1,356,562)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Depreciation and
  amortization.............   1,356,235    1,608,217      354,528      355,940
 Fair value of common
  stock warrants issued....         --        18,763          --         4,750
 Common stock issued in
  exchange for technology
  or services..............     245,411          --           --           --
 Non-statutory stock
  options issued to
  employees................         --       690,000          --           --
 Provision for doubtful
  accounts.................      (2,271)      78,857       31,647      125,416
 Changes in assets and
  liabilities:
  Accounts receivable......     (88,617)    (176,765)     (31,847)    (146,140)
  Accounts receivable from
   corporate partner and
   investor................    (106,430)     (45,881)     (96,712)      99,156
  Prepaid expenses and
   other current assets....     (68,399)    (166,159)    (118,600)      54,165
  Other assets.............    (222,606)     (23,797)         --        (5,667)
  Accounts payable.........     141,104     (431,170)    (131,132)     479,209
  Accrued expenses.........     (24,511)     308,210      285,376      222,860
  Commission payable to
   corporate partner and
   investor................     204,188      (23,234)      12,129     (138,528)
  Deferred revenue.........       9,635      (22,448)     (12,885)       1,800
  License accrual..........     175,000          --           --      (175,000)
                            -----------  -----------  -----------  -----------
   Net cash used in
    operating activities...  (5,208,970)  (6,103,091)  (1,405,434)    (478,601)
                            -----------  -----------  -----------  -----------
Cash flows from investing
 activities:
 Purchases of property and
  equipment................    (532,073)    (987,737)    (207,932)    (156,006)
 Proceeds from disposal of
  property and equipment...         --           --           --         5,359
                            -----------  -----------  -----------  -----------
   Net cash used in
    investing activities...    (532,073)    (987,737)    (207,932)    (150,647)
                            -----------  -----------  -----------  -----------
Cash flows from financing
 activities:
 Proceeds from issuance of
  convertible debt.........         --     1,999,721          --           --
 Proceeds from issuance of
  Series D preferred
  stock....................   6,144,799      958,975      958,975          --
 Proceeds from exercise of
  options..................      64,194        8,259        4,085        1,400
 Proceeds from issuance of
  common stock in
  connection with the
  exercise of warrants.....         --         3,220          --       112,498
 Principal borrowings on
  capital lease............         --       748,495          --           --
 Payments on capital lease
  and loan obligations.....    (715,986)  (1,078,095)    (210,537)    (265,676)
                            -----------  -----------  -----------  -----------
   Net cash provided by
    financing activities...   5,493,007    2,640,575      752,523     (151,778)
                            -----------  -----------  -----------  -----------
Net decrease in cash and
 cash equivalents..........    (248,036)  (4,450,253)    (860,843)    (781,026)
Cash and cash equivalents,
 beginning of year.........   5,889,893    5,641,857    5,641,857    1,191,604
                            -----------  -----------  -----------  -----------
Cash and cash equivalents,
 end of year............... $ 5,641,857  $ 1,191,604  $ 4,781,014  $   410,578
                            ===========  ===========  ===========  ===========
Supplemental disclosure of
 cash flow information:
 Cash payments for
  interest................. $   189,430  $   127,238       42,570  $    26,916
 Taxes paid................ $     2,500  $     2,138  $       --   $     1,677
 Proceeds from sale of
  intellectual property....                           $       --   $   300,000
Supplemental schedule of
 noncash financing
 activities:
 Acquisition of property
  and equipment under
  capital lease and loan... $   309,472     $130,818  $   119,538  $       --
 Notes receivable from
  stockholders............. $       --   $    69,468  $       --   $   136,870

   The accompanying notes are an integral part of these financial statements.

                         INTERNET PROFILES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Business of the Company and Basis of Presentation of the Financial Statements

   Internet Profiles Corporation (the "Company") was incorporated in California on August 4, 1994 as a provider of software and services that help customers analyze and obtain independent verification of Web site activity. The Nielsen I/PRO Netline service provides an outsourced solution for comprehensive site analysis and reporting directly to the customer's desktop. Nielsen I/PRO I/Audit provides third party verification of web site traffic, validating a web site as an advertising vehicle for media buyers. Customized measurement services are also available, which provide a comprehensive and customized array of measurement and analysis for E-Commerce, ad-supported and corporate web sites.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and at December 31, 1998, the Company had an accumulated deficit of $27,768,378. The Company expects to incur further losses related to its operations. The Company's operations are currently funded by proceeds from the sale of convertible debt. In order to fund continuing operations, the Company entered into a definitive purchase agreement as of March 1, 1999, whereby the Company will be acquired by CMGI, Inc. (see Note 11).

2. Summary of Significant Accounting Policies

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Substantially all of its cash and cash equivalents are custodied with one major financial institution.

Fair value of financial instruments

   Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximate fair value.

Revenue recognition

   The Company generally recognizes revenue on its Netline product ratably over the subscription period as the services are provided. The Company recognizes revenue on its I/Audit product upon delivery of its Web site audit reports. The Company provides an allowance for sales returns and doubtful accounts receivable, where appropriate.

                         INTERNET PROFILES CORPORATION

Depreciation and amortization

   Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives, which are generally three years. Software and marketing database licenses are carried at cost, which is amortized on a straight-line basis over their estimated useful lives, generally four years. Upon disposal, the assets and related accumulated depreciation or amortization are removed from the Company's accounts and the resulting gains or losses are reflected in the current operations.

Research and development costs

   Research and development costs are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release have substantially coincided, and as a result, the Company has not capitalized any software development costs.

Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current-year presentation.

Income taxes

   The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred taxes to the amounts expected to be realized.

Concentration of credit risk

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. Substantially all of its cash and cash equivalents are custodied with one major financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

   The Company performs Web site audit services to customers throughout the United States. One customer, a corporate partner and investor, accounted for 23% of accounts receivable as of December 31, 1997 and 1998.

Certain risks and uncertainties

   The Company's products and services are concentrated in a single segment in the internet industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. The success of the Company depends on the management's ability to anticipate or to respond quickly and adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

                         INTERNET PROFILES CORPORATION

3. Property and Equipment

   Property and equipment at December 31, 1997 and 1998 and March 31, 1999 consist of the following:

                                             December 31,
                                        ------------------------   March 31,
                                           1997         1998         1999
                                        -----------  -----------  -----------
                                                                  (unaudited)
Computer and office equipment.......... $ 4,496,479  $ 4,381,655  $ 4,532,303
Furniture and fixtures.................     201,360      268,205      268,205
Leasehold improvements.................      13,507      299,020      299,020
                                        -----------  -----------  -----------
                                          4,711,346    4,948,880    5,099,528
Less accumulated depreciation and
 amortization..........................  (2,345,733)  (3,072,929)  (3,423,868)
                                        -----------  -----------  -----------
                                        $ 2,365,613  $ 1,875,951  $ 1,675,660
                                        ===========  ===========  ===========

   At December 31, 1997 and 1998 and March 31, 1999, equipment on capital leases accounted for $2,339,710, $3,088,206 and $3,088,206, respectively, of the computer and office equipment, and $1,258,313, $2,090,899 and $2,289,310, respectively, of the accumulated depreciation and amortization.

4. Accrued Expenses

   Accrued expenses at December 31, 1997 and 1998 and March 31, 1999 consist of the following:

                                                     December 31,
                                                   -----------------  March 31,
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (unaudited)
Accrued payroll and related expenses.............. $ 50,974 $ 50,635 $   54,414
Accrued vacation..................................  100,000  110,213    133,617
Professional fees payable.........................   96,102   89,490     77,236
Accrued bonuses...................................  103,000  269,558    365,058
Other accrued liabilities.........................  163,513  301,903    414,334
                                                   -------- -------- ----------
                                                   $513,589 $821,799 $1,044,659
                                                   ======== ======== ==========

                         INTERNET PROFILES CORPORATION

5. Capital Lease and Loan Obligations

   The Company leases certain property and equipment under capital leases which expire at various dates through November 2002. Future minimum lease payments under these capital lease agreements are as follows:

                                                                         1998
                                                                       ---------
      1999............................................................ $ 584,481
      2000............................................................   312,917
      2001............................................................   239,112
      2002............................................................    21,362
                                                                       ---------
      Total minimum lease payments.................................... 1,157,872
      Less amount representing interest...............................   100,763
                                                                       ---------
      Present value of minimum lease payments......................... 1,057,109
      Less current portion............................................   523,347
                                                                       ---------
                                                                       $ 533,762
                                                                       =========

   The Company also entered into a loan and security agreement for equipment purchases with a financial institution under which the Company borrowed an aggregate amount of $768,050. The equipment line consists of advances for the acquisition of equipment through October 1997. The equipment loan bears interest at the bank's prime rate plus 0.5% (9.00% and 8.25% at December 31, 1997 and 1998, respectively) and is payable in monthly installments ending December 2000. The loan is secured by substantially all assets of the Company.

   Future minimum payments under this loan agreement are as follows:

   Year ended December 31,

      1999............................................................ $ 306,013
      2000............................................................   283,341
                                                                       ---------
      Minimum payments................................................   589,354
      Less amount representing interest...............................    47,201
                                                                       ---------
      Present value of minimum payments............................... $ 542,153
                                                                       =========

  The agreement in respect of the loan contains certain covenants related to the Company's quick ratio, liquidity and profitability. Default on any covenant may affect the commitment by the bank to continue to lend under the agreement and, if not corrected, could accelerate the maturity of any borrowings outstanding under the agreement. At December 31, 1998, and at various dates throughout the year, the Company was not in compliance with certain covenants. The Company has obtained waivers in respect of non-compliance as of December 31, 1998. The Company was in default of certain covenants subsequent to December 31, 1998, which if not corrected, could accelerate the maturity of borrowings still outstanding. Therefore, all balances outstanding at December 31, 1998 have been classified as current.

   In November and December 1998, the Company obtained a series of bridge loans totaling approximately $1,999,721 from a group of existing preferred shareholders. The notes bear interest at an annual rate of 6% which accrues daily and is added to the principal balance, with principal and

                         INTERNET PROFILES CORPORATION
interest to be repaid, in total, six months after the commencement of the note term. On the sale or merger of the Company, the loans would have certain repayment preferences involving either conversion of the notes to a new series of preferred stock, or repayment of the loans prior to distribution of any funds to holders of any class of Company preferred or common stock.

6. Commitments

   The Company leases three facilities under noncancelable operating leases expiring in September 1999 and July 2002. The Company is responsible for certain taxes, maintenance costs and insurance under these leases. Future minimum lease payments under the noncancelable operating leases are as follows:

      1999........................................................... $  547,603
      2000...........................................................    435,612
      2001...........................................................    435,612
      2002...........................................................    254,107
                                                                      ----------
                                                                      $1,672,934
                                                                      ==========

   Rent expense for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999 was $702,434, $578,839, $251,555 and
$271,693 respectively.

   In 1995 the Company entered into an agreement with a corporate partner and investor for the sale and marketing of existing internet usage measurement and analysis products and services developed by the Company. Under this agreement, the Company is required to pay commissions on net revenues from products sold in the US primarily through the efforts of this corporate partner, as well as on products sold through the efforts of the Company. Revenues related to this agreement from products sold primarily through the efforts of this corporate partner for the years ended December 31, 1997 and 1998 totaled $390,995 and $363,508, respectively. Commissions incurred relative to this agreement on products sold through the efforts of the Company for the years ended December 31, 1997 and 1998 totaled $146,188 and $236,454 respectively. The agreement expired in September 1998 and was extended for an additional year, and may continue to be extended by the mutual agreement of the parties. As of December 31, 1997 and 1998 under this agreement, amounts payable to the corporate partner totaled $259,688 and $236,454 respectively, and amounts receivable from the corporate partner totaled $222,209 and $268,090, respectively.

   In October 1997, the Company agreed to pay $175,000 to a software vendor for a software license, payable in six monthly installments of $29,167 per month, with the first such payment being due and payable upon the earlier of ten days following the date upon which the vendor files a petition in bankruptcy, or 390 days from October 31, 1997. No payments related to this agreement were made during the year ended December 31, 1998. During January 1999, the balance outstanding on this agreement was paid in full to the software vendor.

7. Stockholders' Equity

Convertible Preferred Stock

Dividends

   The holders of Series A, B, C and D preferred stock are entitled to preferential noncumulative dividends at the rate of $0.0285, $0.111, $0.739 and $0.0339 per share, respectively, if and when declared by the Board of Directors. No dividends have been declared as of December 31, 1998 or 1997.

                         INTERNET PROFILES CORPORATION

Liquidation

   Series D preferred stock will be entitled to receive in preference to the holders of the Series A, B and C preferred stock and the common stock an amount per share equal to $0.339. The maximum aggregate amount the holders of the Series A, B and C preferred stock will be entitled to receive is $4,861,463. The respective liquidation preferences of the Series A, B and C preferred stock adjust annually on May of each year to provide the Series C preferred with an annual increase in its liquidation preference amount of five percent. Any assets remaining after the distribution to the Series A, B, C and D preferred stock will be distributed pro-rata to the holders of the common stock.

Mergers

   A merger, reorganization or sale of all or substantially all of the assets of the Company in which more than 50% of the outstanding stock of the Company is exchanged, shall be deemed to be a liquidation, dissolution or winding up.

Voting

   The holders of each share of Series A, B, C and D preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Conversion

   Each share of Series A, B, C and D preferred stock, at the option of the holder, may be converted into the number of fully paid and nonassessable shares of common stock as is determined by dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of Series A, B, C and D preferred stock are $0.285, $0.57, $2.47 and $0.339 per share, respectively. The initial conversion price of preferred stock is subject to adjustment from time to time. The number of shares into which a share of preferred stock is convertible is referred to as the conversion rate of such series.

   Conversion is automatic at its then effective conversion rate immediately upon a closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of equity securities.

Common stock

   The Company issued 1,000,000 shares of its common stock to the founders under a stock purchase agreement. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. As of December 31, 1998 and 1997, no dividends have been declared.

Stock issued in exchange for in-process technologies

   In November 1997, the Company acquired the rights to certain technologies which were previously held by two unrelated companies. In connection with the purchase of these in-process technologies, the Company issued 216,000 and 111,214 shares of common stock at fair value of $162,000 and $83,411, respectively. These amounts were immediately expensed to the statement of operations as part of the expenses for research and development.

                         INTERNET PROFILES CORPORATION

Notes Receivable from Stockholders

   Notes receivable from stockholders consist of the exercise of stock options for notes. For a portion of the shares, exercise of the underlying option was permitted before vesting under the related option plan had occurred. The notes are full recourse promissory notes bearing interest at 6%, and are collateralized by the stock issued upon exercise of the stock options. Interest is payable in arrears, with both interest and principle being due and payable on the fourth anniversary of the date of the making of the note. Should certain circumstances occur, the Company has the right to repurchase any of the shares related to the early exercise of unvested options described above.

Warrants

   In November 1994, in connection with a sales and marketing agreement, the Company issued a warrant valued at $97,229, to purchase 120,000 shares of common stock with an exercise price of $1.67 per share. The warrant expired during 1997.

   In December 1995, in connection with a sales and marketing agreement, the Company issued a warrant valued at $3,764, to purchase 644,000 shares of common stock. Of the 644,000 shares, 322,000 of the shares have an exercise price of $0.01 per share and 322,000 have an exercise price of $2.22 per share. The warrants were exercisable immediately upon grant. During the year ended December 31, 1998, 322,000 of the warrants were exercised at the exercise price of $0.01 per share, and the remaining 322,000 expired.

   In August 1995 and January 1996, in connection with a financing arrangement, the Company issued warrants valued at $32,491 and $22,962, to purchase 60,810 and 40,540 shares of Series B preferred stock at an exercise price of $1.11 per share. The warrants were exercisable immediately upon grant and will expire on the earlier August 2005 and January 2006, respectively, or the fifth anniversary of the closing date of the Company's initial public offering.

   In March 1996, in connection with a financing arrangement, the Company issued a warrant valued at $15,560, to purchase 4,330 shares of Series C preferred stock at an exercise price of $7.39 per share. The warrant was exercisable immediately upon grant and the warrant will expire in March 2001.

   In April 1996, in connection with a financing arrangement, the Company issued a warrant valued at $33,599, to purchase 9,472 shares of Series C preferred stock at an exercise price of $7.39 per share. The warrant was exercisable immediately upon grant and will expire at the earlier of April 2006 or the fifth anniversary of the closing date of the Company's initial public offering.

   In October 1996, in connection with a sales agreement, the Company issued a warrant valued at $72,776, to purchase 75,000 shares of common stock at an exercise price of $2.00 per share. The warrant was exercisable immediately upon grant and will expire at the earlier of October 1999 or the closing date of the Company's initial public offering.

   In February, 1998, in connection with a financing arrangement, the company issued a warrant valued at $41,000, to purchase 240,000 shares of Series D preferred stock at an exercise price of $0.339 per share. The warrant was exercisable immediately upon grant and will expire in February 2004.

   In August 1998, in connection with a financing arrangement, the Company issued a warrant valued at $28,033, to purchase 162,242 shares of Series D preferred stock at an exercise price of $0.339 per share. The warrant was exercisable immediately upon grant and will expire in August 2004.

                         INTERNET PROFILES CORPORATION

   In connection with consulting agreements in September 1998, the Company issued warrants valued at $2,648, to purchase 125,000 shares of common stock with an exercise price of $0.04 per share. The warrant was exercisable immediately upon grant and will expire in September 2004.

Stock Options

   The Company has adopted the 1995 Stock Option Plan (the "Plan") under which incentive stock options may be granted to employees and nonstatutory stock options may be granted to employees and consultants. In December 1997, the Company's Board of Directors increased the number of common stock shares reserved for issuance under the 1995 Stock Option Plan to 10,030,095.

   The Board of Directors may issue incentive stock options to employees and nonstatutory stock options to consultants or employees. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of fair market value for nonstatutory stock options). If an employee or person owns stock representing more than 10% of the outstanding voting shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. Stock options generally expire ten years from the date of grant. Options granted under the Plan generally become exercisable starting one year after the date of grant, with 25% of the shares subject to the option becoming exercisable at that time and an additional 1/16 of such shares becoming exercisable each quarter thereafter.

   Activity under the Plan is as follows:

                                             Outstanding Options
                                  --------------------------------------------
                                                                      Weighted
                                                                      Average
                                  Number of    Exercise   Aggregate   Exercise
                                    Shares       Price      Price      Price
                                  ----------  ----------- ----------  --------
Balances, January 1, 1997........  2,056,210  $0.01-$1.50 $1,161,874   $0.57
  Options granted................  1,286,311  $0.04-$1.50    992,518   $0.77
  Options exercised..............   (421,844) $0.01-$1.50    (65,329)  $0.15
  Options canceled............... (1,203,503) $0.01-$1.50   (815,664)  $0.68
                                  ----------              ----------
Balances, December 31, 1997......  1,717,174  $0.01-$1.50  1,273,399   $0.74
  Options granted................ 10,134,031     $0.04       405,361   $0.04
  Options exercised.............. (1,847,988) $0.04-$0.75    (77,727)  $0.04
  Options canceled............... (2,047,672) $0.04-$1.50   (811,712)  $0.40
                                  ----------              ----------
Balances, December 31, 1998......  7,955,545  $0.01-$1.50    789,321   $0.11
  Options granted................     46,500     $0.04         1,860   $0.04
  Options exercised.............. (3,456,743) $0.04-$0.75   (138,270)  $0.04
  Options canceled...............   (460,416) $0.04-$1.50    (89,146)  $0.20
                                  ----------              ----------
Balances, March 31, 1999
 (unaudited).....................  4,084,886  $0.01-$1.50 $  563,765   $0.20
                                  ==========              ==========

                         INTERNET PROFILES CORPORATION

   The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                               December 31, 1998
       ----------------------------------------------------------------------------------
                                                                                Options
                              Options Outstanding                             Exercisable
                         --------------------------------------------         -----------
                                                    Weighted
                                                     Average
                                                    Remaining
       Exercise            Number                  Contractual                  Number
        Prices           Outstanding               Life (years)               Exercisable
       --------          -----------               -----------                -----------
       $0.01                 60,000                    6.3                        55,624
       $0.04              7,322,575                    9.7                     5,073,020
       $0.11                 81,500                    7.0                        60,717
       $0.75                314,470                    8.4                       128,868
       $1.00                 29,000                    7.4                        18,125
       $1.50                148,000                    8.0                       128,873
                          ---------                    ---                     ---------
                          7,955,545                    9.4                     5,465,227
                          =========                    ===                     =========

Pro forma stock-based compensation

   During October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans. The Company has chosen to continue to account for employee stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees" with disclosure of pro forma information concerning its stock option plan in accordance with SFAS No. 123. The following disclosures are provided pursuant to SFAS No. 123:

   Fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997 and 1998.

                                              1997                 1998
                                      -------------------- --------------------
                                                  Weighted             Weighted
                                        Shares    average    Shares    average
                                      outstanding  years   outstanding  years
                                      ----------- -------- ----------- --------
Options granted at $0.01 per share...     60,000    7.27       60,000    6.27
Options granted at $0.04 per share...     66,500    9.93    7,322,575    9.70
Options granted at $0.11 per share...    100,000    8.02       81,500    7.03
Options granted at $0.75 per share...  1,283,011    9.29      314,470    8.38
Options granted at $1.00 per share...     44,000    8.35       29,000    7.35
Options granted at $1.50 per share...    169,000    8.95      148,000    8.03

   The risk free interest rate for 1997 and 1998 were 6.36% and 5.42%, respectively. The weighted average fair value of those options granted in 1997 and 1998 was $0.77 and $0.04, respectively.

                         INTERNET PROFILES CORPORATION

   The following pro forma loss information has been prepared following the provisions of SFAS No. 123:

                               Years ended December 31,
                               -------------------------
                                   1997         1998
                               ------------ ------------
            Net loss--pro
             forma............  $ 6,880,503  $ 7,948,894

The above pro forma effects on income may not be representative of the effects on net income for future years as option grants typically vest over several years and additional options are generally granted each year.

8. Income Taxes

   The primary components of the net deferred tax asset as of December 31, 1997 and 1998 are:

                                                            December 31,
                                                       -----------------------
                                                          1997        1998
                                                       ----------  -----------
Net operating loss carryforwards -federal and state... $7,658,836  $10,105,689
Depreciable assets....................................    194,836      229,659
Reserves and allowances...............................    476,021      390,858
Other temporary differences, net......................   (569,511)    (565,662)
                                                       ----------  -----------
                                                        7,760,182   10,160,544
Valuation allowance................................... (7,760,182) (10,160,544)
                                                       ----------  -----------
  Net deferred tax asset.............................. $      --   $       --
                                                       ==========  ===========

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax asset. The valuation allowance increased by $2,616,592 in 1997 and $2,400,362 in 1998.

   As of December 31, 1998, the Company has net operating loss carryforwards of approximately $25,071,000 and $17,891,000 for federal and California state tax purposes, respectively. Such carryforwards expire in varying amounts through the year 2018 if not used before such time to offset future taxable income or tax liabilities.

   Due to changes in the Company's ownership, the amount of net operating loss carryforwards available to offset future federal and state taxable income or tax may be limited by Internal Revenue Code (IRC) Section 382. The amount of such limitation, if any, has not been determined.

9. Sale of Technology

   In October 1998, the Company sold the rights to one of its internet properties in exchange for cash proceeds of $160,000 and certain limited future advertising rights valued at $25,000, resulting in a gain of $185,000.

10. Employee Benefit Plan

   Essentially all Company employees are covered by a Company-sponsored 401(k) plan, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. Each eligible

                         INTERNET PROFILES CORPORATION
employee may elect to contribute to the plan, through payroll deductions, up to 15% of compensation, subject to certain limitations. The Company, at its discretion, may make additional contributions. No such additional contributions were made during the years ended December 31, 1997 or 1998.

11. Subsequent Events

   In February 1999, the Company transferred its rights to certain technologies used in measuring and reporting the results of advertising campaigns in exchange for cash proceeds of $300,000. This amount is subject to increase if certain performance goals are met during 1999. The entire purchase price was recorded as a gain, as, in compliance with its normal accounting policies, the Company had previously expensed all costs associated with the development of this technology.

   On March 1, 1999, the Company signed a binding letter of intent to be acquired by CMGI, Inc. and Engage Technologies, Inc. Upon signing of a definitive purchase agreement, the Company will become a wholly owned subsidiary of Engage Technologies, Inc., which is in turn a majority owned subsidiary of CMGI, Inc. A portion of the purchase price will be used to retire certain liabilities, including the outstanding balance on a loan and security agreement with a financial institution, attorney and broker fees related to the transaction, and certain other commitments. Approximately 10% of the remaining purchase price will be used to retire a portion of the outstanding common stock of the Company. The remainder, in the form of various forms of equity vehicles available to CMGI, Inc., will be used to retire the balance of the Company's common and preferred stock.

                           ENGAGE TECHNOLOGIES, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma combined condensed statements of operations of the Company for the year ended July 31, 1998 and the nine months ended April 30, 1999 give pro forma effect to:

  .  the Accipiter acquisition;

  .  the I/PRO acquisition; and

  . the related financing of the acquisitions above as if each had occurred as of August 1, 1997.

The results of operations of the Company for the fiscal year ended July 31, 1998 have been combined with the results of operations of Accipiter, Inc. for the period August 1, 1997 through March 31, 1998 (the results of operations of Accipiter for the period April 1, 1998 through July 31, 1998 are included in the consolidated statement of operations of the Company), and the results of operations of I/PRO for the twelve months ended September 30, 1998. In addition, the results of operations for the Company for the nine months ended April 30, 1999 have been combined with the results of operations of I/PRO for the eight months ended March 31, 1999 (the results of operations of I/PRO for April 1999 are included In the Consolidated Statement of Operations of the Company. The results of operations of I/PRO for August 1998 through September 1998 have been included in both unaudited pro forma combined condensed statements of operations presented.

The Company has accounted for its acquisitions under the purchase method of accounting. The total cost of businesses acquired including related fees and expenses is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values.

The unaudited pro forma financial data are not necessarily indicative of the results of operations or financial position of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the financial statements and the accompanying notes included elsewhere in this prospectus.

                           ENGAGE TECHNOLOGIES, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the year ended July 31, 1998 and the nine months ended April 30, 1999

                                     Year Ended July 31, 1998                    Nine Months Ended April 30, 1999
                          ---------------------------------------------------  -----------------------------------------
                                                            Pro Forma                                  Pro Forma
                                                       ----------------------                     ----------------------
                           Engage    I/PRO   Accipiter Adjustments    Total     Engage    I/PRO   Adjustments    Total
                          --------  -------  --------- -----------   --------  --------  -------  -----------   --------
                                                  (in thousands, except per share data)
Revenue:
 Product revenue........  $  1,945  $ 3,973   $   965    $  --       $  6,883  $  7,794  $ 3,902    $  --       $ 11,696
 Services and support
  revenue...............       272      --        193       --            465     1,203      --        --          1,203
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Total revenue...........     2,217    3,973     1,158       --          7,348     8,997    3,902       --         12,899
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Cost of revenue:
 Cost of product
  revenue...............       185    3,849        36       813 (c)     4,883     1,327    2,658       400 (c)     4,385
 Cost of services and
  support revenue.......     2,053      --        215                   2,268     4,299      --        --          4,299
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Total cost of revenue...     2,238    3,849       251       813         7,151     5,626    2,658       400         8,684
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Gross (loss) margin.....       (21)     124       907      (813)          197     3,371    1,244      (400)        4,215
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Operating expenses:
 In-process research and
  development...........     9,200      --        --     (9,200)(a)       --      4,500      --     (4,500)(a)       --
 Research and
  development...........     5,859    3,565       534                   9,958     5,816    1,775       --          7,591
 Selling and marketing..     4,015    2,694       796                   7,505     6,614    2,499       --          9,113
 General and
  administrative........     1,993    1,959     1,164                   5,116     2,409    2,323       --          4,732
 Amortization of
  goodwill and other
  intangibles...........     1,391      --        --      7,748 (b)     9,139     3,543      --      3,312 (b)     6,855
 Stock compensation.....       426      --        --        520 (e)       946       657      --        --            657
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Total operating
 expenses...............    22,884    8,218     2,494      (932)       32,664    23,539    6,597    (1,188)       28,948
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Loss from operations....   (22,905)  (8,094)   (1,587)      119       (32,467)  (20,168)  (5,353)      788       (24,733)
Gain on sale of product
 rights.................     9,240      185       --        --          9,425       --       --        --            --
Equity in loss of joint
 venture................       --       --        --        --            --       (417)     --        --           (417)
Other income (expense),
 net....................      (172)     (32)       30        67 (d)      (107)     (585)     428        33 (d)      (124)
                          --------  -------   -------    ------      --------  --------  -------    ------      --------
Net (loss) income.......  $(13,837) $(7,941)  $(1,557)   $  186      $(23,149) $(21,170) $(4,925)   $  821      $(25,274)
                          ========  =======   =======    ======      ========  ========  =======    ======      ========
Pro forma basic and
 diluted net loss per
 share..................  $   (.83)                                  $   (.64) $   (.62)                        $   (.65)
                          ========                                   ========  ========                         ========
Pro forma weighted
 average number of basic
 and diluted shares
 outstanding............    16,750                                     36,128    34,210                           39,134
                          ========                                   ========  ========                         ========

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Year ended July 31, 1998 and the nine months ended April 30, 1999

(a) Adjustment to in-process research and development reflects the elimination of $9,200 expensed to in-process research and development related to the acquisition of Accipiter in April, 1998 and $4,500 related to the acquisition of I/PRO in April 1999.

(b) Reflects additional goodwill and other intangible asset amortization expense related to the acquisition of Accipiter and I/PRO. For both Accipiter and I/PRO, (a) goodwill is being amortized over five years and the employee workforce is being amortized over two years, (b) the tradename is being amortized over two years for Accipiter and five years for I/PRO, all using the straight-line method as follows:

Amortization of goodwill
and other intangibles:              Accipiter                        I/PRO
------------------------  ------------------------------ ------------------------------
                          Goodwill  Workforce Trade Name Goodwill  Workforce Trade Name  Total
                          --------  --------- ---------- --------  --------- ---------- -------
Purchase price allocat-
 ed.....................  $20,158    $  200     $   80   $22,288    $  420     $1,500   $44,646
Amortization period, in
 months.................       60        24         24        60        24         60
Amortization expense per
 month..................  $   336    $    8     $    3   $   371    $   18     $   25   $   762

Year ended July 31,
 1998:
Pro forma expense to be
 recognized.............  $ 4,031    $  100     $   40   $ 4,458    $  210     $  300   $ 9,139
Actual expenses recog-
 nized..................   (1,345)      (33)       (13)      --        --         --     (1,391)
                          -------    ------     ------   -------    ------     ------   -------
Pro forma adjustment to
 amortization of good-
 will and other intangi-
 bles...................  $ 2,686    $   67     $   27   $ 4,458    $  210     $  300   $ 7,748
                          =======    ======     ======   =======    ======     ======   =======
Nine months ended
 April 30, 1999:
Pro forma expense to be
 recognized.............  $ 3,024    $   75     $   30   $ 3,343    $  158     $  225   $ 6,855
Actual expenses recog-
 nized..................   (3,024)      (75)       (30)     (371)      (18)       (25)   (3,543)
                          -------    ------     ------   -------    ------     ------   -------
Pro forma adjustment to
 amortization of good-
 will and other intangi-
 bles...................  $   --     $  --      $  --    $ 2,972    $  140     $  200   $ 3,312
                          =======    ======     ======   =======    ======     ======   =======


(c) Reflects additional amortization expense of developed technology acquired in the purchase of Accipiter and I/PRO. Developed technology is being amortized over five years using the straight-line method as follows:

Cost of product revenue:                              Accipiter I/PRO   Total
------------------------                              --------- ------  ------
Purchase price allocated to developed technology.....  $1,600   $3,000  $4,600
Amortization period, in months.......................      60       60
Amortization expense per month.......................  $   27   $   50  $   77

Year ended July 31, 1998:
Pro forma expense to be recognized...................  $  320   $  600  $  920
Actual expenses recognized...........................    (107)     --     (107)
                                                       ------   ------  ------
Pro forma adjustment to cost of product revenue......  $  213   $  600  $  813
                                                       ======   ======  ======

Nine months ended April 30, 1999:
Pro forma expense to be recognized...................  $  240   $  450  $  690
Actual expenses recognized...........................    (240)     (50)   (290)
                                                       ------   ------  ------
Pro forma adjustment to cost of product revenue......  $  --    $  400  $  400
                                                       ======   ======  ======

(d) Reflects a reduction in interest expense related to I/PRO borrowings that would have been settled by I/PRO had the acquisition been consummated at the beginning of the periods presented. This calculation was made based on actual amounts expensed by I/PRO in the related periods.

(e) Reflects additional amortization expense of deferred compensation recorded in the purchase of Accipiter. Deferred compensation is being amortized over two years using the straight-line method.

                                  UNDERWRITING

   Engage and the underwriters named below have entered into an underwriting agreement that sets out the parties' agreement about the terms and conditions of this offering. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Hambrecht & Quist LLC and Bear, Stearns & Co. Inc. are the representatives of the underwriters.

                            Underwriters                        Number of Shares
                            ------------                        ----------------
     Goldman, Sachs & Co.......................................    2,400,000
     Hambrecht & Quist LLC.....................................    1,440,000
     Bear, Stearns & Co. Inc...................................      960,000
     Allen & Company Incorporated..............................      100,000
     Dain Rauscher Wessels
      a division of Dain Rauscher Incorporated.................      100,000
     Deutsche Banc Securities Inc..............................      200,000
     Donaldson, Lufkin & Jenrette Securities Corporation.......      200,000
     First Albany Corporation..................................      100,000
     Legg Mason Wood Walker, Incorporated......................      100,000
     Prudential Securities Incorporated........................      200,000
     SoundView Technology Group, Inc...........................      100,000
     Wit Capital Corporation...................................      100,000
                                                                   ---------
       Total...................................................    6,000,000
                                                                   =========

                             ---------------------
   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from Engage to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   Engage will sell the shares to the underwriters at a per share price of $13.95, which represents a $1.05 discount from the initial public offering price set forth on the cover page of this prospectus. This discount is the underwriters' compensation. The following table shows the per share and total underwriting discounts that the underwriters will receive in the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                           Underwriters' Compensation
                           -------------------------

                                                              No        Full
                                                           Exercise   Exercise
                                                          ---------- ----------
Underwriting Discount Per Share.......................... $     1.05 $     1.05
Total Underwriting Discount ............................. $6,300,000 $7,245,000

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.63 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Engage and its directors, officers and persons beneficially owning more than 98% of its common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to gifts or transfers to affiliates or transactions under any existing employee benefit plans. Please see "Shares Eligible for Future Sale" for a discussion of various transfer restrictions.

   An aggregate of 300,000 shares of common stock offered by this prospectus have been reserved for purchase from the underwriters through a directed share program by customers, suppliers, distributors and other of Engage's business partners. An aggregate of 300,000 shares of common stock offered by this prospectus have been reserved for purchase from the underwriters through a directed share program by employees of Engage. An aggregate of 600,000 shares of common stock offered by this prospectus have been reserved for purchase from the underwriters through a directed share program by United States shareholders of CMGI, who hold more than 100 shares of CMGI stock as of June 15, 1999 and who have access to the Internet and a personal e-mail address. Such sales will be at the initial public offering price. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

   The CMGI directed share program is being administered by Wit Capital. Purchases of the reserved shares are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. In addition, Wit Capital is an underwriter of additional shares in the offering. A prospectus in electronic format is being made available on a Web site maintained by Wit Capital. Other than the prospectus in electronic format, the information on Wit Capital's Web site and any information provided on any other Web site maintained by Wit Capital is not part of this prospectus and has not been approved or endorsed by Engage or any underwriter and should not be relied upon by prospective investors.

   Prior to this offering, there has been no public market for the shares. The initial public offering price was negotiated among Engage and the representatives. The primary factors that Engage and the representatives considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were Engage's historical performance, estimates of the business potential and earnings prospects of Engage, an assessment of Engage's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Engage's common stock has been approved for quotation on the Nasdaq National Market under the symbol "ENGA".

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   Engage estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,275,000.

   Engage has agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933. In addition, Hambrecht & Quist has agreed to indemnify both Engage and the other underwriters for liabilities arising out of the distribution of written materials that Hambrecht & Quist provided to approximately 80 Engage employees that Engage had designated as potential purchasers of up to 300,000 shares of common stock in this offering through a directed share program.

                                 [Engage logo]

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization ..........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  34
Management...............................................................  52
Transactions and Relationship Between Engage and CMGI....................  58
Security Ownership of Principal Stockholder and Management...............  61
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  65
Validity of Common Stock.................................................  66
Experts..................................................................  66
Available Information....................................................  67
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                                --------------

Through and including August 13, 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                               6,000,000 Shares

                           Engage Technologies, Inc.

                                 Common Stock

                                --------------


                          [ENGAGE LOGO APPEARS HERE]

                                --------------

                             Goldman, Sachs & Co.
                               Hambrecht & Quist
                           Bear, Stearns & Co. Inc.

                      Representatives of the Underwriters

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